                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material under Rule 14a-12

                                 Allergan, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                                      LOGO

               2525 DUPONT DRIVE, IRVINE, CA 92612 (714) 246-4500

                                                                  March 23, 2001

Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders to be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California, on Wednesday, April 25, 2001 at 10:00 A.M. We hope you will be present to hear management's report to stockholders.

     The attached notice of meeting and proxy statement describe the matters to be acted upon. If you plan to attend the meeting in person, please mark the designated box on the proxy card. Or, if you utilize our telephone or Internet voting systems, please indicate your plans to attend the meeting when prompted to do so by the system. If you are a shareowner of record, you should bring the enclosed bottom half of the proxy card as your admission card and present the card upon entering the meeting. If you are planning to attend the meeting and your shares are held in street name (by a bank or broker, for example), you should ask the record owner for a legal proxy or bring your most recent account statement to the meeting so that we can verify your ownership of Allergan stock.

     Whether or not you plan to attend personally, and regardless of the number of shares you own, it is important that your shares be represented at the meeting. Accordingly, we urge you to complete the enclosed proxy and return it to our vote tabulators promptly in the postage prepaid envelope provided, or to promptly use the telephone or Internet voting system. If you do attend the meeting and wish to vote in person, you may withdraw your proxy at that time.

                Herbert W. Boyer                                 David E.I. Pyott

              /s/ HERBERT W. BOYER                             /s/ DAVID E.I. PYOTT
             Chairman of the Board                                President and
                                                             Chief Executive Officer

                                      LOGO

                      2525 Dupont Drive, Irvine, CA 92612

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 April 25, 2001

TO OUR STOCKHOLDERS:

     The annual meeting of stockholders of Allergan, Inc., a Delaware corporation, will be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California, on Wednesday, April 25, 2001 at 10:00 A.M. for the following purposes:

     1. To elect four Class III directors to serve for three-year terms ending in 2004 and until their successors are elected and qualified.

     2. To approve a special stock incentive plan for Allergan employees called the Allergan, Inc. 2001 Premium Priced Stock Option Plan.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed March 9, 2001 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and, consequently, only stockholders of record at the close of business on March 9, 2001 will be entitled to notice of and to vote at the meeting and any adjournment thereof.

     STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. Even though a stockholder may now plan to attend the meeting, he or she is urged to complete, sign and date the enclosed proxy card and to mail it promptly in the enclosed postage-paid envelope, or to use our telephone or internet voting system. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee should bring with them a legal proxy or most recent statement from that firm confirming their ownership of shares.

                                          By Order of the Board of Directors

                                          /s/ FRANCIS R. TUNNEY
                                          Francis R. Tunney, Jr.
                                          Secretary

March 23, 2001

                                 ALLERGAN, INC.

                                PROXY STATEMENT

                ANNUAL MEETING OF STOCKHOLDERS -- APRIL 25, 2001

                                  INTRODUCTION

     The accompanying proxy is solicited by the Board of Directors of Allergan, Inc. ("Allergan" or the "Company"), 2525 Dupont Drive, Irvine, California 92612 for use at the annual meeting of the Company's stockholders to be held on April 25, 2001, and at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting. This proxy statement and the accompanying proxy card are being mailed to all stockholders on or about March 23, 2001.

     The expense of this solicitation will be paid by the Company. In addition to solicitation by mail, officers and employees of the Company may solicit proxies by telephone, by facsimile or in person. The Company has retained Corporate Investor Communications, Inc., a professional soliciting organization, to aid in the solicitation of proxies to be voted at the annual meeting at an estimated cost of $6,000 plus out-of-pocket expenses. The Company will also reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them in sending proxy soliciting material to the beneficial owners of Allergan stock.

                         GENERAL INFORMATION REGARDING
                      VOTING, CONFIDENTIALITY AND PROXIES

     The persons named in the accompanying proxy will vote FOR the election of the nominees for directors and FOR approval of Proposal 2. The proxy may be revoked by the stockholder at any time prior to its use by giving notice of such revocation to the independent vote tabulators. As to any other business which may properly come before the meeting, the persons named in the accompanying proxy card will vote in accordance with their best judgment, although the Company does not presently know of any other business.

     Holders of record of the Company's Common Stock at the close of business on March 9, 2001 are entitled to vote at the meeting. On that date Allergan had 132,189,513 shares of Common Stock outstanding (exclusive of 2,065,259 shares held in treasury). Each stockholder has one vote per share on all business to be voted upon at the meeting. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted as if they were "no" votes in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     It is the Company's policy that all proxies, ballots and voting materials that identify the particular vote of a stockholder be kept confidential, except in the following circumstances: (1) to allow the independent election inspectors to certify the results of the vote; (2) as necessary to meet applicable legal requirements, including the pursuit or defense of a judicial action; (3) where the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots, or votes, or as to the accuracy of the tabulation of such proxies, ballots, or votes; (4) where a stockholder expressly requests disclosure or has made a written comment on a proxy card; (5) where contacting stockholders by the Company is necessary to obtain a quorum, the names of stockholders who have or have not voted (but not how they voted) may be disclosed to the Company by the independent election inspectors; (6) aggregate vote totals may be disclosed to the Company from time to time and publicly announced at the meeting of stockholders at which they are relevant; and (7) in the event of any solicitation of proxies or written consents with respect to any of the securities of the Company by a person other than the Company of which solicitation the Company has actual notice.

                             ELECTION OF DIRECTORS

                                   PROPOSAL 1

     The Company's Restated Certificate of Incorporation provides for three classes of directors, each class consisting, as nearly as may be possible, of one third of the whole number of the Board of Directors. At each annual meeting the directors elected by stockholders to succeed directors whose terms are expiring are identified as being of the same class as those directors they succeed and are elected for a term to expire at the third annual meeting of stockholders after their election and until their successors are duly elected and qualified. The Board of Directors elects directors to fill vacancies on the Board, as they occur, as well as newly created directorships. A director elected to fill a vacancy is elected to the same class as the director he or she succeeds, and a director elected to fill a newly created directorship holds office until the next election by the stockholders of the class to which such director is elected. The Board of Directors currently consists of 12 directors and currently four each serve as Class I, Class II and Class III directors.

     UNLESS OTHERWISE DIRECTED IN THE PROXY, THE PERSONS NAMED IN THE ACCOMPANYING PROXY INTEND TO VOTE THE SHARES REPRESENTED BY THE PROXY FOR THE ELECTION AS DIRECTORS OF THE FOUR NOMINEES NAMED BELOW, ALL OF WHOM ARE, AT PRESENT, CLASS III DIRECTORS OF THE COMPANY.

     Directors are to be elected by a plurality of the votes cast at the meeting in person or by proxy by the holders of shares entitled to vote in the election. The Board of Directors is informed that all the nominees are willing to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for such substitute nominee or nominees as may be designated by the Board of Directors unless the Board reduces the number of directors accordingly.

                             NOMINEES FOR DIRECTORS

CLASS III -- TERM TO EXPIRE AT THE ANNUAL MEETING IN 2004:

     HANDEL E. EVANS, 66, is Chairman of Equity Growth Research Ltd., a company providing financial services principally to health care companies in Europe. Mr. Evans has 40 years' experience in the pharmaceutical industry and was the founder and former Executive Chairman of Pharmaceutical Marketing Services Inc. and Walsh International Inc., companies providing marketing services to the industry. Prior to 1988, Mr. Evans was a founder and senior executive of IMS International Inc., the leading information supplier to the industry. Mr. Evans is a director of Cambridge Laboratories Ltd. and a Trustee of the British Urological Foundation. Mr. Evans has been a director since 1989, is the Chairman of the Corporate Governance Committee and is a member of the Audit and Finance Committee.

     MICHAEL R. GALLAGHER, 55, has been Chief Executive Officer and a Director of Playtex Products, Inc., a personal care and consumer products manufacturer, since July 1995. Prior to that Mr. Gallagher was Chief Executive Officer of North America for Reckitt & Colman PLC, a consumer products company based in London. Mr. Gallagher was President and Executive Officer of Eastman Kodak's subsidiary L&F Products from 1988 until the subsidiary was sold to Reckitt & Colman PLC in 1994. Mr. Gallagher held various executive positions with the Lehn & Fink Products group of Sterling Drug from 1984 until its sale to Eastman Kodak in 1988. In addition to Playtex, Mr. Gallagher is a member of the Board of Directors of the Grocery Manufacturers Association and serves on the St. Luke's School Board of Trustees and the Patriot Council of Boy Scouts of America. Mr. Gallagher was elected to the Allergan Board in 1998 and is a member of the Organization and Compensation Committee and the Corporate Governance Committee.

     GAVIN S. HERBERT, 68, is founder of the Company and Chairman Emeritus as of January 1, 1996. He had been Chairman since 1977 and was also Chief Executive Officer from 1977 to 1991. Prior thereto, Mr. Herbert had been President and Chief Executive Officer of the Company since 1961. He is Chairman and Founder of Regenesis Bioremediation Products, formed in 1994. Mr. Herbert is a trustee of the University of Southern California and is a director of Beckman Coulter, Inc., Research to Prevent Blindness, and the Doheny Eye Institute. In 1994, Mr. Herbert retired as an employee of the Company. He has been a director since 1950 and is a member of the Board's Audit and Finance Committee and the Science and Technology Committee.

     ANTHONY H. WILD, PH.D., 52, is the founding Partner and Chief Executive Officer of MedPointe Capital Partners, LLC, a specialty pharmaceutical private equity firm. Prior to his retirement in June 2000, Dr. Wild served as President of Warner-Lambert's pharmaceutical business since 1996. Dr. Wild has more than 25 years of domestic and international pharmaceutical experience. He is a Director of Bioglan Pharma plc and Variagenics, Inc. and serves on the Board of Advisors for Columbia University's School of Public Health. He was elected to the Board in 2000 and serves on the Organization and Compensation Committee and the Science and Technology Committee.

                         DIRECTORS CONTINUING IN OFFICE

CLASS I -- TERM TO EXPIRE AT THE ANNUAL MEETING IN 2002:

     LESTER J. KAPLAN, PH.D., 50, has been Allergan's Corporate Vice President and President, Research and Development and Global BOTOX(R) since May 1998 and had been Corporate Vice President, Science and Technology since July of 1996. From 1992 until 1996, he was Corporate Vice President, Research and Development. He had been Senior Vice President, Pharmaceutical Research and Development since 1991 and Senior Vice President, Research and Development since 1989. Dr. Kaplan is a member of the Board of Directors of Acadia Pharmaceuticals Inc. and Allergan Specialty Therapeutics, Inc. He is a member of the Pediatric Cancer Research Foundation (PCRF) and Healthcare Ventures. He first joined the Company in 1983, was elected to the Board in 1994 and is a member of the Science and Technology Committee.

     KAREN R. OSAR, 51, is Senior Vice President and Chief Financial Officer of Westvaco Corporation, a producer of packaging, paper and specialty chemicals, since November 1999. She formerly served as Vice President and Treasurer of Tenneco, Inc., which was a packaging and auto parts manufacturer, since 1994. Prior thereto, Ms. Osar served 19 years with J.P. Morgan & Company, where she held a variety of positions including Managing Director in the investment banking group. She is a member of the Board of Directors of BNY Hamilton Funds, a mutual fund family advised by The Bank of New York. Ms. Osar was elected to the Board in 1998, is Chairperson of the Audit and Finance Committee and is a member of the Organization and Compensation Committee.

     LOUIS T. ROSSO, 67, is Chairman Emeritus of Beckman Coulter, Inc., a manufacturer of laboratory instruments, and had been its Chairman of the Board until his retirement in February 1999. He served as Chief Executive Officer from 1988, when Beckman Instruments, Inc. again became a publicly held company, until his retirement as a full-time employee in September 1998. He also served as President from 1982 until 1993, and as Vice President of SmithKline Beckman Corporation from 1982 until 1989. He is a member of the Board of Trustees of the St. Joseph Heritage Healthcare Foundation and the Keck Graduate Institute of Applied Life Sciences at Claremont. Mr. Rosso was elected to the Board in 1989 and is a member of the Board's Audit and Finance Committee and the Science and Technology Committee.

     LEONARD D. SCHAEFFER, 54, has been Chairman of the Board of Blue Cross of California, a health insurance organization, since 1989 and Chief Executive Officer since 1986. He has also been Chairman of the Board and Chief Executive Officer of WellPoint Health Networks Inc., a New York Stock Exchange listed health care company, since 1992. Mr. Schaeffer was the Administrator of the U.S. Health Care Financing Administration (HCFA) from 1978 to 1980. He is Chairman of the Board of the National Health Foundation and the National Institute for Health Care Management and a member of the Institute of Medicine. Mr. Schaeffer was elected to the Board in 1993 and is a member of the Audit and Finance Committee and the Organization and Compensation Committee.

CLASS II -- TERM TO EXPIRE AT THE ANNUAL MEETING IN 2003:

     HERBERT W. BOYER, PH.D., 64, is a founder of Genentech, Inc., a biotechnology company, has been a director of Genentech since 1976 and is a consultant to Genentech. He served as Vice President of Genentech from 1976 to 1991. Dr. Boyer, a Professor of Biochemistry at the University of California at San Francisco from 1976 to 1991, demonstrated the usefulness of recombinant DNA technology to produce medicines economically, which laid the groundwork for Genentech's development. Dr. Boyer received the 1993 Helmut Horten Research Award. He also received the National Medal of Science from President Bush in 1990, the National Medal of Technology in 1989 and the Albert Lasker Basic Medical Research Award in 1980. He is an elected member of the National Academy of Sciences and a Fellow in the American Academy of Arts and Sciences. He serves on the Boards of Sangamo, Inc. and the Scripps Research Institute. Dr. Boyer was elected Chairman of the Board as of January 2, 1998 and has been a Board member since 1994. He is a member of the Organization and Compensation Committee, Corporate Governance Committee, and Science and Technology Committee.

     PROF. RONALD M. CRESSWELL, HON. D.SC., F.R.S.E., 66, retired in 1999 from Warner-Lambert Company, a developer and manufacturer of health care and consumer products, where he had been Senior Vice President and Chief Scientific Officer since October 1998. Prof. Cresswell was formerly Vice President and Chairman, Parke-Davis Pharmaceutical Research, a Warner-Lambert Company, since 1989. Prior thereto, he served as Chief Operating Officer of Laporte Industries, an internationally oriented chemical company, since 1987. Prof. Cresswell served 25 years at Burroughs Wellcome, a London-based international pharmaceutical firm, where he held a broad range of research and development positions, culminating in being the main board member for global research and development. He is a fellow of the Royal Society of Edinburgh, the Royal Society of Medicine and the Royal Society of Arts and Commerce, and a member of the Royal Society of Chemistry, as well as a member of the American Chemical Society and the New York Academy of Sciences. Prof. Cresswell is a visiting Professor to the Department of Chemistry at the University of Edinburgh. Professor Cresswell was elected to the Board in 1998, is the Chairman of the Science and Technology Committee and serves on the Corporate Governance Committee.

     WILLIAM R. GRANT, 76, is co-founder of Galen Associates, Inc., a venture capital firm in the health care industry, and has been its Chairman since 1989. Mr. Grant has over 40 years of experience in the investment banking and risk-capital fields, including substantial experience in the health care industry. From 1987 to 1989 he was Chairman of New York Life International Investment, Inc. Mr. Grant is a Director of MiniMed, Inc., Ocular Sciences, Inc., Vasogen Inc., Quest Diagnostics Incorporated and Massey Energy Company. He is a member of the General Electric Equity Advisory Board, Trustee of the Center for Blood Research (Harvard), and Trustee Emeritus of the Mary Flagler Cary Charitable Trust. Mr. Grant was elected to the Board in 1989, is Chairman of the Board's Organization and Compensation Committee, and is a member of the Corporate Governance Committee.

     DAVID E.I. PYOTT, 47, became President and Chief Executive Officer of the Company in January 1998. Previously, he was head of the Nutrition Division and a member of the executive committee of Novartis AG from 1995 until December 1997. From 1992 to 1995 Mr. Pyott was President and Chief Executive Officer of Sandoz Nutrition Corp., Minneapolis, Minnesota and General Manager of Sandoz Nutrition, Barcelona, Spain from 1990 to 1992. Prior to that, Mr. Pyott held various positions within the Sandoz Nutrition group from 1980. He is a member of the Director's Board of the University of California (Irvine) Graduate School of Management and serves on their Executive Committee, and he is the President of the Pan-American Ophthalmological Foundation. Mr. Pyott is also a member of the Executive Board of Pharmaceutical Research and Manufacturers of America (PhRMA), and a member of the Board of Directors of Avery-Dennison Corporation, California Healthcare Institute, and Edwards Lifesciences Corporation. Mr. Pyott was elected to the Board in 1998.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS

MEETINGS AND COMMITTEES

     The Board of Directors held five meetings during 2000 and its standing committees also met from time to time to address issues within their respective jurisdictions. Average attendance by directors at regular and special Board and committee meetings was 92% and all directors attended 75% or more of the meetings of the

Board and committees on which they served, except for Professor Cresswell. It should be noted that directors discharge their responsibilities throughout the year not only at Board and committee meetings, but through personal meetings and other communications, including considerable telephone contact with the Chairman and others regarding matters of interest and concern to the Company.

     Audit and Finance Committee -- The Company consolidated its Audit Committee and its Finance Committee effective July 2000. During 2000, the Finance Committee had two meetings, the Audit Committee had one meeting and the combined committee met three times. The Audit and Finance Committee reviews and discusses with management the audited financial statements, recommends to the Board of Directors the appointment of the Company's independent auditors for the fiscal year and meets with the independent auditors to discuss the scope and results of their audit examination and the fees related to such work. It also meets with the Company's internal auditors and financial management to review the internal audit department's activities; to discuss the Company's accounting practices and procedures; to review the adequacy of the Company's accounting and control systems; and to report to the Board any considerations or recommendations the Audit and Finance Committee may have with respect to such matters. The Committee also reviews the audit schedule and considers any issues raised by its members, the independent public accountants retained to audit the financial statements of the Company, the internal audit staff, the legal staff or management. In addition, the Committee monitors the implementation of the Code of Ethics for the Company's employees, and receives regular reports from the Company's Chief Ethics Officer who coordinates compliance reviews and investigates noncompliance matters. The Committee also reviews, approves or modifies management recommendations on corporate financial strategy and policy and, where appropriate, makes recommendations to the Board of Directors. Allergan's securities are listed on the New York Stock Exchange and are governed by its listing standards. All members of the Audit and Finance Committee meet the independence standards of Section 303.01(B)(2)(a) of the New York Stock Exchange Listing Company Manual. None of the members of the Audit and Finance Committee are officers or employees of the Company or any of its subsidiaries. The report of the Committee begins on page 24. The charter adopted by the Committee is attached to this Proxy Statement as Exhibit C.

     Corporate Governance Committee -- The Corporate Governance Committee held four meetings in 2000. It recommends qualified candidates for election as directors of the Company, including the slate of directors which the Board proposes for election by stockholders at the annual meeting; considers the performance of incumbent directors; considers and makes recommendations to the Board of Directors concerning the size and composition of the Board of Directors; develops and recommends to the Board of Directors guidelines and criteria to determine the qualifications of directors; considers and reports to the Board of Directors concerning its assessment of the Board's performance; considers, from time to time, the current Board committee structure and membership; and recommends changes to the amount and type of compensation of Board members as appropriate. None of the members of the Corporate Governance Committee are officers, employees or former employees of the Company or any of its subsidiaries.

     Organization and Compensation Committee -- The Organization and Compensation Committee, which had four meetings in 2000, reviews and approves corporate organizational structure; reviews performance of corporate officers; establishes overall employee compensation policies; and recommends to the Board of Directors major compensation programs. The Committee also reviews and approves compensation of corporate officers, including salary and bonus awards, and administers the 1989 Incentive Compensation Plan. No member of the Organization and Compensation Committee is a current or former member of management or eligible for compensation other than as a director. The report of the Committee begins on page 19.

     Science and Technology Committee -- The Science and Technology Committee held four meetings in 2000. It reviews the Company's research and development programs and projects to evaluate variances to plan, investment allocations, the portfolio of strategic patents, and major technology-based transactions.

STOCKHOLDER NOMINATIONS

     The Restated Certificate of Incorporation of the Company provides that any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if timely written notice of such stockholder's intent to make such nomination is given, either by personal delivery or United States mail, postage prepaid, to the Secretary, Allergan, Inc., 2525 Dupont Drive, Irvine, CA 92612. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the address provided not less than 30 days nor more than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than 40 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. A stockholder's notice to the Secretary must set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company beneficially owned by the person, (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company's books, of the stockholder and (ii) the class and number of shares of the Company's stock which are beneficially owned by the stockholder on the date of such stockholder notice. The Company may require any proposed nominee to furnish such other information as may be reasonably required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.

DIRECTOR COMPENSATION

     Of the Board's current 12 members, two are officers of the Company who do not receive additional compensation for Board or committee service. Non-employee directors other than the Chairman earned, during 2000, an annual $25,000 retainer. All non-employee directors received $2,000 for each Board meeting attended; $1,000 for each committee meeting attended by committee members; and $1,500 for each committee meeting presided over as a committee chair.

     Effective January 1, 1996, Mr. Herbert became Chairman Emeritus of the Company. During 2000, he received retainer and attendance fees as described above, and is eligible to participate in the 1989 Nonemployee Director Stock Plan and the Deferred Directors' Fee Program, both as described below, on an on-going basis. Additionally, in his role as Chairman Emeritus, Mr. Herbert received $48,000 to cover the cost of secretarial support and office expenses.

     Dr. Boyer became Chairman of the Board in January 1998. For such services in 2000, he received an annual retainer of $250,000 and attendance fees as described above. Dr. Boyer is also eligible to participate in the 1989 Nonemployee Director Stock Plan and the Deferred Directors' Fee Program on an on-going basis, both as described below.

     In 1991, the Company adopted a Deferred Directors' Fee Program that permits directors to defer all or a portion of their retainers and meeting fees until termination of their status as a director. Deferred amounts are treated as having been invested in Common Stock of the Company and thus are valued according to fluctuations in the market price of the Common Stock. Distributions will be made in common stock of the Company. Dr. Boyer, Ms. Osar, Prof. Cresswell, and Messrs. Evans, Gallagher, Grant, and Rosso chose to defer all or a portion of their retainers and meeting fees for the period January 1, 2000 through December 31, 2000.

     In accordance with the Company's 1989 Nonemployee Director Stock Plan (the "Director Plan"), as amended by the stockholders in April 1998 and in April 1999, each director who is not an employee of the Company receives grants of restricted stock upon (a) initial election to the Board of 1,800 shares per year for each year, including a partial year of the term to be served, to a maximum of three years and (b) reelection to the Board of 1,800 shares per year for each of the three years of the new term. On the date of each annual
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

meeting of stockholders, the vesting restrictions with respect to 1,800 shares lapse for each participant. If an individual ceases to serve as a director prior to full vesting of a restricted stock grant for reasons other than death or total disability, those shares not then vested will be returned to the Company without payment of any consideration to the director. The Director Plan provides that the number of shares available for issuance under the Director Plan shall be adjusted in the event of certain changes in capitalization, such as stock splits and stock dividends. The Director Plan expires on December 31, 2009.

STOCK OWNERSHIP GUIDELINES

     At its meeting held in January 1996, the Board approved stock ownership guidelines for directors recommended by the Corporate Governance Committee. Each non-employee director is expected to own stock, including the economic equivalent number of shares showing on the records of the Company under the Deferred Directors' Fee Program, equal in value to the number of years the director has served on the Board since 1989 multiplied by the retainer fee for each year served. As of December 31, 2000, all ten non-employee directors met their ownership guidelines.

OTHER MATTERS

     In 1997 the Company formed a new subsidiary, Allergan Specialty Therapeutics, Inc. ("ASTI"), to conduct research and development of potential pharmaceutical products based on the Company's retinoid and neuroprotective technologies. In March 1998, the Company distributed all ASTI Class A Common Stock to the Company's stockholders. Dr. Kaplan, Corporate Vice President and President, Research and Development and Global BOTOX(R) and a director of the Company, is on the ASTI Board of Directors. James M. Hindman, the Company's Senior Vice President, Controller and Principal Accounting Officer, is ASTI's Chief Financial Officer, and William C. Shepherd, who served as Allergan's Chairman, President and Chief Executive Officer through December 31, 1997, is the Chairman, President and Chief Executive Officer of ASTI.

     Under the terms of a technology license agreement and a license option agreement between the Company and ASTI, the Company has granted certain technology licenses and agreed to make specified payments on sales of certain products in exchange for the payment by ASTI of a technology fee and the option to independently develop certain compounds funded by ASTI prior to the filing of an Investigational New Drug application with the U.S. Food and Drug Administration with respect thereto and to license any products and technology developed by ASTI. During 2000, ASTI paid approximately $3.1 million in technology fees to the Company.

     ASTI's technology and product research and development activities take place under a research and development agreement with the Company. During 2000, the Company provided ASTI approximately $62.9 million in R&D and administrative services.

     The Company believes that these transactions were made on terms no less favorable than that which could have been received by unaffiliated third parties.

     On December 31, 1997, in connection with his relocation from Europe to the United States, the Company made an interest-free loan in the amount of $500,000 to David E.I. Pyott, the President and Chief Executive Officer of the Company, to be used to purchase a residence in Orange County, California. The loan is payable in full upon the earlier of five years or the date Mr. Pyott ceases to be an employee of the Company. As of December 31, 2000, the outstanding balance on the loan was $500,000.

     On August 11, 1999, the Company made an interest-free loan in the amount of $500,000 to Eric Brandt, the Company's Corporate Vice President and Chief Financial Officer, in connection with his hiring and relocation to California. Mr. Brandt used the loan to purchase a residence in Orange County, California. The loan is payable in full upon the earlier of five years or 60 days after Mr. Brandt's employment terminates. As of December 31, 2000, the outstanding balance on the loan was $500,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2000, its officers, directors and greater than ten-percent beneficial owners complied with all Section 16(a) filing requirements.

                              CORPORATE GOVERNANCE

GUIDELINES ON SIGNIFICANT CORPORATE GOVERNANCE ISSUES

     In 1995, the Board approved "Board Guidelines on Significant Corporate Governance Issues." The Guidelines, as amended to date, are listed below. These guidelines are being published in this Proxy Statement to inform stockholders of the Board's current thinking with respect to selected corporate governance issues considered to be of significance to stockholders. The guidelines are only guidelines, not rigid rules. Nor is it intended that publication of these guidelines be interpreted as a representation that they will be strictly followed in each instance. The Board will continue to assess the appropriateness and efficacy of the guidelines and it is likely that changes or exceptions to the guidelines will be considered from time to time.

  1. SELECTION OF CHAIRMAN AND CEO

     The Board should be free to make this choice any way that seems best for the Company at a given point in time.

     Therefore, the Board does not have a policy, one way or the other, on whether or not the role of the Chief Executive Officer and Chairman should be separate and, if it is to be separate, whether the Chairman should be selected from the nonemployee directors or be an employee.

  2. EXECUTIVE SESSIONS OF OUTSIDE DIRECTORS

     The outside directors of the Board will meet in Executive Session at a regularly scheduled meeting at least once each year. The format of these meetings will include a discussion with the Chief Executive Officer on each occasion. These meetings should be scheduled in conjunction with a regular Board meeting.

     It is the policy of the Board that a director be selected by the outside directors to chair Executive Sessions or assume other responsibilities which the outside directors as a whole might designate from time to time.

  3. NUMBER OF COMMITTEES

     The current committee structure of the Company seems appropriate. There will, from time to time, be occasions in which the Board may want to form a new committee or disband a current committee depending upon the circumstances. The current four Committees are Audit and Finance, Organization and Compensation, Corporate Governance, and Science & Technology. The Audit and Finance, Corporate Governance, and Organization and Compensation Committees will consist entirely of outside directors.

  4. ASSIGNMENT AND ROTATION OF COMMITTEE MEMBERS

     The Corporate Governance Committee is responsible, after consultation with the Chief Executive Officer and after consideration of the desires of individual Board members, for the assignment of Board members to various committees.

     It is the sense of the Board that consideration should be given to rotating committee members periodically at about a three- to four-year interval, but the Board does not feel that such a rotation should be mandated as policy since there may be reasons at a given point in time to maintain an individual director's committee membership for a longer period.

  5. FREQUENCY AND LENGTH OF COMMITTEE MEETINGS

     The Committee chairman, in consultation with Committee members, will determine the frequency and length of the meetings of the Committee. Meetings will normally be held around Board meetings.

  6. COMMITTEE AGENDA

     The chairman of the Committee, in consultation with the appropriate members of management and staff, will develop the Committee's agenda.

     Each Committee will issue a schedule of agenda subjects to be discussed for the ensuing year at the beginning of each year (to the degree these can be foreseen). This forward agenda will also be shared with the Board. Key functional managers (i.e., CFO, CVP -- Administration) will have direct contact with the appropriate Committee chairperson.

  7. SELECTION OF AGENDA ITEMS FOR BOARD MEETINGS

     The Chairman of the Board and the Chief Executive Officer (if the Chairman is not the Chief Executive Officer) will establish the agenda for each Board meeting.

     At the beginning of the year the Chairman will establish a schedule of agenda subjects to be discussed during the next three years.

     Each Board member is free to suggest the inclusion of item(s) on the agenda. The CEO will be proactive in encouraging Board members to submit agenda items.

  8. BOARD MATERIALS DISTRIBUTED IN ADVANCE

     It is the sense of the Board that information and data that is important to the Board's understanding of the business to be conducted at that meeting be distributed in writing to the Board before the Board meets. Management will make every attempt to see that this material is as brief as possible while still providing the desired information.

  9. PRESENTATIONS

     As a general rule, presentations on specific subjects should be sent to the Board members in advance so that Board meeting time may be conserved and discussion time focused on questions that the Board has about the subject. When there is no prior distribution of a presentation on a sensitive subject, it is the sense of the Board that each member be advised by telephone in advance of the meeting of the subject and the principal issues the Board will need to consider.

  10. REGULAR ATTENDANCE OF NON-DIRECTORS AT BOARD MEETINGS

     The Board supports the regular attendance at each Board Meeting of non-Board members who are members of senior management.

     Should the Chief Executive Officer want to add additional people as attendees on a regular basis, it is expected that this suggestion would be made to the Board for its concurrence.

  11. BOARD ACCESS TO SENIOR MANAGEMENT

     Board members have complete access to Allergan's management.

     It is assumed that Board members will use judgment to be sure that this contact is not distracting to the business operation of the Company and that such contact, if in writing, be copied to the Chief Executive Officer and/or the Chairman.

     Furthermore, the Board encourages the senior management to, from time to time, bring other managers into Board meetings who: (a) can provide additional insight into the items being discussed because of personal involvement in these areas, and/or (b) represent managers with future potential that the senior management believes should be given exposure to the Board.

  12. BOARD COMPENSATION REVIEW

     It is appropriate for the staff of the Company once every other year to report to the Corporate Governance Committee the status of Allergan Board compensation in relation to other U.S. companies.

     Changes in Board compensation, if any, should come at the suggestion of the Corporate Governance Committee, but with full discussion and approval by the Board. The Corporate Governance Committee will make Board compensation change recommendations after it has reviewed the information it considers appropriate from the Chief Executive Officer, the Human Resources department and outside consultants.

  13. SIZE OF THE BOARD

     The Board presently has 12 members. It is the sense of the Board that a size of 10 to 12 is about right. However, the Board would be willing to go to a somewhat larger size in order to accommodate the availability of an outstanding candidate(s).

  14. MIX OF INSIDE AND OUTSIDE DIRECTORS

     The Board believes that as a matter of policy there should be a majority of Independent Directors on the Allergan Board. A maximum ratio should be 1/4 management directors to 3/4 Independent Directors.

     But the Board believes that management should encourage senior managers to understand that Board membership is not necessary or a prerequisite to any higher management position in the Company. Managers other than the Chief Executive Officer currently attend Board meetings on a regular basis even though they are not members of the Board.

  15. BOARD DEFINITION OF WHAT CONSTITUTES INDEPENDENCE FOR OUTSIDE DIRECTORS

     Allergan's Bylaw defining independent directors was approved by the Board in July 1995. The Board believes there is no current relationship between any outside director and Allergan that would be construed in any way to compromise any Board member being designated independent. Compliance with the Bylaw is reviewed annually by the Corporate Governance Committee.

  16. FORMER CHIEF EXECUTIVE OFFICER'S BOARD MEMBERSHIP

     The Board believes this is a matter to be decided in each individual instance. It is assumed that when the Chief Executive Officer resigns from that position, he/she should offer his/her resignation from the Board at the same time. Whether the individual continues to serve on the Board is a matter for discussion at that time with the new Chief Executive Officer and the Board.

     A former Chief Executive Officer serving on the Board will be considered an inside director for purposes of corporate governance.

  17. BOARD MEMBERSHIP CRITERIA

     The Corporate Governance Committee is responsible for reviewing with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment should include issues of diversity, age, skills such as understanding of manufacturing technologies, international background, etc. -- all in the context of an assessment of the perceived needs of the Board at that point in time.

  18. SELECTION OF NEW DIRECTOR CANDIDATES

     The Board itself should be responsible, in fact as well as procedure, for selecting its own members. The Board delegates the screening process involved to the Corporate Governance Committee with the direct input from the Chairman of the Board as well as the Chief Executive Officer and the other members of the Board. There should be a full discussion at a Board meeting before the decision to invite someone to join the Board is made.

  19. EXTENDING THE INVITATION TO A NEW POTENTIAL DIRECTOR TO JOIN THE BOARD

     The invitation to join the Board should generally be extended by the Chairman of the Corporate Governance Committee or the Chairman of the Board (if separate from the Chief Executive Officer) on behalf of the Board after full Board approval. The new director will receive an orientation about the Company and its Corporate Governance philosophy.

  20. ASSESSING THE BOARD'S PERFORMANCE

     The Corporate Governance Committee is responsible to undertake an annual assessment of the Board's performance. This will be discussed with the full Board. This should be done following the end of each fiscal year and at the same time as the report on Board membership criteria.

     This assessment should be the Board's contribution as a whole and specifically review areas in which the Board and/or the management believes a better contribution could be made. Its purpose is to increase the effectiveness of the Board, not to target individual Board members.

  21. DIRECTORS WHO CHANGE THEIR PRESENT JOB RESPONSIBILITY

     It is the sense of the Board that individual directors who change the responsibility they held when they were elected to the Board should volunteer to resign from the Board.

     It is not the sense of the Board that the directors who retire or change from the position they held when they came on the Board should necessarily leave the Board. There should, however, be an opportunity for the Board, via the Corporate Governance Committee, to review the continued appropriateness of Board membership under these circumstances.

  22. TERM LIMITS

     The Board does not believe it should establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole.

     As an alternative to term limits, the Corporate Governance Committee, in consultation with the Chief Executive Officer and the Chairman of the Board, will review each director's continuation on the Board every year. This will also allow each director the opportunity to conveniently confirm his/her desire to continue as a member of the Board.

  23. RETIREMENT AGE

     It is the sense of the Board that the current retirement age of 70 is appropriate. In the unusual case when the mandated retirement age is not in the best interest of the Company, the Board, acting through the Corporate Governance Committee, should be guided by factors such as whether the director has retired from other business pursuits, the past and anticipated contributions to the Board as well as the factors typically considered for ongoing service on the Board.

  24. FORMAL EVALUATION OF THE CHIEF EXECUTIVE OFFICER

     The Organization and Compensation Committee should make this evaluation annually, and it should be communicated to the Chief Executive Officer by the Chairman of the Organization and Compensation Committee.

     The evaluation should be based on objective criteria including performance of the business, accomplishment of long-term strategic objectives, development of management, etc.

     The evaluation will be used by the Organization and Compensation Committee in the course of its deliberations when considering the compensation of the Chief Executive Officer.

  25. SUCCESSION PLANNING

     There should be an annual report by the Chief Executive Officer to the Board on succession planning.

     There should also be available, on a continuing basis, the Chief Executive Officer's recommendation as to a successor should he/she be unexpectedly disabled.

  26. MANAGEMENT DEVELOPMENT

     There will be an annual report to the Board by the Chief Executive Officer on the Company's program for management development, described in detail.

     This report should be given to the Board at the same time as the succession planning report noted above.

  27. BOARD INTERACTION WITH THE INVESTORS, THE MEDIA, CUSTOMERS, ETC.

     The Board believes that only senior management speaks for Allergan. Individual Board members may, with the knowledge of the management and, in most instances, at the request of management, agree to receive input from various constituencies that are involved with Allergan.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

BY MANAGEMENT

     The following table sets forth information as of January 31, 2001 regarding the beneficial ownership of the Common Stock of the Company by each nominee, present directors of the Company, each of the executive officers named in the Summary Compensation Table and all of the directors and executive officers of the Company as a group. No officer or director of the Company owns beneficially 1% or more of the Common Stock outstanding.

                                                     SHARES OF       RIGHTS TO
                                                    COMMON STOCK      ACQUIRE
                                                    BENEFICIALLY     BENEFICIAL
                 BENEFICIAL OWNER                     OWNED(1)      OWNERSHIP(2)      TOTAL
                 ----------------                   ------------    ------------    ---------
CLASS III DIRECTOR NOMINEES:
Handel E. Evans...................................     17,771           23,115         40,886
Michael R. Gallagher..............................      7,400            1,770          9,170
Gavin S. Herbert..................................    470,126(3)            --        470,126
Anthony H. Wild, Ph.D. ...........................      1,803              114          1,917

CLASS I DIRECTORS:
Lester J. Kaplan, Ph.D. ..........................     42,937          185,750        228,687
Karen R. Osar.....................................      7,200            1,100          8,300
Louis T. Rosso....................................    100,622           18,203        118,825
Leonard D. Schaeffer..............................     12,003            7,294         19,297

CLASS II DIRECTORS:
Herbert W. Boyer, Ph.D. ..........................     22,000            3,942         25,942
Ronald M. Cresswell...............................     13,000            1,596         14,596
William R. Grant..................................     35,222           25,350         60,572
David E.I. Pyott..................................     47,972          358,150        406,122

OTHER NAMED EXECUTIVE OFFICERS:
Francis R. Tunney, Jr. ...........................     26,472          168,350        194,822
F. Michael Ball...................................      4,779           78,350         83,129
Eric K. Brandt....................................     10,462           35,950         46,412
All current directors and executive officers (21
  persons, including those named above)...........    897,327        1,383,869      2,281,196(4)

---------------
(1) In addition to shares held in the individual's sole name, this column includes shares held by the spouse of the named person and shares held in various trusts. This column also includes, for employees, shares held in trust for the benefit of the named employee in the Company's Savings and Investment Plan and the Employee Stock Ownership Plan as of December 31, 2000.

(2) Shares which the party or group has the right to acquire within 60 days after January 31, 2001. For Allergan employees (Dr. Kaplan and Messrs. Pyott, Tunney, Ball and Brandt) these shares may be acquired upon the exercise of stock options. For the non-employee directors, this number represents the economic equivalent number of shares held by non-employee directors who elected to participate in the Deferred Directors' Fee Program, as of January 31, 2001. Under this program, participants elect to defer all or a portion of their annual retainer and meeting fees, with such deferred amounts treated as having been invested in Common Stock of the Company. Upon termination of their status as a director, these economic equivalents are settled in Common Stock.

(3) Includes 1,800 shares held directly, 328,286 shares beneficially owned by a trust for which Mr. Herbert serves as trustee and beneficiary, and 140,040 shares held in two trusts for which Mr. Herbert serves as co-trustee and in which he or his sister has a beneficial interest.

(4) Represents approximately 1.7% of the shares outstanding.

BY OTHERS

     Management of the Company knows of no person, except as set forth below, who is the beneficial owner of more than 5% of the Company's issued and outstanding Common Stock.

                                                                 SHARES            PERCENT
          NAME AND ADDRESS OF BENEFICIAL OWNERS            BENEFICIALLY OWNED    OF CLASS(1)
          -------------------------------------            ------------------    -----------
Putnam Investments, LLC..................................      13,356,247(2)        10.14
  One Post Office Square
  Boston, MA 02109
FMR Corp. ...............................................      12,915,498(3)         9.79
  82 Devonshire Street
  Boston, MA 02109-3614

---------------
(1) Based on 131,768,693 shares outstanding on January 26, 2001 (excluding shares held in treasury), and adjusted as required by rules promulgated by the SEC.

(2) Based on an amended Schedule 13G, dated February 13, 2001, filed with the Securities and Exchange Commission by Putnam Investments, LLC ("PI"), on behalf of itself and the following affiliated entities: Marsh & McLennan Companies, Inc. ("M&MC"), PI's parent holding company, Putnam Investment Management, LLC ("PIM") and The Putnam Advisory Company, LLC ("PAC"), both of which are investment advisors and subsidiaries of PI. Such filing reports that M&MC owns no shares of Allergan's stock. PIM is deemed to be the owner of 9,441,745 shares, over which it has shared power to dispose or to direct the disposition of all of such shares, but over which it has no voting power. PAC is deemed to be the owner of 3,914,502 shares, over which it has shared power to dispose or to direct the disposition of all of such shares and shared power to vote or to direct the vote of 1,562,365 of such shares. PI is deemed to be the owner of all of PIM's and PAC's shares, has shared power to dispose or to direct the disposition of all of such shares, and has shared power to vote or to direct the vote of 1,562,365 of such shares.

(3) Based on an amended Schedule 13G, dated February 14, 2001, filed with the Securities and Exchange Commission by FMR Corp. ("FMR") on behalf of itself and affiliated persons and entities; includes an aggregate of 129,620 shares of common stock resulting from the assumed conversion of an aggregate of $22,500,000 principal amount of Allergan's Liquid Yield Option Notes due 2020. The affiliated persons and entities include Fidelity Management & Research Company ("FMRC"), a wholly-owned subsidiary of FMR, Edward C. Johnson 3d, Chairman of FMR, Fidelity Management Trust Company ("FMTC"), a wholly-owned subsidiary of FMR, Abigail P. Johnson, a Director of FMR, and Fidelity International Limited ("FIL"), a former subsidiary of FMRC that currently operates as an entity independent of FMR and FMRC. Such filing reports that FMRC, as a result of acting as investment advisor to various investment companies, owns 11,699,533 shares of Allergan, FMTC, as a result of serving as investment manager of institutional accounts, owns 1,031,108 shares, Ms. Johnson owns 1,000 shares and FIL owns 183,857 shares. Both Mr. Johnson and FMR, through its control of FMRC and FMTC, have sole dispositive power over both FMRC's 11,699,533 shares and FMTC's 1,031,108 shares, and sole voting power over 978,808 of FMTC's shares. Neither FMR nor Mr. Johnson has the sole power to vote or to direct the voting of any of FMRC's shares; FMRC carries out the voting of shares under written guidelines established by the Fidelity Funds' Boards of Trustees. Ms. Johnson has sole voting and dispositive power over her 1,000 shares and FIL has sole voting and dispositive power over its 183,857 shares.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows the compensation for the Company's Chief Executive Officer and the four most highly paid executive officers other than the CEO for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 1998, 1999 and 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                      ANNUAL COMPENSATION            COMPENSATION AWARDS
                                                --------------------------------   -----------------------
                                                                       OTHER       RESTRICTED   SECURITIES
                                                                       ANNUAL        STOCK      UNDERLYING    ALL OTHER
                                                SALARY     BONUS    COMPENSATION    AWARD(S)     OPTIONS     COMPENSATION
      NAME AND PRINCIPAL POSITION        YEAR   ($)(1)    ($)(2)        ($)          ($)(3)        (#)          ($)(4)
      ---------------------------        ----   -------   -------   ------------   ----------   ----------   ------------
David E.I. Pyott,......................  2000   806,923   733,500          --            --      216,600          8,841
  President and Chief                    1999   701,538   676,000          --            --      642,000          7,814
  Executive Officer                      1998   604,615   700,000          --            --      122,000      1,807,595
Lester J. Kaplan, Ph.D.,...............  2000   360,923   235,000          --            --       50,200          8,932
  Corporate Vice President               1999   339,154   229,100          --            --      259,600         48,149
  and President, Research &              1998   304,506   244,000          --       175,625       60,000        929,189
  Development and Global BOTOX(R)
F. Michael Ball,.......................  2000   334,423   260,300          --            --       50,200          8,679
  Corporate Vice President               1999   290,308   204,100          --            --      246,800          8,114
  and President, North                   1998   276,145   239,000          --            --       28,800        835,983
  America Region and Global Eye Rx
  Business
Francis R. Tunney, Jr.,................  2000   353,531   220,200                                 50,200          9,052
  Corporate Vice President --            1999   333,500   223,400          --            --      259,600          8,761
  Administration and Secretary           1998   289,949   232,000          --            --       40,000        878,398
Eric K. Brandt,........................  2000   347,308   225,000          --            --       50,200          8,692
  Corporate Vice President,              1999   193,846   211,100     108,643       455,938      293,600          8,291
  Chief Financial Officer, and           1998        --        --          --            --           --             --
  President, Global Consumer
  Eye Care Business

---------------
(1) The amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.

(2) The amounts shown represent bonus performance awards which were paid in February of the following year under the Company's Management Bonus Plan or Executive Bonus Plan for services rendered during the fiscal year indicated.

(3) Based on the closing price of the stock on the New York Stock Exchange on the date of grant. All shares of restricted stock granted to named executive officers other than the CEO vest, in whole, in four years and receive non-preferential dividends. Shares granted to the CEO in 1997 receive non-preferential dividends and vest as follows: 4,000 shares vested in December 2000, 6,000 shares will vest in December 2001 and 10,000 shares will vest in December 2002. The amounts shown in the table represent the value of the restricted stock awards on the date of grant. The following number of restricted shares (and the value based on the closing price of the stock on the New York Stock Exchange on December 29, 2000) were held by each of the named executives as of December 31, 2000: Mr. Pyott, 16,000 ($1,549,000); Dr. Kaplan, 10,000 ($968,125); and Mr. Brandt, 10,000
    ($968,125).

(4) The total amounts shown in this column for the 2000 fiscal year consist of Company contributions to the Allergan, Inc. Savings and Investment Plan ("SIP") and the Allergan, Inc. Employee Stock Ownership Plan ("ESOP"), and the cost of term life insurance and term executive post-retirement life insurance premiums ("Insurance").

                                                   SIP       ESOP     INSURANCE
                                                  ------    ------    ---------
Mr. Pyott.......................................  $4,250    $4,157      $434
Dr. Kaplan......................................   4,250     4,157       525
Mr. Ball........................................   4,137     4,157       385
Mr. Tunney......................................   4,250     4,157       645
Mr. Brandt......................................   4,250     4,157       285

STOCK OPTIONS

     The following table shows information regarding stock options granted to the named executive officers during 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                   % OF TOTAL
                                    NUMBER OF       OPTIONS
                                   SECURITIES      GRANTED TO
                                   UNDERLYING      EMPLOYEES     EXERCISE OR                  GRANT DATE
                                     OPTIONS       IN FISCAL     BASE PRICE     EXPIRATION      PRESENT
              NAME                GRANTED(#)(1)       2000        PER SHARE        DATE       VALUE($)(2)
              ----                -------------    ----------    -----------    ----------    -----------
David E.I. Pyott................     216,600          9.93%        $54.25        1/23/10       7,059,227
Lester J. Kaplan, Ph.D. ........      50,200          2.30%         54.25        1/23/10       1,636,072
F. Michael Ball.................      50,200          2.30%         54.25        1/23/10       1,636,072
Francis R. Tunney, Jr. .........      50,200          2.30%         54.25        1/23/10       1,636,072
Eric K. Brandt..................      50,200          2.30%         54.25        1/23/10       1,636,072

---------------
(1) All options disclosed in this table were granted pursuant to the 1989 Incentive Compensation Plan (the "Incentive Plan"). Options become exercisable 25% per year beginning January 24, 2001. The exercise price and the tax withholding obligations related to exercise may be paid by delivery of already-owned shares. The Incentive Plan grants broad discretion to change material terms and includes the automatic acceleration of vesting upon a "Change in Control." See "Change in Control and Severance Arrangements" on page 18.

(2) Based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in the Black-Scholes model: market price of stock, $54.25; exercise price of option, $54.25; expected stock volatility, 34%; risk-free interest rate, 6.60% (based on the 10-year treasury bond rate); expected life, five years; dividend yield, .60%.

OPTION EXERCISES AND HOLDINGS

     The following table shows stock option exercises by the named executive officers during 2000, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 2000. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Company's Common Stock.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES
                                                                 UNDERLYING               VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                              SHARES                           AT 12/31/00(#)               AT 12/31/00($)(1)
                           ACQUIRED ON        VALUE      ---------------------------   ---------------------------
          NAME            EXERCISE(#)(2)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            --------------   -----------   -----------   -------------   -----------   -------------
David E.I. Pyott........     400,000         6,337,971     213,000        489,600      15,948,063     27,794,663
Lester J. Kaplan,
  Ph.D. ................     345,600        12,667,026     143,300        136,900      11,254,641      8,298,834
Francis R. Tunney,
  Jr. ..................     304,000         7,453,320     130,900        122,900      10,341,003      7,170,897
F. Michael Ball.........     230,000         2,717,522      46,900        107,700       3,552,478      6,129,172
Eric K. Brandt..........     200,000         3,077,759      23,400        120,400       1,198,519      5,732,194

---------------
(1) Based on the closing price of $96.8125 on the New York Stock Exchange of the Company's Common Stock on December 29, 2000.

(2) Of the options exercised, 400,000 such options for Mr. Pyott and 200,000 for each of the other officers, were premium-priced options granted in March 1999 under a special program. The options were to expire on February 28, 2001. See page 22 of this Proxy Statement for further information on this program.

                         DEFINED BENEFIT PENSION PLANS

     The Company has a defined benefit retirement plan (the "Pension Plan") which provides pension benefits to U.S. employees, including officers, based upon the average of the highest 60 consecutive months of eligible earnings ("Final Average Pay") and years of service integrated with covered compensation as defined by the Social Security Administration.

     Allergan also has two supplemental retirement plans ("SRP") for certain employees, including officers. These plans pay benefits directly to a participant to the extent benefits under the Pension Plan are limited by certain Internal Revenue Code provisions.

     The following table illustrates the annual combined retirement benefits payable under the retirement plans based on an age 62 retirement. If an employee elects a benefit for his or her surviving spouse, the retirement benefit for the employee is reduced to reflect this additional coverage.

                               PENSION PLAN TABLE

                                          YEARS OF SERVICE
   FINAL     --------------------------------------------------------------------------
  AVERAGE
    PAY         15         20         25         30         35         40         45
  -------    --------   --------   --------   --------   --------   --------   --------
  $200,000     48,500     64,600     80,800     97,000    113,100    118,100    123,100
  $250,000     61,500     81,900    102,400    122,900    143,400    149,700    155,900
  $300,000     74,400     99,200    124,100    148,900    173,700    181,200    188,700
  $350,000     87,400    116,500    145,700    174,800    204,000    212,700    221,500
  $400,000    100,400    133,800    167,300    200,800    234,200    244,200    254,200
  $500,000    126,300    168,400    210,600    252,700    294,800    307,300    319,800
  $600,000    152,300    203,000    253,800    304,600    355,300    370,300    385,300
  $700,000    178,200    237,600    297,100    356,500    415,900    433,400    450,900
  $800,000    204,200    272,200    340,300    408,400    476,400    496,400    516,400
  $900,000    230,100    306,800    383,600    460,300    537,000    559,500    582,000

     The benefits shown are computed as a single life annuity beginning at age 62 with no deduction for Social Security or other offset amounts. Eligible earnings include basic salary and bonuses earned during the year. Unreduced benefits are payable at age 62, but employees may continue employment beyond then and earn additional retirement benefits. Credited years of service at normal retirement for the individuals named in the compensation table would be as follows: Mr. Pyott, 18 years; Dr. Kaplan, 29 years; Mr. Tunney, 30 years; Mr. Ball, 22 years; and Mr. Brandt, 25 years.

                  CHANGE IN CONTROL AND SEVERANCE ARRANGEMENTS

     The Company has entered into agreements with each of its executive officers and certain other executives which provide certain benefits in the event of a change in control of the Company. For purposes of these agreements, "change in control" of the Company is generally defined as the acquisition by any person of beneficial ownership of 20% or more of the voting stock of the Company (unless the Board approves the acquisition) or 33% or more of the voting stock (with or without Board approval), certain business combinations involving the Company and dispositions of Company assets, or a change in a majority of the incumbent members of the Board of Directors, except for changes in the majority of such members approved by such members. If, within two years after a change in control, the Company or, in certain circumstances, the executive, terminates his or her employment, the executive is entitled to a severance payment equal to one, two or three (depending on the executive in question) times (i) such executive's highest annual salary rate within the five-year period preceding termination, plus (ii) a bonus increment equal to the average of the two highest of the last five bonuses paid to such executive under the Company's Management Bonus Plan or Executive Bonus Plan. In addition, the executive is entitled to the continuation of all employment benefits for a one-, two- or three-year period (depending on the executive in question), the vesting of all stock options and certain other benefits, including payment of an amount sufficient to offset the impact of any "excess parachute payment" excise tax payable by the executive pursuant to the provisions of the Internal Revenue Code or any comparable provision of state law. The multiple of salary and bonus (as calculated above) and the number of years of continued coverage of other benefits are as follows: David E.I. Pyott, Dr. Kaplan and Messrs. Ball, Tunney, Brandt and five other corporate vice presidents -- three years; eleven senior vice presidents -- two years; and 26 other covered executives -- one year.

     In addition, the Company's SRP, Incentive Plan, Savings and Investment Plan, Employee Stock Ownership Plan, Management Bonus Plan, Executive Bonus Plan, Pension Plan and Nonemployee Director Stock Plan each contain provisions for the accelerated vesting of benefits under such plans upon a change in control of the Company (using the same definition of change in control as used in the change in control agreements).

     The Organization and Compensation Committee has approved a severance pay policy for executive officers whose employment is terminated as a result of a reduction in force, mutual resignation or sale of a business unit where the officer is not offered similar employment with the acquiring company. The amount of severance pay depends upon the officer's years of service with the Company. For Corporate Vice Presidents having 15 or more years of service, the severance pay is two times the highest annual salary in the prior five years plus two times the average of the two highest bonuses paid in the prior five years. These officers are also entitled to two years of pension credit, two years of continued coverage in medical, dental and vision plans, continued participation in flexible spending accounts for the two-year severance period, continued access to a car allowance, tax and financial planning and gasoline reimbursement over those two years, and continued coverage in the Company's life insurance and disability coverage in the two-year period. For Corporate Vice Presidents having between 8 and 14 years of service, the severance pay is between 22 and 26 months of base salary, depending upon the actual full years of service, with no additional benefits other than medical, dental and vision coverage during the severance pay period. For Corporate Vice Presidents having between zero and seven years of service, the severance pay is between 14 and 15 1/2 months of base salary, depending upon the actual full years of service, with no additional benefits other than health care coverage during the severance pay period.

     William C. Shepherd retired from the Company on January 1, 1998. Pursuant to the terms of a letter agreement between Mr. Shepherd and Allergan regarding Mr. Shepherd's retirement, Allergan agreed to pay Mr. Shepherd severance payments totaling $3,210,000, on a semi-monthly basis, during the period commencing January 1, 1998 and ending 36 months following such date (the "Severance Pay Period"). In partial consideration of such severance payments, Mr. Shepherd agreed to provide consulting services to Allergan as requested by Allergan's Chief Executive Officer for up to a maximum of 50 days per year during the Severance Pay Period. In addition, pursuant to the terms of the letter agreement, the vesting of all of Mr. Shepherd's outstanding unvested options was accelerated as of January 1, 1998. Under the terms of the letter agreement, Allergan also agreed to provide Mr. Shepherd with continued medical, dental, group term life, disability and flexible spending account benefits, continued pension benefit accruals and other miscellaneous perquisites and benefits during the Severance Pay Period.

             REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE

     As members of the Organization and Compensation Committee, it is our duty, pursuant to our charter to amongst other things: administer the Company's Management Bonus Plan, Executive Bonus Plan and the 1989 Incentive Compensation Plan; review and adjust base compensation levels; evaluate performance; and consider and approve management succession for executive officers.

     Allergan's executive compensation programs are designed to attract, motivate, and retain the executive talent needed to optimize stockholder value in a competitive environment. The programs support the goal of increasing stockholder value of the Company by achieving specific financial and strategic objectives.

     Allergan's executive compensation programs are designed to provide:

     - levels of base compensation that are competitive with comparable pharmaceutical and diversified health care companies;

     - annual incentive compensation that varies in a consistent manner with achievement of individual objectives and financial performance objectives of the Company; and

     - long-term incentive compensation that focuses executive efforts on building stockholder value through meeting longer-term financial and strategic goals.

     In designing and administering its executive compensation program, the Company attempts to strike an appropriate balance among these various elements, each of which is discussed in greater detail below.

BASE SALARY

     Base salary, as well as bonus, is targeted at the 50th percentile level, consistent with comparable pharmaceutical and diversified health care companies. The Company's Corporate Compensation department, in an effort to obtain a broad base of data, participates in a number of salary surveys, regularly obtains commercially available surveys and consults with outside, independent compensation specialists. In conducting its analysis, the Company attempts, when data is available, to include data from companies included in the S&P Health Care (Diversified) Index and other S&P Health Care indices, as well as from companies subjectively considered comparable based on such factors as size, product lines, employment levels and market capitalization.

     Allergan's salary increase program is designed to reward individual performance consistent with the Company's overall financial performance in the context of competitive practice. Annual performance reviews and formal merit increase guidelines determine individual salary increases. For 2000 and 2001, the executive salary structure adjustment and merit increase guidelines were based on commercially available surveys from the pharmaceutical and health care industries. The named executive officers received an average salary increase of 6.3% effective January 2001 to reflect competitive market conditions, performance and contributions.

THE MANAGEMENT BONUS PLAN

     The Management Bonus Plan is designed to reward management-level employees for their contributions to individual and corporate objectives. Each eligible employee's award is expressed as a percentage of the participant's year end base salary. Bonus targets begin at 10% for managers and in 2000 ranged from 40% to 55% for executive officers (excluding the CEO), it being the Committee's compensation philosophy that increasing portions of compensation should be "at risk" for those employees with greater influence on corporate results. Individual performance is measured against objectives that reflect what executives must do in order for Allergan to meet its short- and long-term business goals. A participant's individual bonus target award may be modified from 0% to 150%. In general, each eligible employee sets for himself or herself (subject to his or her supervisor's review and approval or modification) a number of objectives for the coming year and then receives an evaluation of performance against these objectives as a part of the year-end compensation review process. The individual objectives vary considerably in detail and subject matter. Examples of objectives identified by executive officers for 2000 included financial targets, identifying and pursuing new business opportunities, obtaining regulatory approvals for new products as well as new indications for existing products, introducing new products into designated markets, and identifying and implementing cost reduction measures. This information (or summaries thereof) is generally considered by the Committee in an evaluation of overall performance of the executive officers for purposes of determining the actual bonus.

     The Management Bonus Plan for 2001 will be funded according to the achievement of a pre-established 2001 Earnings Per Share ("EPS") Target, as approved by the Committee in January 2001. The EPS Target was based on corporate objectives established as part of the annual operating plan process. The bonus pool will be funded at 100% if the EPS Target is achieved, and the bonus pool will automatically adjust if 2001 EPS surpasses or falls below the EPS Target, up to a maximum funding level of 140%. Once funded, the bonus pool will be allocated to the Company's business units based on the units' respective operating income results compared to the 2001 budget. That is, if a business unit is above budgeted operating income, it will receive a greater share of the bonus pool than a business unit that is below the operating income budget. The Committee will use the business unit allocations in its consideration of bonuses to the executive officers, based on the performance of each executive officer's business unit.

     The Management Bonus Plan for 2000 followed the same design as the 2001 plan, with an EPS Target as its one funding component. For 2000, the EPS result was above the 2000 EPS Target. As a result, the Committee approved a total bonus fund of approximately $14.8 million for approximately 475 participating employees. The Committee then allocated this bonus pool to the business functions (and their respective executive officers) based on the functions' respective operating income results compared to budgeted amounts for 2000.

THE EXECUTIVE BONUS PLAN

     Through 1998, the CEO's bonus was granted under the Management Bonus Plan, discussed above. The Company and its stockholders approved a new Executive Bonus Plan in 1999 to cover bonus compensation to the CEO in the years 1999 and beyond. The CEO is the only employee eligible for awards under the Executive Bonus Plan. The primary purpose of the Executive Bonus Plan is to reward, retain and motivate the Company's CEO. Incentive compensation under the plan is based on the achievement of performance objectives established by the Committee for each plan year.

     For 2001, the CEO's award will be based on the Company's attainment of a pre-established EPS target -- the same target approved for other managers of the Company under the Management Bonus Plan discussed above. The CEO's award is expressed as a percentage of year end annualized base salary but may not exceed $5,000,000 in any calendar year. For 2001, the CEO will receive a bonus of up to 140% of base salary, depending on EPS performance.

     For 2000, Mr. Pyott's award was based on the attainment of a corporate EPS target that the Company surpassed. Therefore, the Committee approved a bonus of $733,500 for Mr. Pyott, based on the Committee's assessment of Mr. Pyott's achievements of his objectives for 2000. The Committee noted particularly the Company's profitable growth during 2000, Mr. Pyott's effective implementation of strategic plans and organizational restructuring, the successful implementation of research and development and marketing collaborations, his successful recruiting efforts to fill key positions, and his efforts to reduce operating expense ratios on a global basis.

INCENTIVE COMPENSATION PLAN

     The 1989 Incentive Compensation Plan (the "Incentive Plan") authorizes the granting of various stock-based incentive awards to officers and key employees of the Company and its subsidiaries. The plan has been designed to:

     - focus attention on building stockholder value through meeting longer-term financial and strategic goals;

     - link management's financial success to that of the stockholders via broad-based participation of Allergan employees (approximately 650 employees received grants in January 2001);

     - balance long-term with short-term decision making; and

     - encourage and create ownership and retention of the Company's stock.

     Each January, the Committee considers long-term incentive grants for each of the executive officers of the Company. The guidelines for each grade level are set periodically based upon a comparison of Allergan to survey data prepared and analyzed by the national consulting firm William M. Mercer, Incorporated in order to approximate the 75th percentile level compensation if the Company is successful and that success results in increased stock prices.

     In January 2000, the Committee approved a grant to Mr. Pyott of 216,600 nonqualified stock options under the Incentive Plan. The Committee was influenced by, among other things, competitive compensation requirements necessary to retain Mr. Pyott, Mr. Pyott's successful management of growth at Allergan, and his effective organizational and communications skills. In the case of each of the other named executives, the stock award was within the Company's guideline and reflects the assessment of individual performance as well as the performance of the Company as discussed above. In determining the specific award to the CEO and each of the other named executives, the Committee considers a mix of individual and corporate performance achievements, without attributing relative weights to the various factors considered.

     In March 1999, the Committee initiated a program under the Incentive Plan for the Company's CEO and corporate vice presidents. The purpose of this program was to solidify the Company's management behind a common and clearly stated goal (stock performance) and to provide aggressive incentives to achieve substantial gains. The program was not a new plan but rather was a grant of premium-priced stock options under the Incentive Plan, using shares that were available for grant. Rather than awarding cash and/or stock upon the attainment of stock price goals, the Committee awarded the recipients options with an exercise price of $55 (the "Premium Options"), which was more than $20 higher than the exercise price of options granted in January 1999 as part of the Company's annual grant and $13 higher than the closing price of the Company's Common Stock on the New York Stock Exchange on the date of the grant. The Premium Options were to vest on the earlier of October 1, 2000 or the date that the closing price of the Company's Common Stock on the New York Stock Exchange reached $60 or more which occurred on February 7, 2000. The Premium Options have been fully exercised, as they were to expire on February 28, 2001. The Committee granted 400,000 Premium Options to the CEO and 200,000 to each of the Company's nine corporate vice presidents.

2001 PREMIUM PRICED STOCK OPTION PLAN

     In January 2001, the Board approved a new stock option plan known as the Allergan, Inc. 2001 Premium Priced Stock Option Plan (the "2001 Plan") which is subject to the approval of the stockholders as described in Proposal 2 herein. The 2001 Plan, if approved by the stockholders, will authorize the Board, upon the recommendation of the Organization and Compensation Committee, to grant up to an aggregate of 2.4 million premium-priced options to Allergan's managers predominantly at the level of Vice President and above. The purpose of the 2001 Plan is to further align Allergan's management with the interests of its stockholders by providing additional long-term incentives which reward exceptional stock price performance. If approved by the stockholders, the Board will consider its first grants of premium-priced options immediately following the 2001 Annual Meeting.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deductibility by a company of annual compensation in excess of $1,000,000 paid to the CEO and any of its four other most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the Board committee that establishes such goals consists only of "outside directors." Additionally, stock options will qualify for the performance-based exception where, among other requirements, the exercise price of the option is not less than the fair market value of the stock on the date of grant, and the plan includes a per-executive limitation on the number of shares for which options may be granted during a specified period.

     All members of the Committee qualify as outside directors. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Committee's overall compensation philosophy. The Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Committee deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. However, from time to time the Committee may award compensation which is not fully deductible if the Committee determines that such award is consistent with its philosophy and is in the best interests of Allergan and its stockholders.

     The 1989 Incentive Compensation Plan, as amended, and the Executive Bonus Plan, both approved most recently by the stockholders in April 1999, were designed to meet the performance-based criteria of Section 162(m) of the Internal Revenue Code of 1986, as amended, as is the 2001 Plan presented to the stockholders for approval at this meeting.

COMMITTEE ACTIVITIES

     The Committee held four formal meetings in 2000 as well as many interim discussions. The following summarizes the Committee's major activities in 2000:

     - Evaluated CEO performance.

     - Reviewed and determined 2000 salary increases for each corporate officer based on the officer's performance.

     - Determined 1999 management bonus awards for corporate officers based on assessment of their performance against objectives. Approved the 2000 Management Bonus Plan's corporate financial objective.

     - Approved the 2000 Executive Bonus Plan performance criteria.

     - Reviewed and recommended 2000 stock awards for executive officers as well as for other participants, totaling approximately 375.

     - Reviewed management development and succession plans.

     - Recommended the election of corporate officers and the designation of executive officers covered under Section 16 of the Securities Exchange Act of 1934.

     - Reviewed executive stock ownership compared to the executive stock ownership requirements established by the Committee. The President and Chief Executive Officer is expected to hold five times his salary in Company stock; and the guideline for Corporate Vice Presidents is two times salary. Grants of restricted stock, as well as 50% of the value of vested stock options are included for purposes of this calculation.

     - Reviewed Pension Plan, Employee Stock Ownership Plan and Savings and Investment Plan funding levels.

     The Company, with the approval of the Committee, has retained the services of William M. Mercer, Incorporated, a Human Resources consulting firm, to provide advice and review the reasonableness of compensation paid to executive officers of the Company. The Committee has independent access to William M. Mercer, Incorporated. As part of its services, William M. Mercer, Incorporated reviewed and, as appropriate, provided recommendations with respect to the Incentive Plan, Management Bonus Plan, Executive Bonus Plan, and 2001 Plan.

                                          ORGANIZATION AND COMPENSATION
                                          COMMITTEE,

                                          Mr. William R. Grant, Chairman
                                          Dr. Herbert W. Boyer
                                          Mr. Michael R. Gallagher
                                          Ms. Karen R. Osar
                                          Mr. Leonard D. Schaeffer
                                          Dr. Anthony H. Wild

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Company's Organization and Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. There are no compensation committee interlocks between the Company and other entities involving Allergan executive officers and Allergan Board members who serve as executive officers of such other entities.

                       AUDIT AND FINANCE COMMITTEE REPORT

     The Audit and Finance Committee (the "AFC") of the Board of Directors of Allergan issues the following report for inclusion in the Company's Proxy Statement in connection with the Company's Annual Meeting scheduled for April 25, 2001.

     1. The AFC has reviewed and discussed the audited financial statements for the year ending December 31, 2000, with management of the Company and with the Company's independent auditors, KPMG LLP.

     2. The AFC has discussed those matters required by Statement on Auditing Standards 61 with KPMG LLP.

     3. The AFC has received the written disclosures and the letter from the independent auditors required by Independence Standards Board No. 1, and has discussed with the independent auditors the auditor's independence from the Company and its management (including whether the independent auditor's provision of information technology services, if any, and other non-audit services to the Company is compatible with the auditor's independence).

     4. After the discussions referenced in paragraphs 1 through 3 above, the AFC recommended to the Board of Directors that the audited financial statements for the fiscal year ending December 31, 2000 be included or incorporated by reference in the Annual Report on Form 10-K for that fiscal year for filing with the Securities and Exchange Commission.

                                          AUDIT AND FINANCE COMMITTEE,

                                          Karen R. Osar, Chair
                                          Handel E. Evans
                                          Gavin S. Herbert
                                          Louis T. Rosso
                                          Leonard D. Schaeffer

                                   AUDIT FEES

     KPMG LLP fees for its annual audit and review of financial statements including the Company's Form 10-Qs for 2000 were $734,000.

                                 ALL OTHER FEES

     KPMG LLP fees for services unrelated to the annual audit and quarterly reviews for 2000 were $1,940,000.

                            STOCK PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the S&P 500 Stock Index and the S&P Health Care (Diversified) Index for the period beginning December 31, 1995 and ending December 31, 2000. The graph assumes that all dividends have been reinvested.

                              [PERFORMANCE GRAPH]

--------------------------------------------------------------------------------
                        12/95     12/96     12/97     12/98     12/99     12/00
--------------------------------------------------------------------------------
 Allergan                100       111       106       210       324       632
 S&P 500                 100       123       163       210       253       230
 S&P Health Care
  Diversified            100       126       183       267       255       349
--------------------------------------------------------------------------------

                         APPROVAL OF THE ALLERGAN, INC.
                     2001 PREMIUM PRICED STOCK OPTION PLAN

                                   PROPOSAL 2

GENERAL

     The Company's Board of Directors has approved the Allergan, Inc. 2001 Premium Priced Stock Option Plan ("2001 Plan"), subject to approval by the Company's stockholders. The following is a summary of the principal features of the PPO Plan. This summary is qualified by and subject to the actual provisions of the 2001 Plan attached to this Proxy Statement as Exhibit B.

PURPOSE AND ELIGIBILITY

     The purpose of the 2001 Plan is to advance the interests of Allergan and its stockholders by affording to key management employees of Allergan and its subsidiaries an opportunity to acquire or increase a proprietary interest in the Company or to otherwise benefit from the success of the Company through the grant to such employees of nonqualified stock options which have exercise prices that are greater than the fair market value of the Company's Common Stock on the date the stock options are granted (the "Premium Priced Options"). By thus encouraging such employees to become owners of Allergan's shares, the Company seeks to attract, retain and motivate those highly competent individuals upon whose judgment, initiative, leadership and continued efforts the success of the Company in large measure depends. By providing that the Premium Priced Options have above market exercise prices, the 2001 Plan will encourage the participants to increase the value of the Company's Common Stock.

     All "Employees" who are employed in positions in salary grades 10E or above, or in salary grades below 10E upon the recommendation of the Company's Chief Executive Officer, are eligible for consideration to receive Premium Priced Options under the 2001 Plan, as determined by the Organization and Compensation Committee of the Board of Directors. Members of the Board who are not Employees are not eligible to receive Premium Priced Options under the 2001 Plan. Currently, there are 87 persons in salary grades 10E and above. The number of other persons eligible cannot be estimated at this time. As defined under the 2001 Plan, an "Employee" is any individual classified by the Company as a regular, full-time employee whose income is subject to withholding of income tax and/or for whom Social Security contributions are made by the Company. The definition of "Employee" expressly excludes individuals who are classified or paid as independent contractors (regardless of their classification for federal tax or other legal purposes) by the Company, as well as those who perform services for the Company pursuant to an agreement between the Company and any other person, including a leasing organization.

     Notwithstanding anything to the contrary, the implementation of the 2001 Plan and any grants of Premium Priced Options under the 2001 Plan are subject to the approval by and discretion of the Board and its Organization and Compensation Committee.

ADMINISTRATION, AMENDMENT AND TERMINATION

     The 2001 Plan is to be administered by a committee of two or more persons appointed by the Company's Board of Directors ("Committee"), each of whom is classified as both a "non-employee director" as defined by Rule 16b-3 under
Section 16 of the Exchange Act and an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee has the authority to interpret the 2001 Plan, determine the terms and conditions of Premium Priced Options (other than the exercise price and vesting period, which are set forth in the 2001 Plan itself), and make all other determinations necessary and/or advisable for the administration of the 2001 Plan. The Committee may, with the consent of a participant, amend the terms of any existing Premium Priced Option previously granted to such participant, except that the Committee may not reduce the exercise price of an outstanding Premium Priced Option by amending its terms or canceling it in exchange for another grant without the approval of such amendment or exchange by Allergan's stockholders.

     The Committee also has authority to prescribe, amend and rescind rules and regulations relating to the 2001 Plan. The Board of Directors has designated the Organization and Compensation Committee as the Committee.

     The Board of Directors may alter, amend, suspend or terminate the 2001 Plan at any time. However, no such action may increase the maximum number of shares that may be sold or issued under the 2001 Plan or alter the class of eligible participants without the approval of the stockholders. No such Board action can, without the consent of the participant or except as otherwise provided in the 2001 Plan or in the statement evidencing the grant of the Premium Priced Option, alter, terminate, impair or adversely affect any right or obligation under any previously granted Premium Priced Option.

PREMIUM PRICED OPTIONS

     Stock options granted under the 2001 Plan do not qualify as incentive stock options under the provisions of Code Section 422.

     Each grant of Premium Priced Options will be divided into three tranches of equal size. For instance, if the total number of Premium Priced Options granted is 300, each tranche would be comprised of 100 shares.

Each tranche will have its own purchase price for the associated Common Stock (the "Option Exercise Price"). The Committee will determine the Option Exercise Price for each tranche at the date of the grant, as follows:

     - The Option Exercise Price for the first tranche shall be equal to one hundred twenty percent (120%) of the Fair Market Value of a share of Common Stock on the date the Premium Priced Option is granted.

     - The Option Exercise Price for the second tranche shall be equal to one hundred twenty percent (120%) of the Option Exercise Price for the first tranche.

     - The Option Exercise Price for the third tranche shall be equal to one hundred twenty percent (120%) of the Option Exercise Price for the second tranche.

     "Fair Market Value" is defined as the average of the high and low trading price of the Common Stock on the date of the grant.

     Each tranche vests separately upon the earlier of five years from the date of grant or the date that the closing price of the Company's Common Stock on the stock exchange equals or exceeds the Option Exercise Price for that tranche.

OTHER TERMS OF OPTIONS

     Each unexercised Premium Priced Option expires on the sixth anniversary of the date of grant, unless otherwise changed in accordance with the 2001 Plan. Unless the Company has expressly agreed otherwise, the following provisions apply upon a participant's severance:

     - Premium Priced Options, vested and unvested, expire at the date of termination if the participant's employment with the Company is terminated for cause.

     - If a participant's employment terminates due to death or total disability, all unvested options become vested, and the participant (or his or her successor) has twelve months to exercise them.

     - If the participant meets the criteria for "normal retirement," then the participant's vested Premium Priced Options remain exercisable for three years, provided they do not otherwise terminate earlier according to their terms. Unvested options expire on the date of termination.

     - If the participant's employment is terminated as a "job elimination," under clearly defined criteria, then all unvested options become vested, and the participant has three months to exercise the options, unless the options expire earlier according to their terms. Job elimination occurs when a participant ceases to be an Employee of the Company as a result of a reduction in force or transfer to a new organization outside of the Company as a result of a divestiture, other than in a spin-off or other distribution to the Company's stockholders. A "reduction in force" occurs when no alternative job is offered to the participant at the Company and there is a net head count reduction.

     - If the participant's employment terminates for any other reason, unvested options expire on the date of termination, and vested options remain exercisable for three months, unless the options expire earlier according to their terms.

     - The Committee has the authority to alter the vesting and expiration terms, but the participant's agreement is required if the term is shortened.

SECURITIES SUBJECT TO 2001 PLAN

     The aggregate number of shares of Common Stock issuable under the 2001 Plan is 2,400,000. Shares subject to the unexercised portion of any award that expire, terminate or are canceled and shares issued pursuant to an award that are reacquired by the Company will again become available for the grant of further awards under the 2001 Plan. The maximum number of shares with respect to which options may be granted under the 2001 Plan to an executive officer in any given calendar year is 300,000 shares.

     The Common Stock to be issued under the 2001 Plan will be made available, at the discretion of the Board or the Committee, either from authorized but unissued shares of Common Stock or from previously issued shares of Common Stock reacquired by the Company, including shares purchased on the open market.

     The maximum number of shares issuable under the 2001 Plan, the number and kind of shares subject to then outstanding awards, and the Option Exercise Price for each share subject to then outstanding awards, will be appropriately and proportionately adjusted to reflect mergers, consolidations, sales or exchanges of all or substantially all of the properties of the Company, reorganizations, recapitalizations, reclassifications, stock dividends, stock splits, reverse stock splits, spin-offs or other distributions with respect to such shares of Common Stock (or any stock or securities received with respect to such Common Stock) or a reduction in the value of the outstanding shares of Common Stock by reason of an extraordinary cash dividend.

     Except as otherwise expressly provided in the statement evidencing the grant of a Premium Priced Option, upon the occurrence of a "change in control" of the Company, any outstanding Premium Priced Options not theretofore exercisable immediately become exercisable in their entirety. A "change in control" for this purpose occurs if:

     - any person or group becomes the beneficial owner of 20% or more of the Company's outstanding voting securities (unless the Board approves the acquisition) or more than 33% with or without Board approval;

     - a change occurs in the majority of the incumbent directors (except for changes approved by such members);

     - a merger or other business combination involving the Company is completed (other than a merger or other transaction in which (A) the Company's stock continues to represent at least 55% of the combined voting power of the surviving corporation and (B) no person or group becomes a 20% or more beneficial owner of Company voting securities); or

     - a plan of complete liquidation or the sale of all or substantially all of the Company's assets is approved by stockholders.

     The Committee will not grant any awards under the 2001 Plan unless and until the Allergan stockholders approve the plan and, thereafter, until the Committee determines in its discretion to grant such awards.

     On March 9, 2001, the closing price of the Company's Common Stock on the New York Stock Exchange was $75.78 per share.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief description of the United States federal income tax treatment which will generally apply to Premium Priced Options granted under the 2001 Plan, based on federal income tax laws in effect on the date hereof. Employees that participate in the 2001 Plan are advised to consult with their own tax advisor for particular federal, as well as state and local, income and any other tax advice.

     Premium Priced Options do not qualify as incentive stock options under the provisions of Code Section 422. Therefore, the grant of a Premium Priced Option is generally not a taxable event for the optionee. Upon exercise of the Premium Priced Option, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the stock acquired upon exercise (determined as of the date of the exercise) over the Option Exercise Price of such option, and the Company will be entitled to a tax deduction equal to such amount.

     If the grant of a Premium Priced Option is not approved by the Board of Directors or a committee of the Board of Directors that is composed solely of two or more "non-employee directors" (as such term is defined under Rule 16b-3 of the Exchange Act), and if an optionee is a director, officer or stockholder subject to Section 16 of the Exchange Act (an "Insider") exercises the option within six months of the date of grant, the timing of the recognition of any ordinary income should be deferred until (and the amount of ordinary income should be determined based on the fair market value (or sales price in the case of a disposition) of the shares of Common Stock upon) the earlier of the following two dates (the "16(b) Date"):
(i) six months after the date of grant or (ii) a disposition of the shares of Common Stock, unless the Insider makes an election under Section 83(b) of the Code (an "83(b) Election") within 30 days after exercise to recognize ordinary income based on the value of the Common Stock on the date of exercise. In addition, special rules apply to an Insider who exercises an option having an exercise price greater than the fair market value of the underlying shares on the date of exercise. Insiders are advised to consult their tax advisors to determine the tax consequences to them of exercising options granted to them pursuant to the 2001 Plan.

     Special rules will apply in cases where a recipient of a Premium Priced Option pays the Option Exercise Price of the Premium Priced Option or applicable withholding tax obligations under the 2001 Plan by delivering previously owned shares of Common Stock or by reducing the amount of shares otherwise issuable pursuant to the Premium Priced Option. The surrender or withholding of such shares will in certain circumstances result in the recognition of income with respect to such shares or a carryover basis in the shares acquired.

     The terms of the agreements pursuant to which specific Premium Priced Options are made to employees under the 2001 Plan may provide for accelerated vesting or payment of a Premium Priced Option in connection with a change in ownership or control of the Company. In that event and depending upon the individual circumstances of the recipient, certain amounts with respect to such awards may constitute "excess parachute payments" under the "golden parachute" provisions of the Code. Pursuant to these provisions, a recipient will be subject to a 20% excise tax on any "excess parachute payments" and the Company will be denied any deduction with respect to such payment. Recipients of Premium Priced Options are advised to consult their tax advisors as to whether accelerated vesting of a Premium Priced Option in connection with a change of ownership or control of the Company would give rise to an excess parachute payment.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting of Stockholders and entitled to vote is required for approval of the 2001 Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSED 2001 PLAN.

                              INDEPENDENT AUDITORS

     KPMG LLP, independent auditors, audited the consolidated financial statements of the Company for the fiscal year ended December 31, 2000. Representatives of KPMG LLP are expected to be present at the stockholders' meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. The Board of Directors selects the independent auditors.

                                 ANNUAL REPORT

     The Annual Report to Stockholders for the year ended December 31, 2000 accompanies the proxy material being mailed to all stockholders. The Annual Report is not a part of the proxy solicitation material. The Company will provide, without charge, a copy of its most recent Annual Report on Form 10-K upon the receipt of a written request by any stockholder.

                       DEADLINE FOR STOCKHOLDER PROPOSALS

     Any stockholder of the Company wishing to have a proposal considered for inclusion in the Company's 2002 proxy solicitation materials must, in addition to other applicable requirements, set forth such proposal in writing and send the proposal to the Secretary of the Company so that it is received on or before November 16, 2001.

                                 OTHER BUSINESS

PRESENTED BY MANAGEMENT

     As of the date of this Proxy Statement, management knows of no other matters to be brought before the stockholders at the annual meeting. Should any other matters properly come before the meeting, action may be taken thereon pursuant to the proxies in the form enclosed, which confer discretionary authority on the persons named therein or their substitutes with respect to such matters.

PRESENTED BY STOCKHOLDERS

     Pursuant to the Company's Restated Certificate of Incorporation only such business shall be conducted at an annual meeting of stockholders as is properly brought before the meeting. For business to be properly brought before an annual meeting by a stockholder, in addition to any other applicable requirements, timely notice of the matter must be first given to the Secretary of the Company. To be timely, written notice must be received by the Secretary no less than 30 days nor more than 60 days prior to the meeting. If less than 40 days' notice or prior public disclosure of the meeting has been given to stockholders, then notice of the proposed business matter must be received by the Secretary not later than ten days after the mailing of notice of the meeting or such public disclosure. Any notice to the Secretary must include as to each matter the stockholder proposes to bring before the meeting: (a) a brief description of the proposal desired to be brought before the meeting and the reason for conducting such business at the annual meeting; (b) the name and record address of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal; (c) the class and number of shares of the Company which are beneficially owned by the stockholder on the date of such stockholder notice and by other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice; and (d) any material interest of the stockholder in such business.

                                          By Order of the Board of Directors

                                          /s/ FRANCIS R. TUNNEY, JR.
                                          Francis R. Tunney, Jr.
                                          Secretary

March 23, 2001
Irvine, California

                                                                       EXHIBIT A

                                 Allergan, Inc.

                             FINANCIAL INFORMATION

                                                              PAGE
                                                              ----
MANAGEMENT'S DISCUSSION AND ANALYSIS........................   A-2
CONSOLIDATED BALANCE SHEETS.................................  A-18
CONSOLIDATED STATEMENTS OF OPERATIONS.......................  A-19
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY.............  A-20
CONSOLIDATED STATEMENTS OF CASH FLOWS.......................  A-21
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..................  A-22
REPORT OF MANAGEMENT........................................  A-45
INDEPENDENT AUDITORS' REPORT................................  A-46
QUARTERLY RESULTS...........................................  A-47
SELECTED FINANCIAL DATA.....................................  A-48

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR
                 THE THREE-YEAR PERIOD ENDED DECEMBER 31, 2000

     This financial review presents the operating results for Allergan, Inc. for each of the three years in the period ended December 31, 2000, and its financial condition at December 31, 2000. This review should be read in connection with the information presented in the Consolidated Financial Statements and the related Notes to the Consolidated Financial Statements.

     Allergan, Inc. (the Company), headquartered in Irvine, California, is a technology driven, global health care company providing specialty pharmaceutical products worldwide. The Company develops and commercializes products in the eye care, dermatological and movement disorder pharmaceutical, ophthalmic surgical device, and over-the-counter contact lens care markets that deliver value to our customers, satisfy unmet medical needs, and improve patients' lives.

     Incorporated in 1948, the Company employs approximately 6,200 professionals around the world. The Company is a pioneer in specialty pharmaceutical research, targeting products and technologies related to specific disease areas such as glaucoma, retinal disease, cataracts, dry eye, psoriasis, acne, photodamage, movement disorders, metabolic disease, and various types of cancer. With 2000 sales in excess of $1.5 billion, the Company is an innovative leader in therapeutic and over-the-counter products that are sold in more than 100 countries around the world.

     The Company operates in four regions: North America, Latin America, Europe and Asia Pacific. Operations for the Europe Region also include sales to customers in Africa and the Middle East, and operations in the Asia Pacific Region include sales to customers in Australia and New Zealand.

     In each region, the Company markets products in three product segments:
Specialty Pharmaceuticals, Ophthalmic Surgical and Contact Lens Care. The Specialty Pharmaceutical segment produces a broad range of ophthalmic products for glaucoma therapy, ocular inflammation, infection, allergy and dry eye; skin care products for acne, psoriasis and other prescription and over the counter dermatological products; and Botox(R) Purified Neurotoxin Complex for movement disorders. The Ophthalmic Surgical segment produces intraocular lenses, phacoemulsification equipment, viscoelastics, and other products related to cataract surgery. The Contact Lens Care segment produces cleaning, storage and disinfection products for the consumer contact lens market. The Company provides global marketing strategy teams to ensure development and execution of a consistent marketing strategy for products in all geographic operating segments.

     In 2000, 1999 and 1998, the Company participated in the following research and development and marketing collaboration activities:

     In December 2000, the Company entered into a license agreement with Photochemical Co., Ltd., for the right to develop and commercialize ATX-S10, a compound used for photodynamic therapy of age-related macular degeneration.

     In December 2000, the Company entered into a collaboration agreement with Aurora Biosciences Corporation, focused on ion channel drug discovery for ophthalmic indications.

     In August 2000, the Company entered into a license agreement with Kyorin Pharmaceuticals, for the development and commercialization of gatifloxacin for the treatment of ocular infections in all territories except Japan, Korea, China, and Taiwan.

     In August 2000, the Company entered into a Strategic Partnership Agreement with Allegiance, a subsidiary of Cardinal Health, to co-market Custom Surgical Procedure Packs in Europe, Africa, and the Middle East ophthalmic surgery markets.

     In July 2000, the Company entered into a strategic global alliance with Vistakon, a division of Johnson & Johnson, that will include research, educational, marketing, and co-detailing initiatives worldwide.

     In May 2000, the Company entered into an exclusive, multi-year distribution agreement with Surgical Instrument Systems AG (SIS), to commercialize the Amadeus(TM) microkeratome in both North America and Latin America.

     In May 2000, the Company entered into a marketing alliance with VISX Incorporated, to co-market Allergan Surgical products and VISX diagnostic and treatment equipment in the U.S.

     In May 2000, the Company entered into a license and multi-year research collaboration agreement with the Center for Applied Microbiology and Research
(CAMR) to accelerate the commercial availability of CAMR's novel neurotoxin-based technology that targets the treatment of acute and chronic pain conditions.

     In March 2000, the Company entered into a collaboration agreement with ISTA Pharmaceuticals, in which it will commercialize Vitrase, a drug used for the treatment of severe vitreous hemorrhage, in all markets except Mexico and Japan.

     In February 2000, the Company entered into a multi-year, multi-product segment alliance agreement with Dura Pharmaceuticals, to commercialize selected Allergan products in the U.S. primary care and respiratory segments.

     In December 1999, the Company acquired an exclusive license to a patented use of neurotoxins like Botox(R) in specific medical applications.

     In December 1999, the Company entered into a license agreement with Boehringer Ingelheim granting the Company the right to develop and commercialize epinastine for the treatment of ocular allergies.

     In November 1999, the Company entered into a multi-year agreement with 3M Pharmaceuticals, a division of Minnesota Mining and Manufacturing Company, to co-promote Allergan's proprietary acne product, Tazorac(R) (Tazarotene Gel) 0.1%, in the U.S. dermatology market.

     In October 1999, the Company entered into a three year agreement with ChemRx Advanced Technologies, Inc. to provide the Company with a diverse compound screening library.

     In September 1999, the Company entered into a multi-year agreement with McNeil Consumer Healthcare, a subsidiary of Johnson & Johnson, to commercialize Allergan's proprietary anti-infective, Ocuflox(R) (ofloxacin ophthalmic solution) 0.3%, in the U.S. pediatric and selected general practitioner markets.

     In July 1999, the Company entered into a license and research collaboration agreement with ACADIA Pharmaceuticals to discover, develop and commercialize compounds for glaucoma, based on ACADIA's proprietary and highly receptor subtype-selective muscarinic lead compounds.

     In June 1999, the Company obtained an exclusive license from XOMA Ltd. to use recombinant BPI in combination with other anti-infectives to treat ophthalmic infections. This license agreement terminated as of February 13, 2001.

     In April 1999, the Company entered into a long-term marketing, sales and development partnership with Bioglan Pharma Plc to commercialize tazarotene (ZORAC(R)) in the United Kingdom, Ireland, Denmark, Sweden, Finland, and other international markets, including certain countries in the Middle East and Africa.

     In February 1999, the Company entered into a long-term marketing, sales and development partnership with Pierre Fabre Dermatologie to commercialize tazarotene (ZORAC(R)), in continental Europe and nearby territories.

     In July 1998, the Company entered into a multi-year research and development collaboration with the Parke-Davis Pharmaceutical Research Division of Warner-Lambert Company to identify, develop and commercialize up to two retinoid compounds. The Company received a payment at the time of the agreement. In October 2000, this collaboration expired. This was subsequent to the acquisition by Pfizer Inc. of Warner Lambert, Inc., including its pharmaceutical division, Parke-Davis.

     In July 1998, the Company entered into an agreement with Santen Pharmaceutical Co., Ltd. (Santen) granting Santen distribution rights in Japan for brimonidine, a compound marketed by Allergan under the brand name Alphagan(R). The Company will manufacture brimonidine for Santen. Santen is responsible for development, registration and approval of brimonidine in Japan. The Company received a payment on signing the agreement, is entitled to receive development milestone payments and a percentage of future product sales, and retains the right to co-market the product.

     In March 1998, the Company formed Allergan Specialty Therapeutics, Inc.
(ASTI) to conduct research and development of potential pharmaceutical products based primarily upon the Company's retinoid and neuroprotective technologies. The Company contributed $200 million and certain related technologies to ASTI. The Company then distributed the stock of ASTI in a dividend to the Company's stockholders.

RESULTS OF OPERATIONS

  Net Sales

     The following table sets forth, for the periods indicated, net sales by major product line.

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                2000        1999        1998
                                                              --------    --------    --------
                                                                       (IN MILLIONS)
Specialty Pharmaceuticals:
  Eye Care Pharmaceuticals..................................  $  675.3    $  571.2    $  505.3
  Skin Care.................................................      68.7        76.6        80.6
  Botox(R)/Neuromuscular....................................     239.5       175.8       125.3
                                                              --------    --------    --------
          Total.............................................     983.5       823.6       711.2
Medical Devices and OTC Product Lines:
  Ophthalmic Surgical.......................................     250.4       222.9       193.6
  Contact Lens Care.........................................     328.7       359.7       356.9
                                                              --------    --------    --------
          Total.............................................     579.1       582.6       550.5
                                                              --------    --------    --------
     Total Product Net Sales................................  $1,562.6    $1,406.2    $1,261.7
                                                              ========    ========    ========
Domestic....................................................      51.7%       48.1%       46.2%
International...............................................      48.3%       51.9%       53.8%

     Net sales for 2000 were $1.563 billion, which was an increase of $156.4 million or 11% over 1999. Foreign currency fluctuations in 2000 decreased sales by $42.6 million or 3% as compared to average rates in effect in 1999. At constant currency rates, sales increased by $199.0 million or 14% over 1999.

     Net sales increased in 2000 primarily as a result of increases in sales in three product lines, partially offset by a decrease in sales of Contact Lens Care Products. Eye Care Pharmaceutical sales increased by $104.1 million, or 18%; sales of Botox(R) Purified Neurotoxin Complex increased by $63.7 million, or 36%; and Surgical sales increased by $27.5 million, or 12% in 2000. Eye Care Pharmaceutical sales increased primarily as a result of growth in sales of Alphagan(R) ophthalmic solution. Sales growth in international markets decreased due to currency, by $19.3 million, or 8%, primarily as a result of a decrease in the value of the euro compared to the dollar. Sales increased by 28% in the United States and 14% at constant currency rates in international markets in 2000 compared to 1999. Botox(R) sales increased as a result of strong growth in both the United States and international markets. Allergan believes its worldwide market share is over 80% for medical neurotoxins including Botox(R). At the end of 2000, a competitor received approval for a competing neurotoxin. While Allergan expects this new competition to cause the market for neurotoxins to expand, the rate of growth of Botox(R) sales may decrease in the future as a result of this new competition. Surgical sales increased primarily as a result of strong sales of Allergan's Sensar(R) acrylic intraocular lens (IOL), silicone IOLs, and phacoemulsification equipment. Such increases were partially offset by a decrease in sales of PMMA IOLs. Contact Lens Care sales decreased by $31.0 million, or 9% from 1999 to 2000. While sales in the United States were consistent between 1999 and 2000, international markets decreased 11%. Currency fluctuations had a negative impact of $10.7 million, or 4%, attributable to the weakening euro vs. the dollar somewhat offset by the strengthening of the Japanese yen vs. the dollar. At constant currency rates, international Lens Care sales decreased $19.7 million, or 7%, primarily attributable to the decrease in sales of peroxide based disinfection and ancillary products as consumers increased their use of lower priced one-bottle cold chemical disinfection systems.

     Net sales for 1999 were $1.406 billion, which was an increase of $144.5 million or 11% from 1998. Foreign currency fluctuations in 1999 decreased sales by $34.6 million or 3% as compared to average rates in effect in 1998. At constant currency rates, sales increased by $179.1 million or 14% over 1998.

     Net sales increased in 1999 primarily as a result of increases in sales in three product lines. Eye Care Pharmaceutical sales increased by $65.9 million, or 13%; sales of Botox(R) Purified Neurotoxin Complex increased by $50.5 million, or 40%; and Surgical sales increased by $29.3 million, or 15%, in 1999. Eye Care Pharmaceutical sales increased primarily as a result of growth in sales of Alphagan(R) ophthalmic solution. In 1999, sales growth in international markets decreased by $35.4 million, or 15%, as a result of a decrease in the value of the Brazilian real compared to the dollar. Sales increased by 19% in the United States and 21% at constant currency rates in international markets in 1999 compared to 1998. Botox(R) sales increased as a result of strong growth in both the United States and international markets. Surgical sales in 1999 increased primarily as a result of increased sales of silicone foldable IOLs and strong sales in international markets of the Sensar(R) acrylic lens introduced in 1998. Such increases were partially offset by a decrease in sales of PMMA IOLs.

     The following table sets forth, for periods indicated, net sales by geographic segment.

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                2000        1999        1998
                                                              --------    --------    --------
                                                                       (IN MILLIONS)
United States...............................................  $  803.8    $  669.2    $  577.2
Europe......................................................     354.9       377.1       363.2
Asia Pacific................................................     233.8       211.3       168.2
Other.......................................................     166.3       141.7       147.0
                                                              --------    --------    --------
Segments total..............................................   1,558.8     1,399.3     1,255.6
Manufacturing operations....................................       3.8         6.9         6.1
                                                              --------    --------    --------
          Total Product Net Sales...........................  $1,562.6    $1,406.2    $1,261.7
                                                              ========    ========    ========

     Net sales increased in 2000 by $199.0 million on a constant currency basis, offset by a decrease in net sales of $42.6 million caused by changes in exchange rates. United States net sales increased $134.6 million. Net sales in Europe increased $22.6 million at constant currency rates, more than offset by a $44.8 million decrease resulting from a weakening of the euro vs. the dollar. Asia Pacific net sales increased $19.7 million at constant currency rates. Net sales in the Other geographic segment increased by $25.2 million at constant currency rates. The currency weakness in 2000 impacted primarily the Eye Care Pharmaceutical and Lens Care businesses, and resulted from the weakening of the euro. In addition, the strengthening of the Japanese yen somewhat offset the effects of the weakening euro in the Lens Care business.

     Net sales increased in 1999 by $179.1 million on a constant currency basis, offset by a decrease in net sales of $34.6 million caused by changes in exchange rates. United States net sales increased $92.0 million. Net sales in Europe increased $28.9 million at constant currency rates, offset by a $15.0 million decrease resulting from a weakening of the euro vs. the dollar. Asia Pacific net sales increased $24.0 million at constant currency rates. Currency changes in 1999 added $19.1 million to sales growth in the Asia Pacific segment, primarily as a result of strengthening of the Japanese yen vs. the dollar. Net sales in the Other geographic segment increased by $33.4 million at constant currency rates, offset by a $38.7 million decrease resulting from changes in currency rates. The currency weakness in 1999 impacted primarily the Eye Care Pharmaceutical business, and resulted primarily from the devaluation of the Brazilian real in early 1999.

  Income and Expenses

     The following table sets forth the relationship to sales of various income statement items:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              2000     1999     1998
                                                              -----    -----    -----
Product net sales...........................................  100.0%   100.0%   100.0%
Cost of sales...............................................   27.5     28.9     32.3
                                                              -----    -----    -----
Product gross margin........................................   72.5     71.1     67.7
Research services margin....................................    0.2      0.2      0.2
Other operating costs and expenses:
  Selling, general and administrative.......................   41.5     41.8     41.6
  Technology fees from related party........................   (0.2)    (0.4)    (0.9)
  Research & development....................................   12.5     12.0      9.9
  Restructuring charges (credit)............................   (0.1)    (0.7)     5.9
  Asset write-offs (credit).................................     --     (0.1)     4.6
  Contribution to ASTI......................................     --       --     13.6
                                                              -----    -----    -----
Operating income (loss).....................................   19.0     18.7     (6.9)
Gains on investments, net...................................    0.1      1.0      4.3
Contribution to The Allergan Foundation.....................     --     (0.5)    (0.9)
Other non-operating expense, net............................    0.3     (0.1)    (1.1)
                                                              -----    -----    -----
Earnings (loss) before income taxes and minority interest...   19.4%    19.1%    (4.6)%
                                                              =====    =====    =====
Net earnings (loss).........................................   13.8%    13.4%    (7.1)%
                                                              =====    =====    =====

  Gross Margin

     The Company's gross margin percentage increased by 1.4 percentage points from 71.1% in 1999 to 72.5% in 2000 and by 3.4 percentage points from 67.7% in 1998 to 71.1% in 1999. The increases in gross margin percentage in both years were primarily the result of shifts in the product mix of sales. Higher margin eye care pharmaceutical and Botox(R) Purified Neurotoxin Complex sales represented a greater percentage of 2000 sales compared to 1999, and 1999 sales compared to 1998.

  Selling, General and Administrative

     Selling, general and administrative expenses as a percentage of net sales decreased in 2000 to 41.5% from 41.8% in 1999. The percentage decrease in 2000 was the result of an increase in promotion, selling, and marketing expenses which were more than offset by a decrease in general and administrative expenses as a percentage of sales. Selling, general and administrative expenses as a percentage of net sales increased in 1999 to 41.8% from 41.6% in 1998. The percentage increase in 1999 was the result of an increase in promotion, selling and marketing expenses partially offset by a decrease in general and administrative expenses.

  Research and Development

     Research and development expenses increased by 16% in 2000 to $195.6 million compared to $168.4 million in 1999 and $125.4 million in 1998. Research and development spending does not include research and development spending performed under contracts with ASTI in 2000, 1999 and 1998. Research and development spending increased in 2000 as a result of the Company's expanded research efforts, particularly in Eye Care Pharmaceutical and Botox(R) research and development. Research and development costs in 1998 were decreased by $3.8 million as a result of recovery from ASTI of costs incurred and expensed in the fourth quarter of 1997, primarily relating to retinoid research. Research and development expenditures are allocated to each product line, with higher rates of investments allocated to Eye Care Pharmaceuticals and Botox(R).

  Special Charges

     Results for 1998 include three special charges disclosed on specific lines in the Consolidated Statements of Operations.

     The Company recorded a charge of $171.4 million in March 1998 relating to the dividend distribution of ASTI stock to the Company's stockholders. Such amount represents the excess of the $200 million contributed to ASTI by the Company over the aggregate market value of ASTI stock at the commencement of trading as an independent company.

     During 1998, the Company recorded a $74.8 million restructuring charge, $50.9 million after taxes. The restructuring charge represented the costs of a comprehensive plan to streamline operations and reduce costs through reductions in global general and administrative (G&A) staff and the closure of five of ten manufacturing facilities in connection with the outsourcing and consolidation of manufacturing operations. In addition, operations in many countries were transferred to distributors, and business activities were concentrated into regional shared service centers. The changes in operations were expected to result in a net workforce reduction of 695 positions over a three-year period. The reductions in G&A staff and manufacturing facilities are primarily the result of a strategic assessment of the Company's product lines and businesses and a review of the G&A cost structure and manufacturing capabilities during 1998. During the years ended December 31, 2000, 1999 and 1998, severance payments of $4.0 million, $8.5 million and $3.6 million, respectively, were made to 20, 323 and 141 terminated employees, respectively, associated with the reduction of G&A staff and manufacturing facilities.

     In 1999, the Company determined that various restructuring activities were completed for less cost than estimated in 1998, primarily as a result of lower than anticipated severance costs. A total of 95 positions included in the 695 position reduction did not require severance payments as certain employees terminated their employment prior to the date they would have qualified for severance, and other employees transferred to unfilled positions in other areas. As a result, the Company recorded a $3.8 million reduction in the restructuring charge in 1999.

     The following table presents the restructuring activities through December 31, 2000 resulting from the 1998 restructuring charge (in millions):

                                                        FACILITY      ABANDONMENT
                                        PAYMENTS         CLOSURE          OF
                                      TO EMPLOYEES         AND         COMPUTER
                                      INVOLUNTARILY   CONSOLIDATION    SOFTWARE     OTHER       TOTAL
                                       TERMINATED         COSTS          COSTS      COSTS   RESTRUCTURING
                                      -------------   -------------   -----------   -----   -------------
Net charge during 1998..............      $22.7          $ 28.9         $ 10.6      $12.6      $ 74.8
Assets written off during 1998......         --           (25.3)         (10.6)      (4.8)      (40.7)
Spending during 1998................       (3.6)             --             --       (7.4)      (11.0)
                                          -----          ------         ------      -----      ------
Balances as of December 31, 1998....       19.1             3.6             --        0.4        23.1
Adjustments during 1999.............         --            (0.3)            --        0.3          --
Net credit during 1999..............       (2.6)           (0.7)            --       (0.5)       (3.8)
Assets written off during 1999......         --            (0.3)            --         --        (0.3)
Spending during 1999................       (8.5)           (0.4)            --         --        (8.9)
                                          -----          ------         ------      -----      ------
Balances as of December 31, 1999....        8.0             1.9             --        0.2        10.1
Adjustments during 2000.............       (0.5)            0.4             --        0.1          --
Spending during 2000................       (4.0)             --             --       (0.1)       (4.1)
                                          -----          ------         ------      -----      ------
Balances as of December 31, 2000....      $ 3.5          $  2.3         $   --      $ 0.2      $  6.0
                                          =====          ======         ======      =====      ======

     During 1998, the Company offered an early retirement program to certain employees. The increase in pension liability resulting from this program is included in the table above as 1998 "spending" under "other costs."

     In 1998, management also completed a critical review of its asset bases in light of the strategic decisions made in the restructuring activities discussed above. Management made business decisions relating to the future use of certain assets resulting in a reassessment of the carrying value of such assets. As a result, the Company recorded a $58.5 million charge, $41.1 million after taxes. Such charge reduced the value of a manufacturing facility, office facilities in Germany and Spain, assets related to certain Herald skin care products and certain other assets. The Company determined that the value of the assets, other than office facilities, were impaired by comparing the carrying value of each asset with an undiscounted cash flow analysis for each asset. The value of each asset was written-down to the higher of its net realizable sales value less costs to sell or the value determined by a discounted cash flow analysis. The $58.5 million charge related to the following business segments: $18.0 million in the United States, $4.5 million in Europe, $18.5 million in Asia Pacific, $0.4 million in the Other geographic segment, and $17.1 million related to corporate, research and product related assets.

     In 1999, the Company realized $1.4 million in proceeds in excess of estimates from disposal of certain real property included in the 1998 asset write-off. As a result, the Company recorded a $1.4 million reduction in the asset write-off charge in 1999.

     In 1996, the Company recorded a $70.1 million restructuring charge to streamline operations and reduce costs through management restructuring and facilities consolidation affecting 22 locations worldwide. The Company began restructuring activities in Europe in 1996 and completed them in 1999. Over the three year period, such activities restructured European operations from separate administrative services in various countries to a single shared service center organization for the region. In 1999, the Company determined that severance costs of positions eliminated would be $5.8 million less than accrued in 1996. As a result, the Company recorded a $5.8 million reduction in the restructuring charge in 1999. In 2000, the Company reviewed all restructuring activities related to the 1996 restructure charge and determined that all activities were completed. As a result, the remaining accrual of $2.0 million, representing primarily an accrual for other costs, was eliminated. There will be no further activities related to the 1996 restructuring plan.

     The following table presents the restructuring activities through December 31, 2000 resulting from the 1996 restructuring charge (in millions):

                                                                  FACILITY
                                                 PAYMENTS          CLOSURE
                                               TO EMPLOYEES          AND
                                               INVOLUNTARILY    CONSOLIDATION    OTHER        TOTAL
                                                TERMINATED          COSTS        COSTS    RESTRUCTURING
                                               -------------    -------------    -----    -------------
Net charge during 1996.......................      $34.0           $ 29.6        $ 6.5       $ 70.1
Assets written off during 1996...............         --            (25.9)        (6.2)       (32.1)
Spending during 1996.........................       (9.9)            (0.7)        (0.2)       (10.8)
                                                   -----           ------        -----       ------
Balances as of December 31, 1996.............       24.1              3.0          0.1         27.2
Adjustments during 1997......................       (0.5)              --          0.5           --
Spending during 1997.........................       (7.6)            (3.0)        (0.6)       (11.2)
                                                   -----           ------        -----       ------
Balances as of December 31, 1997.............       16.0               --           --         16.0
Adjustments during 1998......................       (0.4)              --          0.4           --
Assets written off during 1998...............         --               --         (0.4)        (0.4)
Spending during 1998.........................       (5.0)              --           --         (5.0)
                                                   -----           ------        -----       ------
Balances as of December 31, 1998.............       10.6               --           --         10.6
Adjustments during 1999......................       (2.0)              --          2.0           --
Net credit during 1999.......................       (5.8)              --           --         (5.8)
Spending during 1999.........................       (2.6)              --           --         (2.6)
                                                   -----           ------        -----       ------
Balances as of December 31, 1999.............        0.2               --          2.0          2.2
Net credit during 2000.......................       (0.1)              --         (1.9)        (2.0)
Spending during 2000.........................       (0.1)              --         (0.1)        (0.2)
                                                   -----           ------        -----       ------
Balances as of December 31, 2000.............      $  --           $   --        $  --       $   --
                                                   =====           ======        =====       ======

  Operating Income

     Operating income was $296.4 million or 19.0% of product net sales in 2000 and $263.5 million or 18.7% of product net sales in 1999. Operating income was a loss of $87.1 million or 6.9% of product net sales in 1998. The 1998 amount includes special charges for restructuring of $74.8 million and asset write-offs of $58.5 million. In addition, the 1998 amount includes the $171.4 million charge relating to the dividend distribution of ASTI stock to the Company's stockholders. Excluding the special charges in 1998, operating income was $217.6 million or 17.2% of product net sales.

     Operating income and operating income percentage increased by $32.9 million from $263.5 million or 18.7% of product net sales in 1999 to $296.4 million or 19.0% of product net sales in 2000. Such increases were the result of the $156.4 million or 11.1% increase in product net sales, combined with the 1.4 percentage point increase in gross margin percentage from 1999 to 2000. Such increases were partially offset by the increase in selling, general, and administrative expenses, net of technology fees from related party, of $65.2 million and by the increase in research and development expenses of $27.2 million which in aggregate represent a 0.5% of product net sales increase in 2000 compared to 1999.

     Operating income and the operating income percentage, excluding special charges in 1998, increased by $45.9 million from $217.6 million or 17.2% of product net sales in 1998 to $263.5 million or 18.7% of product net sales in 1999. Such increases were the result of the $144.5 million or 11% increase in product net sales, combined with the 3.4 percentage point increase in gross margin percentage from 1998 to 1999. Such increases were partially offset by the increase in selling, general and administrative expenses, net of technology fees from related party, of $67.8 million or 0.7% of product net sales, and by the increase in research and development expenses of $43.0 million or 2.1% of product net sales in 1999 compared to 1998.

     The following table presents operating income by geographic operating segment:

                                                           OPERATING INCOME (LOSS)
                                                        -----------------------------
                                                         2000       1999       1998
                                                        -------    -------    -------
                                                                (IN MILLIONS)
United States.........................................  $ 342.9    $ 264.3    $ 301.8
Europe................................................     96.6      113.4       34.1
Asia Pacific..........................................     44.9       24.1       10.6
Other.................................................     30.9       29.2       17.8
                                                        -------    -------    -------
Segments total........................................    515.3      431.0      364.3
Manufacturing operations..............................    130.6      124.8       46.6
Research and development..............................   (195.6)    (168.4)    (125.4)
Research services margin..............................      3.5        3.0        2.3
Restructuring (charge) credit.........................      2.0        9.6      (74.8)
Asset (write-offs) credit.............................       --        1.4      (58.5)
Elimination of inter-company profit...................   (186.2)    (180.5)        --
Contribution to ASTI..................................       --         --     (171.4)
General corporate.....................................     26.8       42.6      (70.2)
                                                        -------    -------    -------
Operating income (loss)...............................  $ 296.4    $ 263.5    $ (87.1)
                                                        =======    =======    =======

     The Company operates in Regions or geographic operating segments. The United States information is presented separately as it is the Company's headquarters country, and U.S. sales represented 51.7%, 48.1% and 46.2% of total product net sales in 2000, 1999 and 1998, respectively. No other country, or single customer, generates over 10% of total product net sales. Operations for the Europe Region also include sales to customers in Africa and the Middle East, and operations in the Asia Pacific Region include sales to customers in Australia and New Zealand.

     Operating income attributable to each operating segment is based upon the management assignment of costs to such regions. In October 1996, the Company began converting its various local accounting systems to a single worldwide system. By early 1999, the Company had converted a majority of its businesses to the new system. The new worldwide accounting system allows the Company to determine operating income for each operating segment using a cost of sales amount which includes the manufacturing standard cost of goods produced by the Company's manufacturing operations (or the cost to acquire goods from third parties), freight, duty and local distribution costs, and royalties. As this basis for assignment of costs is a significantly more effective method for measuring segment performance, the Company adopted this cost assignment method in 1999. In addition, in 1999 operating income for all operating segments and manufacturing operations also included a charge for corporate services and asset utilization. Such change permits management to better measure segment performance by including a cost of capital in the determination of operating income for each segment. In 1998, cost of sales in most segments outside the United States includes the cost of goods produced by the Company's manufacturing operations at the transfer price charged to the distribution operation by the manufacturing location. It is impracticable to restate operating income for 1998 using the 1999 methodology.

     Income from manufacturing operations is not assigned to geographic regions because most manufacturing operations produce products for more than one region. Research and development costs are general corporate costs. In 1998, corporate costs include significant administrative costs applicable to United States operations that are not charged to the U.S. region. Special charges in 1998 for restructuring and asset write-offs, the reduction of such costs in 1999 and 2000, and the contribution to ASTI in 1998 are also considered corporate costs.

     Operating income in the United States increased by $78.6 million, or 30%, from $264.3 million in 1999 to $342.9 million in 2000. Such increase was primarily the result of the 20% increase in United States net sales combined with the impact of a higher gross margin percentage and the leveraging of selling, general, and administrative expenses as a percentage of sales in 2000. Operating income in the Europe segment decreased by $16.8 million, or 15%, in 2000 compared to 1999. Such decrease was primarily the result of the 6% decrease in Europe net sales combined with a decrease in gross margin percentage attributable to the weakening of the euro vs. the dollar. Operating income in the Asia Pacific segment increased by $20.8 million, or 86% in 2000 compared to 1999. Such increase was primarily the result of the 11% increase in Asia Pacific sales combined with the impact of a higher gross margin percentage and the leveraging of selling, general, and administrative expenses as a percentage of sales in 2000. Operating income in the Other geographic segment increased by $1.7 million, or 6%, in 2000 compared to 1999 primarily as a result of the 17% increase in sales somewhat offset by an increase in selling, general, and administrative expenses in 2000. Operating income from Manufacturing Operations increased by $5.8 million, or 5%, in 2000 compared to 1999 primarily as a result of an increase in gross margins from intercompany sales to other geographic segments at intercompany transfer prices.

     Operating income by geographic segment in 1999 differs from 1998 results primarily as a result of the changes in methods of measurement of results in 1999 discussed previously. As it is impracticable to restate operating income amounts for 1998 using the 1999 methodology, the Company is unable to provide an analysis of the changes in operating income from 1998 to 1999 as such amounts were determined under two different methods of measurement.

  Net Earnings

     Net earnings were $215.1 million in 2000 compared to $188.2 million in 1999. The $26.9 million increase in net earnings in 2000 is primarily the result of the $32.9 million increase in operating income and an increase in non-operating income of $1.9 million, offset by an increase in income taxes of $7.4 million. The increase in non-operating income includes a $4.9 million increase in net interest income associated with the issuance of Zero Coupon Convertible Subordinated Notes in November of 2000, the absence of contributions to The Allergan Foundation of $6.9 million and a decrease in gain on investments of $13.0 million in 2000 versus 1999.

     Net earnings were $188.2 million in 1999 compared to a net loss of $90.2 million in 1998. The 1998 results include the charge related to the dividend of ASTI stock of $171.4 million, the restructuring charge of

$50.9 million net of income taxes, and asset write-offs of $41.1 million net of income taxes. Excluding the charge related to the dividend of ASTI stock and the after tax effect of special charges, net earnings were $173.2 million in 1998. The increase in 1999 of $15.0 million from the adjusted net earnings amount of $173.2 million in 1998 to $188.2 million in net earnings in 1999 was the result of the increase in operating income offset by a decrease in gain on investments.

LIQUIDITY AND CAPITAL RESOURCES

     Management assesses the Company's liquidity by its ability to generate cash to fund its operations. Significant factors in the management of liquidity are: funds generated by operations; levels of accounts receivable, inventories, accounts payable and capital expenditures; the extent of the Company's stock repurchase program; adequate lines of credit; and financial flexibility to attract long-term capital on satisfactory terms.

     Historically, the Company has generated cash from operations in excess of working capital requirements. The net cash provided by operating activities was $354.1 million in 2000, compared to $254.3 million in 1999 and $52.7 million in 1998. Operating cash flow in 1998 was reduced by the contribution to ASTI of $171.4 million. Excluding such contribution, operating cash flow was $224.1 million in 1998. Operating cash flow increased in 2000 compared to 1999 primarily as a result of the increase in net earnings and an increase in accrued liabilities, offset by the increase in accounts receivable. Operating cash flow increased in 1999 compared to 1998 primarily as a result of the increase in net earnings from 1998 to 1999, excluding the effect of the contribution of ASTI in 1998.

     Net cash used in investing activities was $85.3 million in 2000 including $66.9 million in expenditures for plant and equipment more fully described under "Capital Expenditures" below and $8.0 million to acquire software. Net cash used in investing activities was $53.0 million in 1999 including $63.3 million in expenditures for plant and equipment, and $21.0 million to acquire software. Such expenditures in 1999 were offset by $33.8 million in proceeds from sale of investments. Net cash used in investing activities was $11.8 million in 1998 including $50.6 million in expenditures for plant and equipment, and $24.9 million to acquire software. Such expenditures in 1998 were offset by $57.0 million in proceeds from sale of investments.

     Net cash provided by financing activities was $345.8 million in 2000, composed primarily of proceeds from subordinated convertible borrowings of $400.0 million and $148.1 million from sale of stock to employees. The Company is uncertain as to the level of future stock purchases by employees. Net cash was used for the payment of dividends of $41.9 million, $122.8 million for purchases of treasury stock and $81.4 million in net repayments of debt, including notes payable, commercial paper and long-term debt. Net cash used in financing activities was $213.4 million in 1999, composed primarily of $37.0 million for payment of dividends, $225.3 million for purchases of treasury stock, and $2.7 million in repayments of long-term debt. Cash was provided by $22.8 million in long-term debt borrowings and $28.8 million from sale of stock to employees. Net cash used in financing activities was $35.9 million in 1998, composed primarily of $33.8 million for payment of dividends, $32.9 million for purchases of treasury stock, $37.0 million in net repayments of debt including notes payable, commercial paper, and long-term debt, and $28.6 million representing the portion of the $200 million contribution to ASTI not charged to operations in 1998.

     As of December 31, 2000, the Company had long-term credit facilities and a medium term note program. The credit facilities allow for borrowings of up to $36.2 million through 2001, $13.1 million through 2002, and $294.9 million through 2003. The note program allows the Company to issue up to an additional $35 million in notes on a non-revolving basis. Borrowings under the credit facilities are subject to certain financial and operating covenants, including a requirement that the Company maintain certain financial ratios and other customary covenants for credit facilities of similar kind. As of December 31, 2000, the Company had $76.8 million in borrowings primarily under yen dominated credit facilities and $89.0 million under the note program.

     A substantial portion of the Company's existing cash and equivalents are held by non-U.S. subsidiaries. These funds are planned to be utilized in the Company's operations outside the United States. The Company has approximately $500.7 million in unremitted earnings outside the United States for which withholding and

U.S. taxes have not been provided. Tax costs could be incurred if these funds were remitted to the United States.

     The Company believes that the net cash provided by operating activities, supplemented as necessary with borrowings available under the Company's existing credit facilities and existing cash and cash equivalents, will provide it with sufficient resources to meet working capital requirements, debt service and other cash needs over the next year. The Company believes it will spend approximately $6.0 million on accrued restructuring costs during 2001.

     The Company has the right to acquire all of the outstanding Class A Common Stock of ASTI at any time from ASTI's inception until the 90th day after which the Company has received notice that the amount of cash and marketable securities held by ASTI is less than $15 million. ASTI announced in January 2000 that it expects to have expended all available funds by the middle of calendar year 2001. Assuming that ASTI's forecast is reasonably accurate and Allergan chooses to exercise its right to purchase the shares of ASTI, the purchase price would be the greater of (i) $60 million, (ii) the fair market value of 1,000,000 shares of Allergan Common Stock on the date Allergan exercises its option to purchase ASTI, or (iii) $250 million less the amount of fees previously paid to Allergan by ASTI and research and development costs paid or incurred by ASTI.

  Capital Expenditures

     Expenditures for property, plant and equipment totaled $66.9 million for 2000, $63.3 million for 1999 and $50.6 million for 1998. Expenditures in 2000 include expansion of manufacturing facilities and a variety of other projects designed to improve productivity. The Company expects to invest $70.0 million to $80.0 million in property, plant and equipment in 2001.

  Inflation

     Although at reduced levels in recent years, inflation continues to apply upward pressure on the cost of goods and services used by the Company. The competitive and regulatory environments in many markets substantially limit the Company's ability to fully recover these higher costs through increased selling prices. The Company continually seeks to mitigate the adverse effects of inflation through cost containment and improved productivity and manufacturing processes.

  Foreign Currency Fluctuations

     Approximately 48% of the Company's revenues in 2000 were derived from operations outside the U.S., and a portion of the Company's international cost structure is denominated in currencies other than the U.S. dollar. As a result, the Company is subject to fluctuations in sales and earnings reported in U.S. dollars as a result of changing currency exchange rates. The Company routinely monitors its transaction exposure to currency rates and implements certain hedging strategies to limit such exposure, as appropriate. The impact of foreign currency fluctuations on the Company's sales was as follows: a $42.6 million decrease in 2000, a $34.6 million decrease in 1999 and a $27.8 million decrease in 1998. The 2000 sales decrease included decreases of $44.8 million related to the euro offset by an $2.8 million increase related to the Japanese yen. The 1999 sales decrease included decreases of $37.4 million related to the Brazilian Real and $15.0 million related to European currencies, offset by an $18.6 million increase related to the Japanese yen. The 1998 sales decrease included decreases of $8.4 million related to European currencies and $8.5 million related to the Japanese yen. See Note 1 to the Consolidated Financial Statements relative to the Company's accounting policy on foreign currency translation.

     In the normal course of business, operations of the Company are exposed to risks associated with fluctuations in currency exchange rates and interest rates. The Company addresses these risks through controlled risk management that includes the use of derivative financial instruments to hedge or reduce these exposures. The Company does not enter into financial instruments for trading or speculative purposes. See Note 12 to the Consolidated Financial Statements for activities relating to foreign currency and interest rate risk management.

QUANTITATIVE AND QUALITATIVE MARKET RISK FACTORS

     In the normal course of business, operations of the Company are exposed to risks associated with fluctuations in interest rates and foreign currency exchange rates. The Company addresses these risks through controlled risk management that includes the use of derivative financial instruments to hedge or reduce these exposures. The Company does not enter into financial instruments for trading or speculative purposes.

     To ensure the adequacy and effectiveness of the Company's interest rate and foreign exchange hedge positions, the Company continually monitors its interest rate swap positions and foreign exchange forward and option positions both on a stand-alone basis and in conjunction with its underlying interest rate and foreign currency exposures, from an accounting and economic perspective.

     However, given the inherent limitations of forecasting and the anticipatory nature of the exposures intended to be hedged, there can be no assurance that such programs will offset more than a portion of the adverse financial impact resulting from unfavorable movements in either interest or foreign exchange rates. In addition, the timing of the accounting for recognition of gains and losses related to mark-to-market instruments for any given period may not coincide with the timing of gains and losses related to the underlying economic exposures and, therefore, may adversely affect the Company's consolidated operating results and financial position. The gains and losses realized from the interest rate swaps and foreign currency forward and option contracts are recorded in Other, net in the accompanying consolidated statement of operations.

  Interest Rate Risk

     The Company's interest income and expense is more sensitive to fluctuations in the general level of U.S. and Japan interest rates than to changes in rates in other markets. Changes in U.S. and Japan interest rates affect the interest earned on the Company's cash and equivalents, interest expense on the Company's debt as well as costs associated with foreign currency hedges.

     The Company's exposure to market risk for changes in interest rates result from the Company's long-term debt obligations and related derivative financial instruments. The Company enters into interest rate swap agreements to reduce the impact of interest rate changes on its floating rate long-term debt. These derivative financial instruments allow the Company to make long-term borrowings at floating rates and then swap them into fixed rates that are anticipated to be lower than those available to the Company if fixed-rate borrowings were made directly.

     The Company's interest rate swaps qualify as accounting hedges and generally require the Company to pay a fixed interest rate and receive a floating rate of interest without exchanges of the underlying notional amounts. As a result, these swaps effectively convert the Company's floating-rate debt to fixed-rates and generally qualify for hedge accounting treatment.

     The table below presents information about certain of the Company's investment portfolio and its debt obligations for the years ended December 31, 2000 and 1999:

                                                                   DECEMBER 31, 2000
                                 --------------------------------------------------------------------------------------
                                                  MATURING IN
                                 ----------------------------------------------                             FAIR MARKET
                                  2001       2002      2003     2004      2005     THEREAFTER     TOTAL        VALUE
                                 -------    ------    ------    -----    ------    ----------    -------    -----------
                                                          (IN MILLIONS, EXCEPT INTEREST RATES)
ASSETS
Cash equivalents:
Repurchase Agreements..........  $ 350.0        --        --       --        --          --      $ 350.0      $350.0
Weighted Average Interest
  Rate.........................      6.76%      --        --       --        --          --          6.76%
Commercial Paper...............    257.3        --        --       --        --          --        257.3       257.3
Weighted Average Interest
  Rate.........................      6.58%      --        --       --        --          --          6.58%
Foreign Time Deposits..........     48.3        --        --       --        --          --         48.3        48.3
Weighted Average Interest
  Rate.........................      5.38%      --        --       --        --          --          5.38%
Total cash equivalents.........  $ 655.6        --        --       --        --          --      $ 655.6      $655.6
Weighted Average Interest
  Rate.........................      6.59%      --        --       --        --          --          6.59%

LIABILITIES
Debt Obligations:
Fixed Rate ($US)...............  $  14.0    $ 45.0    $ 30.0       --        --     $ 401.7      $ 490.7      $546.2
Weighted Average Interest
  Rate.........................      6.83%     7.21%     5.72%     --        --         2.50%        3.25%
Fixed Rate (JPY)...............       --        --      21.9       --      43.5          --         65.4        67.4
Weighted Average Interest
  Rate.........................       --        --       3.55%     --       1.85%        --          2.42%
Other Fixed Rate (non-US$).....      0.9       0.9       0.3       --        --          --          2.1         2.1
Weighted Average Interest
  Rate.........................     13.5%     13.5%     13.5%      --        --          --         13.5%
Variable Rate ($US)............      3.2       3.0       1.6       --        --          --          7.8         7.8
Weighted Average Interest
  Rate.........................      5.89%     5.75%     5.75%     --        --          --          5.81%
Variable Rate (JPY)............     17.5      13.1      21.9       --        --          --         52.5        52.5
Weighted Average Interest
  Rate.........................      1.20%     1.23%     1.10%     --        --          --          1.17%
Other Variable Rate
  (non-US$)....................     23.6       0.7       0.6      0.5        --          --         25.4        25.4
Weighted Average Interest
  Rate.........................      8.53%     5.10%     5.10%    5.10%      --          --          8.29%
Total Debt Obligations.........  $  59.2    $ 62.7    $ 76.3    $ 0.5    $ 43.5     $ 401.7      $ 643.9      $701.4
Weighted Average Interest
  Rate.........................      5.89%     5.96%     3.80%    5.10%     1.85%       2.50%        3.26%

INTEREST RATE DERIVATIVES
Interest Rate Swaps
Variable to Fixed..............  $  39.4        --        --       --        --          --      $  39.4      $ (0.1)
Average Pay Rate...............      0.86%      --        --       --        --          --          0.86%
Average Receive Rate...........      0.55%      --        --       --        --          --          0.55%

                                                                   DECEMBER 31, 1999
                                ---------------------------------------------------------------------------------------
                                                  MATURING IN
                                -----------------------------------------------                             FAIR MARKET
                                 2000       2001       2002      2003     2004     THEREAFTER     TOTAL        VALUE
                                -------    -------    ------    ------    -----    ----------    -------    -----------
                                                         (IN MILLIONS, EXCEPT INTEREST RATES)
ASSETS
Cash equivalents:
Repurchase Agreements.........  $  55.8         --        --        --       --       --         $  55.8      $ 55.8
Weighted Average Interest
  Rate........................      5.86%       --        --        --       --       --             5.86%
Foreign Time Deposits.........     36.7         --        --        --       --       --            36.7        36.7
Weighted Average Interest
  Rate........................      7.61%       --        --        --       --       --             7.61%
Commercial Paper..............      8.4         --        --        --       --       --             8.4         8.4
Weighted Average Interest
  Rate........................      5.10%       --        --        --       --       --             5.10%
Corporate Bonds...............      2.0         --        --        --       --       --             2.0         2.0
Weighted Average Interest
  Rate........................      6.75%       --        --        --       --       --             6.75%
Total cash equivalents........  $ 102.9         --        --        --       --       --         $ 102.9      $102.9
Weighted Average Interest
  Rate........................      6.44%       --        --        --       --       --             6.44%

LIABILITIES
Debt Obligations:
Fixed Rate ($US)..............  $  25.0    $  14.0    $ 20.0    $ 30.0       --       --         $  89.0      $ 88.8
Weighted Average Interest
  Rate........................      6.01%      6.83%     6.92%     6.22%     --       --             6.41%
Fixed Rate (JPY)..............       --         --        --      24.5       --       --            24.5        24.5
Weighted Average Interest
  Rate........................       --         --        --       3.55%     --       --             3.55%
Other Fixed Rate (non-US$)....       --        1.7       1.0       0.3       --       --             3.0         3.0
Weighted Average Interest
  Rate........................       --       13.50%    13.50%    13.50%     --       --            13.50%
Variable Rate ($US)...........      2.6       50.9       3.0       1.9       --       --            58.4        58.4
Weighted Average Interest
  Rate........................      5.29%      6.58%     5.29%     5.29%     --       --             6.42%
Variable Rate (JPY)...........     43.1       44.1      14.7        --       --       --           101.9       101.9
Weighted Average Interest
  Rate........................      1.05%      0.85%     1.02%      --       --       --             0.96%
Other Variable Rate
  (non-US$)...................     14.6        0.7       0.7       0.7      0.6       --            17.3        17.3
Weighted Average Interest
  Rate........................      7.50%      5.10%     5.10%     5.10%    5.10%     --             7.12%
Total Debt Obligations........  $  85.3    $ 111.4    $ 39.4    $ 57.4    $ 0.6       --         $ 294.1      $293.9
Weighted Average Interest
  Rate........................      3.74%      4.45%     4.73%     5.07%    5.10%     --             4.40%

INTEREST RATE DERIVATIVES
Interest Rate Swaps
Variable to Fixed ($US).......  $  10.0         --        --        --       --       --         $  10.0      $   --
Average Pay Rate..............      7.00%       --        --        --       --       --             7.00%
Average Receive Rate..........      6.19%       --        --        --       --       --             6.19%
Fixed to Variable (JPY).......       --    $  44.1        --        --       --       --         $  44.1        (0.4)
Average Pay Rate..............       --        0.86%      --        --       --       --             0.86%
Average Receive Rate..........       --        0.29%      --        --       --       --             0.29%

  Foreign Currency Risk

     Overall, the Company is a net recipient of currencies other than the U.S. dollar and, as such, benefits from a weaker dollar and is adversely affected by a stronger dollar relative to major currencies worldwide. Accordingly, changes in exchange rates, and in particular a strengthening of the U.S. dollar, may negatively affect the Company's consolidated sales and gross margins as expressed in U.S. dollars.

     From time to time, the Company enters into foreign currency forward and option contracts to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its core business issues and challenges. Accordingly, the Company enters into various contracts which change in value as foreign exchange rates change to offset the effect of changes in the value of foreign currency assets and liabilities, commitments and anticipated foreign currency denominated sales and operating expenses. The Company enters into foreign currency forward and option contracts in amounts between minimum and maximum anticipated foreign exchange exposures, generally for periods not to exceed one year. The gains and losses on these contracts offset changes in the value of the related exposures but are recorded in Other, net in the accompanying consolidated statements of operations.

     All of the Company's outstanding foreign exchange forward contracts are entered into to protect the value of intercompany borrowings denominated in currencies other than the lender's functional currency. These forward contracts qualify for hedge accounting treatment. As such, gains and losses recognized upon settlement of the forward contracts offset losses and gains, respectively, on the underlying intercompany receivables being hedged.

     Probable but not firmly committed transactions comprise sales of the Company's products and purchases of raw material in currencies other than the U.S. Dollar. A majority of these sales are made through the Company's subsidiaries in Europe, Asia (particularly Japan), Canada and Australia. The Company purchases foreign exchange option contracts to hedge the currency exchange risks associated with these probable but not firmly committed transactions. The duration of foreign exchange hedging instruments, whether for firmly committed transactions, or for probable but not firmly committed transactions, currently does not exceed one year.

     A substantial portion of the Company's purchased options are entered into to protect the value of anticipated, but not firmly committed transactions in Japan and Europe. The premium cost of purchased foreign exchange option contracts are recorded in other current assets and amortized over the life of the option.

     The following table provides information about the Company's foreign currency derivative financial instruments outstanding as of December 31. The information is provided in U.S. dollar amounts, as presented in the Company's consolidated financial statements.

                                                      2000                               1999
                                         -------------------------------    -------------------------------
                                          NOTIONAL      AVERAGE CONTRACT     NOTIONAL      AVERAGE CONTRACT
                                           AMOUNT        RATE OR STRIKE       AMOUNT        RATE OR STRIKE
                                         IN MILLIONS         AMOUNT         IN MILLIONS         AMOUNT
                                         -----------    ----------------    -----------    ----------------
Foreign currency forward contracts:
  (Receive $US/Pay Foreign Currency)
  Spanish Pesetas......................    $  7.4             188.80           $ 9.7             164.05
  French Francs........................       8.7               7.44             2.4               6.46
  German Marks.........................        --                 --             4.1               1.93
  Italian Lira.........................       4.1           2,196.98             4.9           1,907.40
  Australian Dollars...................       3.7               0.54             8.7               0.64
Miscellaneous other currencies.........       1.1                n/a             5.1                n/a
                                           ------                              -----
Total currency forward contracts.......    $ 25.0                              $34.9
Estimated fair value...................    $ (1.5)                             $(0.2)
Foreign currency purchased put options:
  Japanese Yen.........................    $ 36.8             105.92           $38.6             100.98
  Euro.................................      71.2               0.87              --                 --
  Canadian Dollar......................      13.4               1.53              --                 --
  U.K. Pound...........................       7.6               1.46              --                 --
  Other................................      15.8                n/a              --                 --
                                           ------                              -----
                                           $144.8                              $38.6
Estimated fair value...................    $  3.7                              $ 1.2

     In June 1998, Statement of Financial Accounting Standards No.
133 -- "Accounting for Derivative Instruments and Hedging Activities" (SFAS No.
133) was issued, as amended, and is effective for all periods of fiscal years beginning after June 15, 2000 (January 1, 2001 for the Company). SFAS No. 133 establishes accounting and reporting standards for all derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of position and measure those instruments at fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized in earnings unless specific hedging accounting criteria are met. Accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that an entity must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Company adopted SFAS No. 133 on January 1, 2001.

     The Company has identified three types of derivative instruments at December 31, 2000 which were recorded on the Company's Consolidated Balance Sheet on January 1, 2001, the date of adoption of SFAS No. 133. The derivative instruments are: interest rate swap agreements, foreign currency forward contracts and foreign currency option contracts.

     The Company enters into interest rate swap agreements to reduce the impact of interest rate changes on its floating rate long-term debt. These swap agreements qualify as a cash flow hedge under SFAS No. 133. Since the interest rate swap agreements qualify as a cash flow hedge, the fair value of these agreements totaling a loss of approximately $100,000 will be recorded as a debit to other comprehensive income in stockholders' equity at January 1, 2001. Changes in fair value of these interest rate swap agreements will be adjusted through other comprehensive income as long as the cash flow hedge requirements are met.

     The Company enters into foreign currency forward and option contracts to reduce earnings and cash flow volatility associated with foreign exchange rate changes and its impact on the value of foreign currency assets and liabilities, commitments and anticipated foreign currency denominated sales and operating expenses. Upon adoption of SFAS No. 133, the Company's management decided not to designate these derivative instruments as accounting hedges. Accordingly, during the first quarter of fiscal 2001, the Company will record a net-of-tax cumulative-effect loss of $1.8 million into earnings to recognize the foreign currency forward and option contracts at fair value at January 1, 2001. Future changes in the fair value of these contracts will be recorded through current operations.

FORWARD LOOKING STATEMENTS

  Safe Harbor Statement Under the Private Securities Litigation Reform Act of
1995

     Certain disclosures made by the Company in this report and in other reports and statements released by the Company are and will be forward-looking in nature, such as comments which express the Company's opinions about trends and factors which may impact future operating results. Disclosures that use words such as the Company "believes," "anticipates," "expects" and similar expressions are intended to identify forward looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from expectations. Any such forward-looking statements, whether made in this report or elsewhere, should be considered in context with the Company's disclosures about its businesses made in the Company's press releases and in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                               AS OF DECEMBER 31,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
                                                                  IN MILLIONS,
                                                               EXCEPT SHARE DATA
Current assets
  Cash and equivalents......................................  $  773.9    $  162.9
  Trade receivables, net....................................     290.1       253.2
  Inventories...............................................     122.7       130.7
  Other current assets......................................     139.6       150.7
                                                              --------    --------
          Total current assets..............................   1,326.3       697.5
Investments and other assets................................     159.9       160.8
Property, plant and equipment, net..........................     351.6       330.3
Goodwill and intangibles, net...............................     133.2       150.5
                                                              --------    --------
          Total assets......................................  $1,971.0    $1,339.1
                                                              ========    ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Notes payable.............................................  $   59.2    $   85.3
  Accounts payable..........................................      96.3        80.5
  Accrued compensation......................................      54.6        52.3
  Other accrued expenses....................................     123.9       118.4
  Income taxes..............................................      98.5        83.4
                                                              --------    --------
          Total current liabilities.........................     432.5       419.9
Long-term debt..............................................     183.0       208.8
Long-term convertible subordinated notes, net of discount...     401.7          --
Other liabilities...........................................      79.4        75.8
Commitments and contingencies
Minority interest...........................................       0.6         0.1
Stockholders' equity
  Preferred stock, $.01 par value; authorized 5,000,000
     shares; none issued....................................        --          --
  Common stock, $.01 par value; authorized 300,000,000
     shares; issued 134,255,000.............................       1.3         1.3
  Additional paid-in capital................................     288.7       245.5
  Accumulated other comprehensive loss......................     (50.8)      (49.3)
  Retained earnings.........................................     780.0       651.1
                                                              --------    --------
                                                               1,019.2       848.6
  Less treasury stock, at cost (2,574,000 and 4,436,000
     shares)................................................    (145.4)     (214.1)
                                                              --------    --------
          Total stockholders' equity........................     873.8       634.5
                                                              --------    --------
          Total liabilities and stockholders' equity........  $1,971.0    $1,339.1
                                                              ========    ========

          See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    YEAR ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                2000         1999         1998
                                                              ---------    ---------    ---------
                                                              IN MILLIONS, EXCEPT PER SHARE DATA
Product sales
Net sales...................................................  $1,562.6     $1,406.2     $1,261.7
Cost of sales...............................................     429.1        406.4        407.0
                                                              --------     --------     --------
  Product gross margin......................................   1,133.5        999.8        854.7
                                                              --------     --------     --------
Research services
Research service revenues, primarily from related parties...      62.9         46.2         34.4
Cost of research services...................................      59.4         43.3         32.1
                                                              --------     --------     --------
  Research services margin..................................       3.5          2.9          2.3
                                                              --------     --------     --------
Selling, general and administrative.........................     650.1        587.9        525.2
Technology fees from related party..........................      (3.1)        (6.1)       (11.2)
Research and development....................................     195.6        168.4        125.4
Restructuring charges (credit)..............................      (2.0)        (9.6)        74.8
Asset write-offs (credit)...................................        --         (1.4)        58.5
Contribution to ASTI........................................        --           --        171.4
                                                              --------     --------     --------
Operating income (loss).....................................     296.4        263.5        (87.1)
Interest income.............................................      23.9         14.3         11.7
Interest expense............................................     (19.8)       (15.1)       (16.4)
Gain on investments, net....................................       1.0         14.0         54.1
Contribution to The Allergan Foundation.....................        --         (6.9)       (11.0)
Other, net..................................................       2.3         (0.8)        (9.0)
                                                              --------     --------     --------
Earnings (loss) before income taxes and minority interest...     303.8        269.0        (57.7)
Provision for income taxes..................................      88.1         80.7         32.8
Minority interest...........................................       0.6          0.1         (0.3)
                                                              --------     --------     --------
Net earnings (loss).........................................  $  215.1     $  188.2     $  (90.2)
                                                              ========     ========     ========
Basic earnings (loss) per common share......................  $   1.65     $   1.42     $  (0.69)
                                                              ========     ========     ========
Diluted earnings (loss) per common share....................  $   1.61     $   1.39     $  (0.69)
                                                              ========     ========     ========

          See accompanying notes to consolidated financial statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                              ACCUMULATED
                                   COMMON STOCK      ADDITIONAL   UNEARNED       OTHER                   TREASURY STOCK
                                ------------------    PAID-IN     COMPEN-    COMPREHENSIVE   RETAINED   ----------------
                                SHARES   PAR VALUE    CAPITAL      SATION    INCOME (LOSS)   EARNINGS   SHARES   AMOUNT     TOTAL
                                ------   ---------   ----------   --------   -------------   --------   ------   -------   -------
                                                                           IN MILLIONS
Balance December 31, 1997.....   67.2      $0.7        $227.7      $(19.6)      $ 11.7        $670.8     (1.9)   $ (49.9)  $ 841.4
Comprehensive loss
  Net loss....................                                                                 (90.2)                        (90.2)
  Other comprehensive income,
    net of tax................
  Foreign currency translation
    adjustments...............
  Unrealized losses on
    investments...............
  Other comprehensive loss....                                                   (16.0)                                      (16.0)
        Comprehensive loss....
Dividends ($0.52 per share)...                                                                 (34.1)                        (34.1)
Dividend of ASTI stock........                                                                 (28.6)                        (28.6)
Stock options exercised.......                           12.7                                   (2.9)     1.5       39.2      49.0
Activity under other stock
  plans.......................   (0.1)                   (1.1)       (1.1)                       2.2      0.2        3.9       3.9
Adjustment in reporting of
  subsidiaries................                                                                  (0.9)                         (0.9)
Purchases of treasury stock...                                                                           (0.8)     (32.9)    (32.9)
Expense of compensation
  plans.......................                                        4.4                                                      4.4
                                -----      ----        ------      ------       ------        ------     ----    -------   -------
Balance December 31, 1998.....   67.1       0.7         239.3       (16.3)        (4.3)        516.3     (1.0)     (39.7)    696.0
Comprehensive income
  Net earnings................                                                                 188.2                         188.2
  Other comprehensive income,
    net of tax................
  Foreign currency translation
    adjustments...............
  Unrealized loss on
    investments...............
  Other comprehensive loss....                                                   (45.0)                                      (45.0)
        Comprehensive
          income..............
Two for one stock split
  affected as a dividend......   67.2       0.6                                                 (0.6)    (1.0)
Dividends ($0.28 per share)...                                                                 (37.0)                        (37.0)
Stock options exercised.......                           22.2                                  (17.8)     1.0       46.6      51.0
Activity under other stock
  plans.......................                           (0.1)       (5.4)                       4.5      1.3        4.3       3.3
Adjustment in reporting of
  subsidiaries................                                                                  (2.5)                         (2.5)
Purchase of treasury stock....                                                                           (4.7)    (225.3)   (225.3)
Expense of compensation
  plans.......................                                        5.8                                                      5.8
                                -----      ----        ------      ------       ------        ------     ----    -------   -------
Balance December 31, 1999.....  134.3       1.3         261.4       (15.9)       (49.3)        651.1     (4.4)    (214.1)    634.5
Comprehensive income
  Net earnings................                                                                 215.1                         215.1
  Other comprehensive income,
    net of tax................
  Foreign currency translation
    adjustments...............
  Unrealized gain on
    investments...............
  Other comprehensive loss....                                                    (1.5)                                       (1.5)
        Comprehensive
          income..............
Dividends ($0.32 per share)...                                                                 (41.9)                        (41.9)
Stock options exercised.......                           37.1                                  (41.8)     3.9      189.9     185.2
Activity under other stock
  plans.......................                                        0.4                        0.7                 1.6       2.7
Adjustment in reporting of
  subsidiaries................                                                                  (3.2)                         (3.2)
Purchase of treasury stock....                                                                           (2.1)    (122.8)   (122.8)
Expense of compensation
  plans.......................                                        5.7                                                      5.7
                                -----      ----        ------      ------       ------        ------     ----    -------   -------
Balance December 31, 2000.....  134.3      $1.3        $298.5      $ (9.8)      $(50.8)       $780.0     (2.6)   $(145.4)  $ 873.8
                                =====      ====        ======      ======       ======        ======     ====    =======   =======


                                COMPREHENSIVE
                                INCOME (LOSS)
                                -------------
                                 IN MILLIONS
Balance December 31, 1997.....
Comprehensive loss
  Net loss....................       (90.2)
  Other comprehensive income,
    net of tax................
  Foreign currency translation
    adjustments...............        (2.1)
  Unrealized losses on
    investments...............       (13.9)
                                   -------
  Other comprehensive loss....       (16.0)
                                   -------
        Comprehensive loss....     $(106.2)
                                   =======
Dividends ($0.52 per share)...
Dividend of ASTI stock........
Stock options exercised.......
Activity under other stock
  plans.......................
Adjustment in reporting of
  subsidiaries................
Purchases of treasury stock...
Expense of compensation
  plans.......................
Balance December 31, 1998.....
Comprehensive income
  Net earnings................       188.2
  Other comprehensive income,
    net of tax................
  Foreign currency translation
    adjustments...............       (42.1)
  Unrealized loss on
    investments...............        (2.9)
                                   -------
  Other comprehensive loss....       (45.0)
                                   -------
        Comprehensive
          income..............     $ 143.2
                                   =======
Two for one stock split
  affected as a dividend......
Dividends ($0.28 per share)...
Stock options exercised.......
Activity under other stock
  plans.......................
Adjustment in reporting of
  subsidiaries................
Purchase of treasury stock....
Expense of compensation
  plans.......................
Balance December 31, 1999.....
Comprehensive income
  Net earnings................       215.1
  Other comprehensive income,
    net of tax................
  Foreign currency translation
    adjustments...............        (2.8)
  Unrealized gain on
    investments...............         1.3
                                   -------
  Other comprehensive loss....        (1.5)
                                   -------
        Comprehensive
          income..............     $ 213.6
                                   =======
Dividends ($0.32 per share)...
Stock options exercised.......
Activity under other stock
  plans.......................
Adjustment in reporting of
  subsidiaries................
Purchase of treasury stock....
Expense of compensation
  plans.......................
Balance December 31, 2000.....

          See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31,
                                                              ----------------------------
                                                               2000       1999       1998
                                                              -------    -------    ------
                                                                      IN MILLIONS
Cash flows provided by operating activities
Net earnings (loss).........................................  $ 215.1    $ 188.2    $(90.2)
Non-cash items included in net earnings (loss)
  Depreciation and amortization.............................     77.7       73.8      76.5
  Amortization of prepaid royalties.........................      7.4        8.6      10.3
  Amortization of original issue discount...................      1.7         --        --
  Deferred income taxes.....................................     (4.6)      (7.1)    (40.4)
  Gain on sale of investments...............................     (1.0)     (14.0)    (54.1)
  Contribution to The Allergan Foundation...................       --        6.9      11.0
  Loss (gain) on sale of assets.............................      1.1       (0.2)      4.3
  Expense of compensation plans.............................      8.5       10.0       8.1
  Minority interest.........................................      0.6        0.1      (0.3)
  Restructuring charges (credit)............................     (2.0)      (9.6)     74.8
  Asset write-offs (credit).................................       --       (1.4)     58.5
  Adjustment in reporting of foreign subsidiaries...........     (3.2)      (2.5)     (0.9)
Changes in assets and liabilities
  Trade receivables.........................................    (48.8)     (31.8)    (40.1)
  Inventories...............................................      4.6       (6.9)     18.8
  Accounts payable..........................................     15.9       11.2     (15.8)
  Income taxes..............................................     52.0       66.3       9.7
  Accrued liabilities.......................................     24.2      (27.9)     37.3
  Other.....................................................      4.9       (9.4)    (14.8)
                                                              -------    -------    ------
       Net cash provided by operating activities............    354.1      254.3      52.7
                                                              -------    -------    ------
Cash flows from investing activities
Additions to property, plant and equipment..................    (66.9)     (63.3)    (50.6)
Proceeds from sale of property, plant and equipment.........      1.1       13.7       8.8
Proceeds from sale of investments...........................      3.0       33.8      57.0
Other, net..................................................    (22.5)     (37.2)    (27.0)
                                                              -------    -------    ------
       Net cash used in investing activities................    (85.3)     (53.0)    (11.8)
                                                              -------    -------    ------
Cash flows from financing activities
Dividends to stockholders...................................    (41.9)     (37.0)    (33.8)
ASTI dividend...............................................       --         --     (28.6)
(Decrease) increase in notes payable........................    (29.1)       0.6     (32.9)
Sale of stock to employees..................................    148.1       28.8      36.0
Net (repayments) borrowings under commercial paper
  obligations...............................................    (47.1)       4.5      (1.1)
Proceeds from subordinated, convertible borrowings..........    400.0         --        --
Long-term debt borrowings...................................     43.8       17.7      60.4
Repayments of long-term debt................................     (5.2)      (2.7)     (3.0)
Payments to acquire treasury stock..........................   (122.8)    (225.3)    (32.9)
                                                              -------    -------    ------
       Net cash provided by (used in) financing
          activities........................................    345.8     (213.4)    (35.9)
Effect of exchange rates on cash and equivalents............     (3.6)      (6.6)     (4.3)
                                                              -------    -------    ------
Net increase (decrease) in cash and equivalents.............    611.0      (18.7)      0.7
Cash and equivalents at beginning of year...................    162.9      181.6     180.9
                                                              -------    -------    ------
Cash and equivalents at end of year.........................  $ 773.9    $ 162.9    $181.6
                                                              =======    =======    ======
Supplemental disclosure of cash flow information
Cash paid during the year for
  Interest (net of amount capitalized)......................  $  19.2    $  13.4    $ 14.3
                                                              =======    =======    ======
  Income taxes..............................................  $  54.5    $  33.2    $ 65.8
                                                              =======    =======    ======

          See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements include the accounts of Allergan, Inc. and all of its subsidiaries. All significant transactions among the consolidated entities have been eliminated from the financial statements.

     In 1997, the Company began converting the financial systems in its significant non-U.S. subsidiaries. At the time of conversion, the results of such operations were modified to be accounted for on a calendar year basis. Prior to December 31, 1999, a majority of non-U.S. subsidiaries were included on the basis of their fiscal years ended November 30. Substantially all subsidiaries underwent conversion in 1999 and 1998 and had revenues of $19.2 million and $1.3 million, respectively, and net losses of $2.5 million and $0.9 million, respectively, for the month of activity not included. Activities not included in operating results were recorded as adjustments to retained earnings. While there were no such conversions in 2000, miscellaneous adjustments were made during 2000 to the activities previously recorded to retained earnings.

     Two foreign subsidiaries remain which account for results on the basis of their fiscal years ended November 30. The aggregate sales and earnings of these two subsidiaries represent 1% of total consolidated sales and less than 1% of earnings for the year ended December 31, 2000.

  Use of Estimates

     The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and, as such, include amounts based on informed estimates and judgments of management. Actual results could differ from those estimates.

  Foreign Currency Translation

     The financial position and results of operations of the Company's foreign subsidiaries are generally determined using local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each year-end. Income statement accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in accumulated other comprehensive loss in stockholders' equity. Gains and losses resulting from foreign currency transactions and translation adjustments relating to foreign entities deemed to be operating in U.S. dollar functional currency in highly inflationary economies are included in earnings. For the year ended December 31, 2000, the Company recognized a foreign currency gain of $2.2 million. For the years ended December 31, 1999 and 1998, the Company recognized foreign currency losses of $1.4 million and $9.7 million, respectively. The Company did not record any foreign currency translation gains or losses in 2000, 1999 or 1998 related to foreign entities deemed to be operating in US dollar functional currency in a highly inflationary economy.

  Cash and Equivalents

     The Company considers cash and equivalents to include cash in banks, repurchase agreements, commercial paper and deposits with financial institutions which can be liquidated without prior notice or penalty.

  Inventories

     Inventories are valued at the lower of cost or market (net realizable value). Cost is determined by the first-in, first-out method.

  Long-Lived Assets

     Property, plant and equipment are stated at cost. Additions, major renewals and improvements are capitalized, while maintenance and repairs are expensed. Upon disposition, the net book value of assets is relieved and resulting gains or losses are reflected in earnings. For financial reporting purposes, depreciation is generally provided on the straight-line method over the useful life of the related asset. Accelerated depreciation methods are generally used for income tax purposes.

     Goodwill represents the excess of acquisition costs over the fair value of net assets of purchased businesses and is being amortized on a straight-line basis over periods from 7 to 30 years. Intangibles include patents, licensing agreements and marketing rights which are being amortized over their estimated useful lives ranging from 3 to 10 years. Amortization expense was $14.5 million in 2000, $17.6 million in 1999 and $19.5 million in 1998.

     Long-lived assets, goodwill and certain identifiable intangibles are reviewed for impairment in value based upon undiscounted future operating cash flows, and appropriate losses are recognized and reflected in current earnings, to the extent the carrying amount of an asset exceeds its estimated fair value determined by the use of appraisals, discounted cash flow analyses or comparable fair values of similar assets.

  Revenue Recognition

     The Company recognizes revenue from product sales when the goods are shipped to the customer. The Company generally permits returns of product from any product line by any class of customer if such product is returned in a timely manner, in good condition, from the normal channels of distribution. Returns policies in certain international markets provide for more stringent guidelines for returns in accordance with the terms of contractual agreements with customers. Allowances for returns are provided for based upon an analysis of the Company's historical patterns of returns matched against the sales from which they originated. Historical product returns have been within the amounts reserved. Intraocular lenses are the only product that is an exception to the statements above. Intraocular lenses are generally sold on a consignment basis and are, therefore, generally not subject to return. Revenue is recognized on the ultimate sales of intraocular lenses.

     Research service revenue is recognized and related costs are recorded as services are performed under research service agreements. At such time, the research service customers are obligated to pay, and such obligation is not refundable.

     The Company recognizes income from license fees based upon the facts and circumstances of each licensing agreement. In general, the Company recognizes income on signing of a license agreement that grants rights to products or technology to a third party if the Company has no further obligation to provide products or services to the third party after granting the license.

     In December 1999, the United States Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101 -- "Revenue Recognition in Financial Statements," as amended, effective October 1, 2000. SAB No. 101 summarizes certain of the staff's views in applying accounting principles generally accepted in the United States of America to revenue recognition in financial statements. The Company has implemented SAB No. 101 and there was no material impact on its financial statements.

  Stock-Based Compensation

     The Company measures stock based compensation for option grants to employees and members of the board of directors using a method which assumes that options granted at market price at the date of grant have no intrinsic value. Pro forma net earnings (loss) and earnings (loss) per share are presented in Note 11 as if the fair value method had been applied.

  Income Taxes

     The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities and expected benefits of utilizing net operating loss and credit carryforwards. The impact on deferred taxes of changes in tax rates and laws, if any, are applied to the years during which temporary differences are expected to be settled and reflected in the financial statements in the period of enactment. No provision is made for taxes on unremitted earnings of certain non-U.S. subsidiaries which are or will be reinvested indefinitely in such operations.

  Reclassifications

     Certain reclassifications of prior year amounts have been made to conform with current year presentation.

  New Accounting Standards

     In June 1998, Statement of Financial Accounting Standards No.
133 -- "Accounting for Derivative Instruments and Hedging Activities" (SFAS No.
133) was issued, as amended, and is effective for all periods of fiscal years beginning after June 15, 2000 (January 1, 2001 for the Company). SFAS No. 133 establishes accounting and reporting standards for all derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of position and measure those instruments at fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized in earnings unless specific hedging accounting criteria are met. Accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that an entity must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Company adopted SFAS No. 133 on January 1, 2001.

     The Company has identified three types of derivative instruments at December 31, 2000 which were recorded on the Company's Consolidated Balance Sheet on January 1, 2001, the date of adoption of SFAS No. 133. The derivative instruments are: interest rate swap agreements, foreign currency forward contracts and foreign currency option contracts.

     The Company enters into interest rate swap agreements to reduce the impact of interest rate changes on its floating rate long-term debt. These swap agreements qualify as a cash flow hedge under SFAS No. 133. Since the interest rate swap agreements qualify as a cash flow hedge, the fair value of these agreements totaling a loss of approximately $100,000 will be recorded as a debit to other comprehensive income in stockholders' equity at January 1, 2001. Changes in fair value of these interest rate swap agreements will be adjusted through other comprehensive income as long as the cash flow hedge requirements are met.

     The Company enters into foreign currency forward and option contracts to reduce earnings and cash flow volatility associated with foreign exchange rate changes and its impact on the value of foreign currency assets and liabilities, commitments and anticipated foreign currency denominated sales and operating expenses. Upon adoption of SFAS No. 133, the Company's management decided not to designate these derivative instruments as accounting hedges. Accordingly, during the first quarter of fiscal 2001, the Company will record a net-of-tax cumulative-effect loss of $1.8 million into earnings to recognize the foreign currency forward and option contracts at fair value at January 1, 2001. Future changes in the fair value of these contracts will be recorded through current operations.

NOTE 2: COMMON STOCK SPLIT

     On October 21, 1999, the Company's Board of Directors approved a two for one stock split in the form of a 100% stock dividend. At December 31, 1999, this stock split was recorded as a transfer of $671,000 from retained earnings to Common Stock, representing a $0.01 par value for each additional share issued.

     All share and per share data, including the Employee Stock Ownership Plan and Incentive Compensation Plan information, is stated to reflect the split for all periods presented prior to December 31, 1999 except for the Consolidated Statement of Stockholders' Equity for the year ended December 31, 1998.

NOTE 3: SPECIAL CHARGES

     Results for 1998 include three special charges disclosed on specific lines in the Consolidated Statements of Operations.

     The Company recorded a charge of $171.4 million in March 1998 relating to the dividend distribution of Allergan Specialty Therapeutics, Inc. (ASTI) stock to the Company's stockholders. Such amount represents the excess of the $200 million contributed to ASTI by the Company over the aggregate market value of ASTI stock at the commencement of trading as an independent company.

     During 1998, the Company recorded a $74.8 million restructuring charge, $50.9 million after taxes. The restructuring charge represented the costs of a comprehensive plan to streamline operations and reduce costs through reductions in global general and administrative (G&A) staff and the closure of five of ten manufacturing facilities in connection with the outsourcing and consolidation of manufacturing operations. In addition, operations in many countries were transferred to distributors, and business activities were concentrated into regional shared service centers. The changes in operations were expected to result in a net workforce reduction of 695 positions over a three-year period. The reductions in G&A staff and manufacturing facilities are primarily the result of a strategic assessment of the Company's product lines and businesses and a review of the G&A cost structure and manufacturing capabilities during 1998. During the years ended December 31, 2000, 1999 and 1998, severance payments of $4.0 million, $8.5 million and $3.6 million, respectively, were made to 20, 323 and 141 terminated employees, respectively, associated with the reduction of G&A staff and manufacturing facilities.

     In 1999, the Company determined that various restructuring activities were completed for less cost than estimated in 1998, primarily as a result of lower than anticipated severance costs. A total of 95 positions included in the 695 position reduction did not require severance payments as certain employees terminated their employment prior to the date they would have qualified for severance, and other employees transferred to unfilled positions in other areas. As a result, the Company recorded a $3.8 million reduction in the restructuring charge in 1999.

     The following table presents the restructuring activities through December 31, 2000 resulting from the 1998 restructuring charge (in millions):

                                    PAYMENTS        FACILITY      ABANDONMENT
                                  TO EMPLOYEES     CLOSURE AND    OF COMPUTER
                                  INVOLUNTARILY   CONSOLIDATION    SOFTWARE     OTHER       TOTAL
                                   TERMINATED         COSTS          COSTS      COSTS   RESTRUCTURING
                                  -------------   -------------   -----------   -----   -------------
Net charge during 1998..........      $22.7          $ 28.9         $ 10.6      $12.6      $ 74.8
Assets written off during
  1998..........................         --           (25.3)         (10.6)      (4.8)      (40.7)
Spending during 1998............       (3.6)             --             --       (7.4)      (11.0)
                                      -----          ------         ------      -----      ------
Balances as of December 31,
  1998..........................       19.1             3.6             --        0.4        23.1
Adjustments during 1999.........         --            (0.3)            --        0.3          --
Net credit during 1999..........       (2.6)           (0.7)            --       (0.5)       (3.8)
Assets written off during
  1999..........................         --            (0.3)            --         --        (0.3)
Spending during 1999............       (8.5)           (0.4)            --         --        (8.9)
                                      -----          ------         ------      -----      ------
Balances as of December 31,
  1999..........................        8.0             1.9             --        0.2        10.1
Adjustments during 2000.........       (0.5)            0.4             --        0.1          --
Spending during 2000............       (4.0)             --             --       (0.1)       (4.1)
                                      -----          ------         ------      -----      ------
Balances as of December 31,
  2000..........................      $ 3.5          $  2.3         $   --      $ 0.2      $  6.0
                                      =====          ======         ======      =====      ======

     During 1998, the Company offered an early retirement program to certain employees. The increase in pension liability resulting from this program is included in the table above as 1998 "spending" under "other costs".

     In 1998, management also completed a critical review of its asset bases in light of the strategic decisions made in the restructuring activities discussed above. Management made business decisions relating to the future use of certain assets resulting in a reassessment of the carrying value of such assets. As a result, the Company recorded a $58.5 million charge, $41.1 million after taxes. Such charge reduced the value of a manufacturing facility, office facilities in Germany and Spain, assets related to certain Herald skin care products and certain other assets. The Company determined that the value of the assets, other than office facilities, were impaired by comparing the carrying value of each asset with an undiscounted cash flow analysis for each asset. The value of each asset was written-down to the higher of its net realizable sales value less costs to sell or the value determined by a discounted cash flow analysis. The $58.5 million charge related to the following business segments: $18.0 million in the United States, $4.5 million in Europe, $18.5 million in Asia Pacific, $0.4 million in the Other geographic segment, and $17.1 million related to corporate, research and product related assets.

     In 1999, the Company realized $1.4 million in proceeds in excess of estimates from disposal of certain real property included in the 1998 asset write-off. As a result, the Company recorded a $1.4 million reduction in the asset write-off charge in 1999.

     In 1996, the Company recorded a $70.1 million restructuring charge to streamline operations and reduce costs through management restructuring and facilities consolidation affecting 22 locations worldwide. The Company began restructuring activities in Europe in 1996 and completed them in 1999. Over the three year period, such activities restructured European operations from separate administrative services in various countries to a single shared service center organization for the region. In 1999, the Company determined that severance costs of positions eliminated would be $5.8 million less than accrued in 1996. As a result, the Company recorded a $5.8 million reduction in the restructuring charge in 1999. In 2000, the Company reviewed all restructuring activities related to the 1996 restructure charge and determined that all activities were completed. As a result, the remaining accrual of $2.0 million, representing primarily an accrual for other costs, was eliminated. There will be no further activities related to the 1996 restructuring plan.

     The following table presents the restructuring activities through December 31, 2000 resulting from the 1996 restructuring charge (in millions):

                                         PAYMENTS         FACILITY
                                       TO EMPLOYEES      CLOSURE AND
                                       INVOLUNTARILY    CONSOLIDATION    OTHER        TOTAL
                                        TERMINATED          COSTS        COSTS    RESTRUCTURING
                                       -------------    -------------    -----    -------------
Net charge during 1996...............      $34.0           $ 29.6        $ 6.5       $ 70.1
Assets written off during 1996.......         --            (25.9)        (6.2)       (32.1)
Spending during 1996.................       (9.9)            (0.7)        (0.2)       (10.8)
                                           -----           ------        -----       ------
Balances as of December 31, 1996.....       24.1              3.0          0.1         27.2
Adjustments during 1997..............       (0.5)              --          0.5           --
Spending during 1997.................       (7.6)            (3.0)        (0.6)       (11.2)
                                           -----           ------        -----       ------
Balances as of December 31, 1997.....       16.0               --           --         16.0
Adjustments during 1998..............       (0.4)              --          0.4           --
Assets written off during 1998.......         --               --         (0.4)        (0.4)
Spending during 1998.................       (5.0)              --           --         (5.0)
                                           -----           ------        -----       ------
Balances as of December 31, 1998.....       10.6               --           --         10.6
Adjustments during 1999..............       (2.0)              --          2.0           --
Net credit during 1999...............       (5.8)              --           --         (5.8)
Spending during 1999.................       (2.6)              --           --         (2.6)
                                           -----           ------        -----       ------
Balances as of December 31, 1999.....        0.2               --          2.0          2.2
Net credit during 2000...............       (0.1)              --         (1.9)        (2.0)
Spending during 2000.................       (0.1)              --         (0.1)        (0.2)
                                           -----           ------        -----       ------
Balances as of December 31, 2000.....      $  --           $   --        $  --       $   --
                                           =====           ======        =====       ======

NOTE 4: CONTRIBUTION TO THE ALLERGAN FOUNDATION

     In 1998, the Company founded The Allergan Foundation, an independent charitable foundation. In 1998, the Company disposed of the remainder of its investment in Ocular Sciences, Inc. (OSI) for a gain of $51.8 million. Prior to sale of the investment, the Company contributed $11.0 million in OSI stock to The Allergan Foundation. In 1999, the Company disposed of its investment in Pharmacia & Upjohn Inc. for a gain of $6.9 million. Such investment was the result of an investment in SUGEN, Inc. that was acquired by Pharmacia & Upjohn, Inc. in 1999. Prior to the sale of the investment, the Company contributed $6.9 million of Pharmacia & Upjohn, Inc. stock to The Allergan Foundation. The Company has no obligation to provide additional contributions to The Allergan Foundation on an annual or other basis. There were no contributions to The Allergan Foundation in 2000.

NOTE 5: ALLERGAN SPECIALTY THERAPEUTICS, INC. (ASTI)

     In 1997 the Company formed a new subsidiary, ASTI, to conduct research and development of potential pharmaceutical products based on the Company's retinoid and neuroprotective technologies. On March 10, 1998, the Company made a special distribution of ASTI Class A Common Stock to the Company's stockholders.

     Prior to the distribution, the Company contributed $200 million to ASTI. The market value of ASTI stock on March 10, 1998 was $28.6 million. The Company recorded a dividend for the amount of the market value of ASTI stock at the distribution. The remainder of the $200 million, $171.4 million, was recorded as a charge against operating income. The Company's stockholders received one share of ASTI Class A Common Stock for each 20 shares of Common Stock held as of a record date. As a result, 3,272,690 shares of ASTI Class A Common Stock were issued in the distribution. The Company's stockholders were not required to pay any cash or other consideration for the ASTI Class A Common Stock received in the distribution.

     As the sole holder of ASTI's outstanding Class B Common Stock following the distribution, the Company has the right to vote separately as a class with respect to any merger or liquidation of ASTI, the sale, lease, exchange, transfer or other disposition of any substantial asset of ASTI and any amendments to the Restated Certificate of Incorporation of ASTI that would alter the Company's purchase option, ASTI's authorized capitalization or the provisions governing ASTI's Board of Directors. As the holder of all of the Class B Common Stock, the Company is entitled to elect one ASTI director. On all other matters, the Class A and Class B Common Stockholders vote together as a single class, with each Class A and Class B Common Share having one vote. Ownership of the Class B Common Stock conveys to Allergan rights to acquire the Class A Common Stock of ASTI or selected assets of ASTI. Allergan has an irrevocable option to purchase all of the issued and outstanding shares of ASTI Class A Common Stock until the option terminates. This purchase option will terminate on the 90th day after the date on which Allergan receives notice that the amount of cash and marketable securities held by ASTI is less than $15 million. If the purchase option is exercised, the exercise price will be set by a pre-established formula. The Company has also granted certain technology licenses and agreed to make specified payments on sales of certain products in exchange for the payment by ASTI of a technology fee and the option to independently develop certain compounds funded by ASTI prior to the filing of an Investigational New Drug application with the U.S. Food and Drug Administration with respect thereto and to license any products and technology developed by ASTI. The Company will recognize the technology fee as revenue as it is earned and received. For the years ended December 31, 2000, 1999 and 1998, technology fees of $3.1 million, $6.1 million and $11.2 million, respectively, were earned and reported in technology fees from related party in the accompanying Consolidated Statements of Operations. If ASTI were to operate for a full five years, the future fees earned would be $1.6 million in 2001.

     ASTI's technology and product research and development activities take place under a research and development agreement with the Company. The Company recognizes revenues and related costs as services are performed under such contracts. It is expected that substantially all of ASTI's funds will be directed toward continuing the research and development of products based on retinoid and neuroprotective technologies. In addition, ASTI may fund the research and development of pharmaceutical products in therapeutic categories of interest to the Company, other than those based on retinoid and neuroprotective technologies, that complement the Company's product pipeline or otherwise are believed to provide a potential commercialization opportunity for the Company. For the years ended December 31, 2000, 1999 and 1998, the Company earned $62.9 million, $46.2 million and $34.4 million, respectively, in research service revenues under the research and development agreement with ASTI.

     The following is a summary of operations for ASTI for the years ended December 31, 2000, 1999 and 1998, and for the cumulative period from Inception (November 12, 1997) to December 31, 2000, and financial position at December 31, 2000 and 1999:

                                                                                   CUMULATIVE PERIOD FROM
                                                    YEAR ENDED                       NOVEMBER 12, 1997
                                   --------------------------------------------        (INCEPTION) TO
                                   DECEMBER 31,    DECEMBER 31,    DECEMBER 31,         DECEMBER 31,
                                       2000            1999            1998                 2000
                                   ------------    ------------    ------------    ----------------------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
  Revenues.......................   $    3,218      $    7,110      $    9,043           $  19,371
  Costs and expenses
     Research and development....       64,299          49,200          35,886             149,385
     Technology fees.............        5,775           5,500           6,520              17,795
     General and
       administrative............        1,033           1,198             933               3,164
                                    ----------      ----------      ----------           ---------
          Total costs and
            expenses.............       71,107          55,898          43,339             170,344
                                    ----------      ----------      ----------           ---------
Net loss.........................   $  (69,246)     $  (52,806)     $  (36,808)          $(158,860)
                                    ==========      ==========      ==========           =========
Basic & diluted loss per share...   $   (21.15)     $   (16.13)     $   (11.24)          $  (48.53)
                                    ==========      ==========      ==========           =========
Basic & diluted shares
  outstanding....................    3,273,690       3,273,690       3,273,690           3,273,690
BALANCE SHEET DATA:
  Cash and investments...........   $   42,603      $  105,299
  Total assets...................       45,350         112,022
  Payable to Allergan, Inc.......        7,085           6,047
  Total liabilities..............        7,223           6,047
  Total stockholders' equity.....       38,127         105,975

NOTE 6: COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS

                                                                DECEMBER 31,
                                                              ----------------
                                                               2000      1999
                                                              ------    ------
                                                               (IN MILLIONS)
Trade receivables, net
  Trade receivables.........................................  $294.1    $258.6
  Less allowance for doubtful accounts......................     4.0       5.4
                                                              ------    ------
                                                              $290.1    $253.2
                                                              ======    ======
Inventories
  Finished products.........................................  $ 81.4    $ 87.5
  Work in process...........................................    23.6      13.3
  Raw materials.............................................    17.7      29.9
                                                              ------    ------
                                                              $122.7    $130.7
                                                              ======    ======
Other current assets
  Prepaid expenses..........................................  $ 45.5    $ 48.1
  Deferred taxes............................................    56.1      55.8
  Other.....................................................    38.0      46.8
                                                              ------    ------
                                                              $139.6    $150.7
                                                              ======    ======
Property, plant and equipment, net
  Land......................................................  $  8.6    $ 13.0
  Buildings.................................................   331.5     296.3
  Machinery and equipment...................................   318.7     301.5
                                                              ------    ------
                                                               658.8     610.8
  Less accumulated depreciation.............................   307.2     280.5
                                                              ------    ------
                                                              $351.6    $330.3
                                                              ======    ======
Goodwill and intangibles, net Goodwill......................  $243.2    $250.5
  Intangibles...............................................    22.2      25.5
                                                              ------    ------
                                                               265.4     276.0
  Less accumulated amortization.............................   132.2     125.5
                                                              ------    ------
                                                              $133.2    $150.5
                                                              ======    ======

NOTE 7: NOTES PAYABLE AND LONG-TERM DEBT

                                           2000                         1999
                                          AVERAGE                      AVERAGE
                                         EFFECTIVE                    EFFECTIVE
                                         INTEREST     DECEMBER 31,    INTEREST     DECEMBER 31,
                                           RATE           2000          RATE           1999
                                         ---------    ------------    ---------    ------------
                                                             (IN MILLIONS)
Bank loans.............................    8.67%         $ 22.7         5.32%         $ 20.6
Commercial paper.......................      --              --         6.62%           47.1
ESOP loan due 2003.....................    5.75%            7.4         5.29%           10.3
Medium term notes 5.72% - 7.45% due
  from 2000 - 2003.....................    6.65%           89.0         5.94%           89.0
Yen denominated notes due from
  2001 - 2005..........................    1.86%          117.9         1.70%          119.5
Capitalized leases.....................                     2.8                          3.6
Other..................................                     2.4                          4.0
                                                         ------                       ------
                                                         $242.2                       $294.1
  Less current maturities..............                    59.2                         85.3
                                                         ------                       ------
          Total long-term debt.........                  $183.0                       $208.8
                                                         ======                       ======

     At December 31, 2000 and 1999, the Company had a domestic unused committed line of credit of $250 million which supports general corporate purposes and domestic commercial paper borrowing arrangements. The commitment fees under the agreement are nominal. In addition, the Company had foreign unused committed lines of credit of approximately $17.5 million in 2000 and $20.5 million in 1999.

     The credit facilities and medium term note program entered into by the Company provide that the Company will maintain certain financial and operating covenants which include, among other provisions, maintaining minimum debt to capitalization ratios and minimum consolidated net worth. Certain covenants also limit subsidiary debt and restrict dividend payments. The Company was in compliance with these covenants as of December 31, 2000.

     The aggregate maturities of debt for each of the next five years and thereafter are as follows: $59.2 million in 2001; $62.7 million 2002; $76.3 million in 2003; $0.5 million in 2004 and $43.5 million in 2005. Interest incurred of $0.3 million in 2000, $0.9 million in 1999 and $0.7 million in 1998 has been capitalized and included in property, plant and equipment.

NOTE 8: CONVERTIBLE SUBORDINATED NOTES

     On November 1, 2000, the Company issued Zero Coupon Convertible Subordinated Notes (the "Convertible Notes") with an aggregate principal amount at maturity of $657.5 million. The Convertible Notes, which were issued at a discount of $257.5 million, are unsecured, subordinate to all other Company indebtedness, and accrue interest at 2.5% annually, maturing on November 1, 2020. The Convertible Notes are convertible into approximately 3.8 million common shares at any time on or before maturity or redemption of the Convertible Notes.

     At December 31, 2000, approximately $1.7 million of interest expense was recognized representing the amortization of discount from the issuance date of November 1, 2000 to December 31, 2000. The discount was amortized using the effective interest method. At December 31, 2000, approximately $255.8 million of unamortized discount remains as a component of the Convertible Notes.

NOTE 9: INCOME TAXES

     The components of earnings (loss) before income taxes and minority interest were:

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           2000      1999      1998
                                                          ------    ------    -------
                                                                 (IN MILLIONS)
Earnings (loss) before income taxes and minority
  interest
  U.S. .................................................  $167.8    $ 91.4    $(144.1)
  Non-U.S. .............................................   136.0     177.6       86.4
                                                          ------    ------    -------
Earnings (loss) before income taxes and minority
  interest..............................................  $303.8    $269.0    $ (57.7)
                                                          ======    ======    =======

     The provision for income taxes consists of the following:

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                             2000     1999      1998
                                                             -----    -----    ------
                                                                  (IN MILLIONS)
Income tax expense (benefit)
  Current
     U.S. federal..........................................  $56.6    $49.6    $ 48.4
     Non-U.S. .............................................   28.1     26.4      18.4
     U.S. state and Puerto Rico............................    8.0     13.4      13.9
                                                             -----    -----    ------
          Total current....................................   92.7     89.4      80.7
                                                             -----    -----    ------
  Deferred
     U.S. federal..........................................    3.8     (6.7)    (31.4)
     Non-U.S. .............................................   (5.2)     3.8     (13.3)
     U.S. state and Puerto Rico............................   (3.2)    (5.8)     (3.2)
                                                             -----    -----    ------
          Total deferred...................................   (4.6)    (8.7)    (47.9)
                                                             -----    -----    ------
          Total............................................  $88.1    $80.7    $ 32.8
                                                             =====    =====    ======

     The reconciliations of the U.S. federal statutory tax rate to the combined effective tax rate follow:

                                                              2000     1999     1998
                                                              -----    -----    -----
Statutory rate of tax (benefit) expense.....................     35%      35%   (35.0)%
  State taxes, net of U.S. tax benefit......................    0.9      1.1     (3.1)
  Ireland and Puerto Rico income............................  (11.7)   (12.0)   (43.9)
  U.S. tax effect of foreign earnings and dividends, net of
     foreign tax credits....................................    3.4      7.8      1.2
  Other credits (R&D).......................................   (2.8)    (0.9)    (4.0)
  Taxes on unremitted earnings of subsidiaries..............    2.0     (0.7)    37.7
  Valuation allowance, federal & state, on ALRT
     contribution...........................................     --       --     (3.9)
  ASTI contribution.........................................     --       --    103.9
  Other.....................................................    2.2     (0.3)     3.9
                                                              -----    -----    -----
          Effective tax rate................................   29.0%    30.0%    56.8%
                                                              =====    =====    =====

     Withholding and U.S. taxes have not been provided on approximately $500.7 million of unremitted earnings of certain non-U.S. subsidiaries because such earnings are or will be reinvested in operations or will be offset by appropriate credits for foreign income taxes paid. Such earnings would become taxable upon the sale or liquidation of these non-U.S. subsidiaries or upon the remittance of dividends. It is not practicable to estimate the amount of the deferred tax liability on such unremitted earnings. Upon remittance, certain foreign countries impose withholding taxes that are then available, subject to certain limitations, for use as credits against the Company's U.S. tax liability, if any.

     The Company and its domestic subsidiaries file a consolidated U.S. federal income tax return. Such returns have either been audited and/or settled through statute expiration through the year 1995. The Company and its consolidated subsidiaries are not currently under examination.

     At December 31, 2000, the Company has net operating loss carryforwards in certain non-U.S. subsidiaries, with various expiration dates, of approximately $45.9 million.

     Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities at December 31, 2000, 1999 and 1998 are as follows:

                                                             2000      1999     1998
                                                            ------    ------    -----
                                                                  (IN MILLIONS)
Deferred tax assets
  Net operating loss carryforwards (foreign)..............  $ 14.4    $ 13.0    $15.3
  Accrued expenses........................................    15.7      19.2     16.7
  Capitalized expenses....................................    17.4      19.4     17.2
  Deferred compensation...................................     7.5       6.3      4.1
  Pension expense.........................................    15.1      12.5     11.9
  Medicaid rebates........................................     6.0       4.0      4.3
  Postretirement medical benefits.........................     7.5       7.6      7.1
  Purchase of ALRT assets.................................    10.5      11.5     12.4
  Asset write-off -- manufacturing facility...............     5.5       7.0      7.0
  Plant consolidation.....................................     7.9       6.3      7.1
  Asset write-off.........................................      --        --      6.7
  Research credit carryforwards...........................     9.2      14.4       --
  All other...............................................    31.7      26.8     18.6
                                                            ------    ------    -----
                                                             148.4     148.0    128.4
  Less: valuation allowance...............................   (31.8)    (30.2)   (27.6)
                                                            ------    ------    -----
          Total deferred tax asset........................   116.6     117.8    100.8
                                                            ------    ------    -----
Deferred tax liabilities
  Depreciation............................................     9.2      12.5      9.2
  All other...............................................     0.3       2.8     (2.2)
                                                            ------    ------    -----
          Total deferred tax liabilities..................     9.5      15.3      7.0
                                                            ------    ------    -----
Net deferred tax asset....................................  $107.1    $102.5    $93.8
                                                            ======    ======    =====

     The balances of net current deferred tax assets and net non-current deferred tax assets at December 31, 2000 were $56.1 million and $51.0 million, respectively. The balances of net current deferred tax assets and net non-current deferred tax assets at December 31, 1999 were $55.8 million and $46.7 million, respectively. Such amounts are included in other current assets and investments and other assets in the Consolidated Balance Sheets.

     Based on the Company's historical pre-tax earnings, management believes it is more likely than not that the Company will realize the benefit of the existing net deferred tax asset at December 31, 2000. Management believes the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income, however, there can be no assurance that the Company will generate any earnings or any specific level of continuing earnings in future years. Certain tax planning or other strategies could be implemented, if necessary, to supplement income from operations to fully realize recorded tax benefits.

NOTE 10: EMPLOYEE RETIREMENT AND OTHER BENEFIT PLANS

  Pension and Postretirement Benefit Plans

     The Company sponsors qualified defined benefit pension plans covering substantially all of its employees. In addition, the Company sponsors two supplemental nonqualified plans, covering certain management employees and officers. U.S. pension benefits are based on years of service and compensation during the five highest consecutive earnings years. The Company's funding policy for its U.S. qualified plan is to provide currently for accumulated benefits, subject to federal regulations. Plan assets of the qualified plan consist primarily of fixed income and equity securities. Benefits for the nonqualified plans are paid as they come due.

     The Company has one retiree health plan that covers United States retirees and dependents. Retiree contributions are required depending on the year of retirement and the number of years of service at the time of retirement. Disbursements exceed retiree contributions and the plan currently has no assets. The accounting for the health care plan anticipates future cost-sharing changes to the written plan that are consistent with the Company's past practice and management's intent to manage plan costs. The Company's history of retiree medical plan modifications indicates a consistent approach to increasing the cost sharing provisions of the plan.

     Components of net periodic benefit cost under the Company's U.S. and major non-U.S. pension plans and retiree health plan for 2000, 1999 and 1998 were:

                                                                                 OTHER
                                               PENSION BENEFITS         POSTRETIREMENT BENEFITS
                                          --------------------------    -----------------------
                                           2000      1999      1998     2000     1999     1998
                                          ------    ------    ------    -----    -----    -----
                                                              (IN MILLIONS)
Service cost..........................    $ 11.0    $ 10.7    $  9.8    $ 0.8    $ 0.9    $ 0.9
Interest cost.........................      14.6      13.0      11.8      0.8      0.7      0.8
Expected return on plan assets........     (11.6)    (14.0)    (11.6)      --       --       --
Amortization of transition amount.....      (0.5)     (0.5)     (0.4)      --       --       --
Amortization of prior service cost....       0.2       0.2       0.2     (0.1)    (0.1)    (0.1)
Recognized net actuarial (gain)
  loss................................      (2.5)      3.4       1.1     (0.3)    (0.3)    (0.1)
Settlement loss.......................        --        --       8.6       --       --      0.2
Curtailment gain (loss)...............        --       0.1        --       --     (0.1)    (0.1)
                                          ------    ------    ------    -----    -----    -----
Net periodic benefit cost.............    $ 11.2    $ 12.9    $ 19.5    $ 1.2    $ 1.1    $ 1.6
                                          ======    ======    ======    =====    =====    =====

     Included in 1998 settlement loss is $7.4 million and $0.2 million for pension benefits and other postretirement benefits, respectively, representing the cost of enhanced termination benefits to participants of a voluntary early retirement program. Such costs were included in the restructuring charge as more fully described in Note 3.

     Components of the change in benefit obligation, change in plan assets and funded status for the Company's U.S. and major non-U.S. pension plans and retiree health plan for December 31, 2000 and 1999 were as follows:

                                                                                       OTHER
                                                                                  POSTRETIREMENT
                                                              PENSION BENEFITS       BENEFITS
                                                              -----------------   ---------------
                                                               2000      1999      2000     1999
                                                              -------   -------   ------   ------
                                                                         (IN MILLIONS)
Change in benefit obligation
Benefit obligation, beginning of period.....................  $197.1    $195.4    $ 9.8    $13.2
Service cost................................................    11.0      10.7      0.8      0.9
Interest cost...............................................    14.6      13.0      0.8      0.7
Participant contributions...................................     0.8       0.8       --       --
Curtailment gain............................................      --        --       --     (0.2)
Actuarial (gain) loss.......................................    (3.1)    (12.8)     1.0     (4.5)
Settlement gain.............................................      --      (2.5)      --       --
Benefits paid...............................................    (5.5)     (5.5)    (0.7)    (0.3)
Impact of foreign currency translation......................    (3.0)     (2.0)      --       --
                                                              ------    ------    -----    -----
Benefit obligation, end of period...........................  $211.9    $197.1    $11.7    $ 9.8
                                                              ------    ------    -----    -----
Change in plan assets
Fair value of plan assets, beginning of period..............  $156.0    $140.7    $  --    $  --
Actual return on plan assets................................    10.9      16.6       --       --
Company contribution........................................     6.5       8.3      0.7      0.3
Participant contributions...................................     0.8       0.8       --       --
Benefits paid...............................................    (5.5)     (5.5)    (0.7)    (0.3)
Settlement gain.............................................      --      (2.5)      --       --
Impact of foreign currency translation......................    (1.0)     (2.4)      --       --
                                                              ------    ------    -----    -----
Fair value of plan assets, end of period....................  $167.7    $156.0    $  --    $  --
                                                              ------    ------    -----    -----
Funded status of plan.......................................  $ 44.2    $ 41.1    $11.7    $ 9.8
Unrecognized net actuarial (loss) gain......................    (1.2)     (2.5)     6.5      7.8
Unrecognized prior service cost.............................    (1.3)     (1.6)     1.3      1.3
Unrecognized net transition obligation......................     1.0       1.5       --       --
Fourth quarter contributions................................    (1.3)     (0.2)      --       --
                                                              ------    ------    -----    -----
Accrued benefit cost........................................  $ 41.4    $ 38.3    $19.5    $18.9
                                                              ------    ------    -----    -----

     The funded status of the pension and other postretirement benefits presented as of December 31, 2000 and 1999 were measured as of September 30, 2000 and 1999, respectively. The Company adopted this measurement date to conform to its internal cost management systems.

     Weighted average assumptions as of December 31 are:

                                                                                  OTHER
                                                                              POSTRETIREMENT
                                                         PENSION BENEFITS        BENEFITS
                                                         -----------------    --------------
                                                          2000       1999     2000     1999
                                                         -------    ------    -----    -----
Discount rate used.....................................    8.00%     7.75%    7.75%    7.75%
Expected return on plan assets.........................   10.00%     9.00%     n/a      n/a
Rate of compensation increase..........................    5.39%     5.14%     n/a      n/a

     Assumed health care cost trend rates have a significant effect on the amounts reported as other postretirement benefits. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                             1-PERCENTAGE-POINT    1-PERCENTAGE-POINT
                                                  INCREASE              DECREASE
                                             ------------------    ------------------
                                                          (IN MILLIONS)
Effect on total service and interest cost
  components...............................         $0.5                 $(0.4)
Effect on postretirement benefit
  obligation...............................          2.5                  (2.1)

     Cost increases of 5% were assumed for the indemnity medical plan and 6% for the HMO medical plan in 2000. Annual cost increases were assumed to remain at 5% for the medical plans in 2001 and remain level thereafter.

  Savings and Investment Plan

     The Company has a Savings and Investment Plan, which provides for all U.S. and Puerto Rico employees to become participants upon employment. In general, participants' contributions, up to 5% of compensation, qualify for a 50% Company match. Company contributions are generally used to purchase Allergan Common Stock. The Company's cost of the plan was $3.8 million in 2000, $2.8 million in 1999, and $3.3 million in 1998.

NOTE 11: EMPLOYEE STOCK OWNERSHIP PLAN AND INCENTIVE COMPENSATION PLANS

  Employee Stock Ownership Plan

     The Company has an Employee Stock Ownership Plan (ESOP) for U.S. employees. A related loan is guaranteed by the Company as to payment of principal and interest and, accordingly, the unpaid balance of the loan is included in the Company's consolidated financial statements as debt, offset by unearned compensation included in stockholders' equity. The ESOP trust purchased 2,670,000 shares from the Company using the proceeds of the loan, all of which are considered outstanding for purposes of calculating earnings per share. Participants receive an allocation of shares held in the plan based on the amortization schedule of the loan borrowed by the ESOP to purchase the shares, and generally become vested over five years of Company service. Allocated shares are divided among participants based on relative compensation. Allocated and unallocated shares in the ESOP as of December 31, 2000 and 1999, are summarized below. The 1999 number of shares have been presented giving effect to the two for one stock split in December 1999 (Note 2).

                                                              NUMBER OF SHARES
                                                              ----------------
                                                               2000      1999
                                                              ------    ------
                                                               (IN THOUSANDS)
Allocated shares............................................  1,976     1,780
Shares committed to be allocated............................    203       196
Unallocated shares..........................................    491       694
                                                              -----     -----
          Total ESOP shares.................................  2,670     2,670
                                                              =====     =====

     The loan has a fifteen year maturity, with quarterly principal and interest payments. Under the current repayment plan, the loan will be repaid in July 2003. Interest rates are determined at the Company's option based upon a percent of prime or the LIBOR and the Company's consolidated debt to capitalization ratio.

     Dividends accrued on unallocated shares held by the ESOP are used to repay the loan and totaled $0.2 million in 2000, $0.3 million in 1999 and $0.6 million in 1998. Dividends received on allocated shares held by the ESOP are allocated directly to participants' accounts. Interest incurred on ESOP debt in 2000,

1999, and 1998 was $0.5 million, $0.5 million and $0.7 million, respectively. Compensation expense is recognized based on the amortization of the related loan. Compensation expense for 2000, 1999 and 1998 was $2.7 million, $2.5 million and $2.2 million, respectively.

  Incentive Compensation Plans

     The Company has an incentive compensation plan and a nonemployee director stock plan. The incentive compensation plan provides for the granting of non-qualified stock options, restricted stock and other stock-based incentive awards for officers and key employees. As of December 31, 2000, an aggregate of approximately 17,646,000 shares of stock have been authorized for issuance under the incentive compensation plan and 250,000 shares have been authorized for issuance under the nonemployee director stock plan.

     Generally, grants have historically provided that options become exercisable 25% per year beginning twelve months after the date of grant. Options generally expire ten years after their original date of grant. Options granted under the Company's incentive compensation plan provide that an employee holding a stock option may exchange stock which the employee has owned for at least six months as payment against the exercise of their option. This provision applies to all options outstanding at December 31, 2000.

     Stock option activity under the Company's incentive compensation plan is summarized below. The 1999 and 1998 presentation of the number of shares and weighted average exercise price reflect the two for one stock split in December 1999 (Note 2).

                                          2000                                1999                               1998
                            ---------------------------------   --------------------------------   --------------------------------
                             NUMBER              WEIGHTED        NUMBER             WEIGHTED        NUMBER             WEIGHTED
                               OF                AVERAGE           OF               AVERAGE           OF               AVERAGE
                             SHARES           EXERCISE PRICE     SHARES          EXERCISE PRICE     SHARES          EXERCISE PRICE
                            ---------        ----------------   ---------       ----------------   ---------       ----------------
                                                           (IN THOUSANDS, EXCEPT OPTION PRICE DATA)
Outstanding, beginning of
  year....................    9,645               $30.06          6,835              $14.45          8,942              $13.15
Options granted...........    2,180                54.32          4,955               44.77          1,702               17.56
Options exercised.........   (3,893)               38.06         (2,075)              13.99         (3,005)              12.11
Options cancelled.........     (160)               34.66            (70)              23.95           (804)              15.33
                             ------                              ------                             ------
Outstanding, end of
  year....................    7,772                32.77          9,645               30.06          6,835               14.45
                             ======                              ======                             ======
Exercisable, end of
  year....................    2,652                19.55          2,575               14.27          3,154               13.08
                             ======                              ======                             ======
Weighted average fair
  value of options granted
  during the year.........            $21.40                              $9.79                              $5.85
                                      ======                              =====                              =====

     The fair value of each option granted during 2000, 1999 and 1998 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0.60% in 2000, 0.75% in 1999 and 1.5% in 1998, expected volatility of 34.0% for 2000 and 1999 and 32% for 1998, risk-free interest rate of 6.6% in 2000, 4.9% in 1999 and 5.5% in 1998, and expected life of 5 years for 2000, 4 years for 1999 and 7 years for 1998 grants.

     The following table summarizes stock options outstanding at December 31, 2000 (shares in thousands):

                                  OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
                 -----------------------------------------------------   ----------------------------------
                     NUMBER                                                  NUMBER
                   OUTSTANDING         AVERAGE                             EXERCISABLE
   RANGE OF      AT DECEMBER 31,      REMAINING       WEIGHTED AVERAGE   AT DECEMBER 31,   WEIGHTED AVERAGE
EXERCISE PRICES       2000         CONTRACTUAL LIFE    EXERCISE PRICE         2000          EXERCISE PRICE
---------------  ---------------   ----------------   ----------------   ---------------   ----------------
$10.53 - $13.81       1,669              5.3               $13.17             1,206             $13.05
$16.59 - $17.56       1,514              6.3               $17.34               916             $17.36
$26.44 - $34.66       1,809              7.8               $34.52               370             $34.43
$42.69 - $60.41       2,773              8.7               $51.73               160             $46.81
$75.13                    7              9.5               $75.13                --                 --
                      -----                                                   -----
                      7,772                                                   2,652
                      =====                                                   =====

     No compensation expense has been recognized for stock-based incentive compensation plans other than for restricted stock awards under the incentive compensation plan and the nonemployee director stock plan. Had compensation expense for the Company's stock options under the incentive compensation plan been recognized based upon the fair value for awards granted, the Company's net earnings would have been decreased by $19.2 million or $0.15 for basic earnings per share and $0.14 for diluted earnings per share in 2000, $15.0 million or $0.11 for both basic and diluted earnings per share in 1999, and the net loss would have increased by $6.1 million or $0.05 for both basic and diluted loss per share in 1998. These proforma effects are not indicative of future amounts. The Company expects to grant additional awards in future years.

     Under the terms of the incentive compensation plan, the restricted stock awards are subject to restrictions as to sale or other disposition of the shares and to restrictions which require continuous employment with the Company. The restrictions generally expire, and the awards become fully vested, four years from the date of grant. The Company did not grant any shares in 2000 and granted 180,000 shares of stock under the plan in 1999. The weighted average grant date price of the restricted stock grants was $35.26 in 1999. Grants of restricted stock are charged to unearned compensation in stockholders' equity at their intrinsic value and recognized in expense over the vesting period. Compensation expense recognized under the restricted stock award plan was $2.1 million in 2000, $2.4 million in 1999 and $1.3 million in 1998.

     Under the terms of the nonemployee director stock plan, each eligible director received an initial grant of restricted stock and will receive additional grants upon re-election to the Board. As of December 31, 2000, there were 37,532 shares issued and outstanding under the plan. Compensation expense recognized under the plan was $1.0 million in 2000, $780,000 in 1999 and $185,000 in 1998.

NOTE 12: FINANCIAL INSTRUMENTS

     In the normal course of business, operations of the Company are exposed to risks associated with fluctuations in interest rates and currency exchange rates. The Company addresses these risks through controlled risk management that includes the use of derivative financial instruments to hedge these exposures. The Company does not enter into financial instruments for trading or speculative purposes.

     The Company enters into derivative financial instruments with major financial institutions that have at least an "A" or equivalent credit rating. The Company has not experienced any losses on its derivative financial instruments to date due to credit risk and management believes that such risk is remote and in any event would be immaterial.

  Interest Rate Risk Management

     The Company enters into interest rate swap agreements to reduce the impact of interest rate changes on its floating rate long-term debt. These derivative financial instruments allow the Company to make long-term borrowings at floating rates and then swap them into fixed rates that are anticipated to be lower than rates available to the Company if fixed-rate borrowings were made directly. Under interest rate swaps, the Company will pay a fixed interest rate and receive a floating rate of interest based on LIBOR, without exchanges of the underlying notional amounts.

     The following table presents the notional amounts, maturity dates, and effective floating and fixed interest rates related to the Company's interest rate swaps as of December 31 (in millions):

                                                                              INTEREST RATE
                                                                          ---------------------
                                      NOTIONAL AMOUNT    MATURITY DATE    FLOATING    PAY-FIXED
                                      ---------------    -------------    --------    ---------
2000................................  2,500Y                 2001           0.57%       0.87%
                                      2,000Y                 2001           0.53%       0.84%
1999................................  $10.0                  2000           6.19%       7.00%
                                      2,500Y                 2001           0.30%       0.87%
                                      2,000Y                 2001           0.28%       0.84%

     The impact of interest rate risk management activities on income in 2000, 1999 and 1998 were not material.

  Foreign Exchange Risk Management

     The Company enters into foreign currency forward and option contracts to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its core business issues and challenges. Accordingly, the Company enters into various contracts which change in value as foreign exchange rates change to offset the effect of changes in the value of foreign currency assets and liabilities, commitments and anticipated foreign currency denominated sales and operating expenses. The Company enters into foreign currency forward and option contracts in amounts between minimum and maximum anticipated foreign exchange exposures, generally for periods not to exceed one year. The gains and losses on these contracts offset changes in the value of the related exposures and are recorded in Other, net, in the accompanying consolidated statements of operations.

     The Company uses foreign currency option contracts, which provide for the sale of foreign currencies to offset foreign currency exposures expected to arise in the normal course of the Company's business. While these instruments are subject to fluctuations in value, such fluctuations are anticipated to offset changes in the value of the underlying exposures. The principal currencies subject to this process are the Japanese yen, British pound, Australian dollar, Canadian dollar and the Euro. Derivative instruments that are used to offset these probable, but not firmly committed foreign currency exposures are carried at fair value with gains and losses recorded currently in income as a component of other non-operating expense, net.

     The Company uses forward contracts to hedge foreign currency intercompany borrowings. These instruments are designated and effective as hedges. While these hedging instruments are subject to fluctuations in value, they do not subject the Company to market risk from exchange rate movements because such gains and losses offset losses and gains, respectively, on the intercompany borrowings being hedged.

     At December 31, the notional principal and fair value of the Company's outstanding foreign currency derivative financial instruments were as follows (in millions):

                                                         2000                  1999
                                                  ------------------    ------------------
                                                  NOTIONAL     FAIR     NOTIONAL     FAIR
                                                  PRINCIPAL    VALUE    PRINCIPAL    VALUE
                                                  ---------    -----    ---------    -----
Forward exchange contracts......................   $ 25.0      $(1.5)     $34.9      $(0.2)
Foreign currency options purchased..............    144.8        3.7       38.6        1.2

     The notional principal amounts provide one measure of the transaction volume outstanding as of year end, and do not represent the amount of the Company's exposure to market loss. The estimates of fair value are based on applicable and commonly used pricing models using prevailing financial market information as of

December 31, 2000 and 1999. The amounts ultimately realized upon settlement of these financial instruments, together with the gains and losses on the underlying exposures, will depend on actual market conditions during the remaining life of the instruments. The impact of foreign exchange risk management transactions on income was a net gain of $4.9 million in 2000, a net gain of $1.6 million in 1999 and a net loss of $5.9 million in 1998.

     See Note 1 regarding the impact of adopting SFAS No. 133 on January 1,
2001.

  Fair Value of Financial Instruments

     At December 31, 2000 and 1999, the Company's financial instruments included cash and equivalents, trade receivables, investments, accounts payable, borrowings and foreign exchange risk management instruments. The carrying amount of cash and equivalents, trade receivables and accounts payable approximates fair value due to the short-term maturities of these instruments. The fair value of marketable investments, notes payable, long-term debt and foreign currency contracts were estimated based on quoted market prices at year-end. The fair values of non-marketable equity investments, which represent either equity investments in start-up technology companies or partnerships that invest in start-up technology companies, are estimated based on the fair value information provided by these ventures. If it is determined that a decline of any of these investments is other than temporary, then the investment's basis would be written down to fair value, and the write-down would be included in earnings as a loss.

     The carrying amount and estimated fair value of the Company's financial instruments at December 31 were as follows (in millions):

                                                      2000                      1999
                                             ----------------------    ----------------------
                                             CARRYING                  CARRYING
                                              AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                             --------    ----------    --------    ----------
Cash and equivalents.......................   $773.9       $773.9       $162.9       $162.9
Non-current investments:
  Marketable equity........................     15.1         15.1          0.2          0.2
  Non-marketable equity....................      6.4          6.4          7.1          7.1
Notes payable..............................     59.2         59.2         85.3         85.3
Long-term convertible, subordinated notes,
  net of discount..........................    401.7        456.9           --           --
Long-term debt.............................    183.0        185.3        208.8        208.6

     Marketable equity amounts include unrealized holding gains of $1.1 million at December 31, 2000; and unrealized holding losses of $0.2 million at December 31, 1999.

  Concentration of Credit Risk

     Financial instruments that potentially subject the Company to credit risk principally consist of trade receivables. Wholesale distributors, major retail chains, and managed care organizations account for a substantial portion of trade receivables. This risk is limited due to the number of customers comprising the Company's customer base, and their geographic dispersion. Ongoing credit evaluations of customers' financial condition are performed and, generally, no collateral is required. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

NOTE 13: COMMITMENTS AND CONTINGENCIES

     The Company leases certain facilities, office equipment and automobiles and provides for payment of taxes, insurance and other charges on certain of these leases. Rental expense was $29.8 million in 2000, $21.6 million in 1999 and $25.2 million in 1998.

     Future minimum rental payments under non-cancelable operating lease commitments with a term of more than one year as of December 31, 2000, are as follows: $23.5 million in 2001; $15.7 million in 2002; $7.0 million in 2003; $3.6 million in 2004; $2.9 million in 2005 and $5.1 million thereafter.

     The Company is involved in various litigation and claims arising in the normal course of business. Management believes that recovery or liability with respect to any pending lawsuits or asserted claims, will not have a material adverse effect on the Company's consolidated financial position or results of operations for the year ended December 31, 2000. Also see Subsequent Event Note 17.

NOTE 14: BUSINESS SEGMENT INFORMATION

     The Company operates in Regions or geographic operating segments. The United States information is presented separately as it is the Company's headquarters country, and U.S. sales represented 51.7%, 48.1% and 46.2% of total product net sales in 2000, 1999 and 1998, respectively. No other country, or single customer, generates over 10% of total product net sales. Operations for the Europe Region also include sales to customers in Africa and the Middle East, and operations in the Asia Pacific Region include sales to customers in Australia and New Zealand.

     Operating income attributable to each operating segment is based upon the management assignment of costs to such regions. In October 1996, the Company began converting its various local accounting systems to a single worldwide system. By early 1999, the Company had converted a majority of its businesses to the new system. The new worldwide accounting system allows the Company to determine operating income for each operating segment using a cost of sales amount which includes the manufacturing standard cost of goods produced by the Company's manufacturing operations (or the cost to acquire goods from third parties), freight, duty and local distribution costs, and royalties. As this basis for assignment of costs is a significantly more effective method for measuring segment performance, the Company adopted this cost assignment method in 1999. In addition, beginning in 1999 operating income for all operating segments and manufacturing operations also included a charge for corporate services and asset utilization. Such change permits management to better measure segment performance by including a cost of capital in the determination of operating income for each segment. In 1998, cost of sales in most segments outside the United States includes the cost of goods produced by the Company's manufacturing operations at the transfer price charged to the distribution operation by the manufacturing location. It is impracticable to restate operating income for 1998 using the 1999 methodology.

     Income from manufacturing operations is not assigned to geographic regions because most manufacturing operations produce products for more than one region. Research and development costs are general corporate costs. In 1998, corporate costs include significant administrative costs applicable to United States operations that were not charged to the U.S. region. Special charges in 1998 for restructuring and asset write-offs, the reduction of such costs in 1999 and 2000, and the contribution to ASTI in 1998 are also considered corporate costs.

     Identifiable assets, depreciation and amortization and capital expenditures are assigned by region based upon management responsibility for such items. Corporate assets are primarily cash and equivalents, goodwill and intangibles, and long-term investments.

GEOGRAPHIC OPERATING SEGMENTS

                                              NET SALES                OPERATING INCOME (LOSS)
                                    ------------------------------   ---------------------------
                                      2000       1999       1998      2000      1999      1998
                                    --------   --------   --------   -------   -------   -------
                                                           (IN MILLIONS)
United States.....................  $  803.8   $  669.2   $  577.2   $ 342.9   $ 264.3   $ 301.8
Europe............................     354.9      377.1      363.2      96.6     113.4      34.1
Asia Pacific......................     233.8      211.3      168.2      44.9      24.1      10.6
Other.............................     166.3      141.7      147.0      30.9      29.2      17.8
                                    --------   --------   --------   -------   -------   -------
          Segments total..........   1,558.8    1,399.3    1,255.6     515.3     431.0     364.3
Manufacturing operations..........       3.8        6.9        6.1     130.6     124.8      46.6
Research and development..........                                    (195.6)   (168.4)   (125.4)
Research services margin..........                                       3.5       3.0       2.3
Restructuring (charge) credit.....                                       2.0       9.6     (74.8)
Asset (write-offs) credit.........                                        --       1.4     (58.5)
Elimination of inter-company
  profit..........................                                    (186.2)   (180.5)       --
Contribution to ASTI..............                                        --        --    (171.4)
General corporate.................                                      26.8      42.6     (70.2)
                                    --------   --------   --------   -------   -------   -------
          Net sales and operating
            income (loss).........  $1,562.6   $1,406.2   $1,261.7   $ 296.4   $ 263.5   $ (87.1)
                                    ========   ========   ========   =======   =======   =======

                                                               DEPRECIATION AND
                                 IDENTIFIABLE ASSETS             AMORTIZATION        CAPITAL EXPENDITURES
                            ------------------------------   ---------------------   ---------------------
                              2000       1999       1998     2000    1999    1998    2000    1999    1998
                            --------   --------   --------   -----   -----   -----   -----   -----   -----
                                                            (IN MILLIONS)
United States.............  $  213.9   $  195.1   $   82.5   $24.4   $22.0   $ 3.0   $23.8   $25.4   $ 0.8
Europe....................     129.3      142.5      164.2     6.1     6.5     6.9     2.0     1.2     1.5
Asia Pacific..............      92.4      106.3       88.9     6.1     6.5     6.1     0.7     1.6     2.4
Other.....................      93.0       67.8       67.3     7.1     4.0     8.1     3.6     2.0     1.1
                            --------   --------   --------   -----   -----   -----   -----   -----   -----
          Segments
            total.........     528.6      511.7      402.9    43.7    39.0    24.1    30.1    30.2     5.8
Manufacturing
  operations..............     309.0      316.1      362.9    28.4    29.7    42.5    29.5    27.7    40.4
Adjustments and
  eliminations............     (12.2)     (24.5)     (38.0)     --      --      --      --      --      --
General Corporate.........   1,145.6      535.8      606.6     5.6     5.1     9.9     7.3     5.4     4.4
                            --------   --------   --------   -----   -----   -----   -----   -----   -----
          Total...........  $1,971.0   $1,339.1   $1,334.4   $77.7   $73.8   $76.5   $66.9   $63.3   $50.6
                            ========   ========   ========   =====   =====   =====   =====   =====   =====

     In 1999, the Company assigned responsibility to the United States segment for certain assets previously included in manufacturing operations and general corporate assets. Such assets were primarily finished goods, inventory, capitalized software and prepaid expenses.

     In each geographic segment the Company markets products in three product segments: Specialty Pharmaceuticals, Ophthalmic Surgical and Contact Lens Care. The Specialty Pharmaceutical segment produces a broad range of ophthalmic products for glaucoma therapy, ocular inflammation, infection, allergy and dry eye; skin care products for acne, psoriasis and other prescription and over the counter dermatological products; and Botox(R) Purified Neurotoxin Complex for movement disorders. The Ophthalmic Surgical segment produces intraocular lenses, phacoemulsification equipment, viscoelastics, and other products related to cataract surgery. The Contact Lens Care segment produces cleaning, storage and disinfection products for the consumer contact lens market. The Company provides global marketing strategy teams to ensure development and execution of a consistent marketing strategy for products in all geographic operating segments. There are no transfers of products between product lines.

PRODUCT NET SALES BY PRODUCT LINE

                                                         2000        1999        1998
                                                       --------    --------    --------
                                                                (IN MILLIONS)
Specialty Pharmaceuticals
  Eye Care Pharmaceuticals...........................  $  675.3    $  571.2    $  505.3
  Skin Care..........................................      68.7        76.6        80.6
  Botox/Neuromuscular................................     239.5       175.8       125.3
                                                       --------    --------    --------
          Total Specialty Pharmaceuticals............     983.5       823.6       711.2
Ophthalmic Surgical..................................     250.4       222.9       193.6
Contact Lens Care....................................     328.7       359.7       356.9
                                                       --------    --------    --------
          Net sales..................................  $1,562.6    $1,406.2    $1,261.7
                                                       ========    ========    ========

NOTE 15: EARNINGS PER SHARE

     The table below presents the computation of basic and diluted earnings
(loss) per share. The 1999 and 1998 presentation of the computation of basic and diluted earnings (loss) per share reflect the two for one stock split in December 1999 (Note 2):

                               FOR THE YEAR ENDED 2000                   FOR THE YEAR ENDED 1999
                       ---------------------------------------   ---------------------------------------
                         INCOME         SHARES       PER-SHARE     INCOME         SHARES       PER-SHARE
                       (NUMERATOR)   (DENOMINATOR)    AMOUNT     (NUMERATOR)   (DENOMINATOR)    AMOUNT
                       -----------   -------------   ---------   -----------   -------------   ---------
                                             (IN MILLIONS, EXCEPT PER SHARE DATA)
Computation of basic
 EPS:
Income (loss)
 available to common
 stockholders........    $215.1          130.7         $1.65       $188.2          132.2         $1.42
                                                       =====                                     =====
Effect of dilutive
 options.............                      3.1                                       3.0
                                         -----                                     -----
Computation of
 diluted EPS:
Income (loss)
 available to common
 stockholders
 assuming
 conversions.........    $215.1          133.8         $1.61       $188.2          135.2         $1.39
                                         =====         =====                       =====

                               FOR THE YEAR ENDED 1998
                       ----------------------------------------
                       INCOME(LOSS)      SHARES       PER-SHARE
                       (NUMERATOR)    (DENOMINATOR)    AMOUNT
                       ------------   -------------   ---------
                         (IN MILLIONS, EXCEPT PER SHARE DATA)
Computation of basic
 EPS:
Income (loss)
 available to common
 stockholders........     $(90.2)         131.1        $(0.69)
                                                       ======
Effect of dilutive
 options.............                        --
                                          -----
Computation of
 diluted EPS:
Income (loss)
 available to common
 stockholders
 assuming
 conversions.........     $(90.2)         131.1        $(0.69)
                                          =====        ======

     At December 31, 1999, options of 2,200,000 with an exercise price of $55.00 were outstanding. These outstanding options at December 31, 1999 were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of common shares and, therefore, the effect would be antidilutive. At December 31, 2000, there were no options which had an exercise price greater than the average market price of common shares.

     Stock options outstanding at December 31, 1998 were not included in the computation of diluted EPS because the Company incurred a loss and hence, the impact would be antidilutive.

     Additionally, at December 31, 2000 the effect of approximately 3.8 million common shares related to the Convertible Notes (Note 8) were not included in the computation of diluted EPS because the effect would be antidilutive.

NOTE 16: COMPREHENSIVE INCOME

     The following table summarizes the components of comprehensive income at December 31:

                                            2000                                      1999                        1998
                           ---------------------------------------   ---------------------------------------   ----------
                           BEFORE TAX   TAX (EXPENSE)   NET-OF-TAX   BEFORE TAX   TAX (EXPENSE)   NET-OF-TAX   BEFORE TAX
                             AMOUNT      OR BENEFIT       AMOUNT       AMOUNT      OR BENEFIT       AMOUNT       AMOUNT
                           ----------   -------------   ----------   ----------   -------------   ----------   ----------
                                                                   (IN MILLIONS)
Foreign currency
  translation
  adjustments:
  Unrealized foreign
    currency translation
    adjustments..........    $(2.8)         $  --         $ (2.8)      $(42.1)        $  --         $(42.1)      $ (0.9)
  Less: reclassification
    adjustment for gains
    (losses) realized in
    net income (loss)....       --             --             --           --            --             --         (1.2)
                             -----          -----         ------       ------         -----         ------       ------
  Net unrealized foreign
    translation
    adjustments..........     (2.8)            --           (2.8)       (42.1)           --          (42.1)        (2.1)
Unrealized gains on
  investments:
  Unrealized holding
    gains arising during
    period...............      2.6           (0.9)           1.7          1.6          (0.6)           1.0         33.4
  Less: reclassification
    adjustment for gains
    realized in net
    income (loss)........     (0.6)           0.2           (0.4)        (6.1)          2.2           (3.9)       (54.1)
                             -----          -----         ------       ------         -----         ------       ------
  Net unrealized gains
    (losses) on
    investments..........      2.0           (0.7)           1.3         (4.5)          1.6           (2.9)       (20.7)
                             -----          -----         ------       ------         -----         ------       ------
Other comprehensive
  income (loss)..........    $(0.8)         $(0.7)          (1.5)      $(46.6)        $ 1.6          (45.0)      $(22.8)
                             =====          =====         ======       ======         =====         ======       ======
Net earnings (loss)......                                  215.1                                     188.2
                                                          ------                                    ------
        Total
          comprehensive
          income
          (loss).........                                 $213.6                                    $143.2
                                                          ======                                    ======

                                      1998
                           --------------------------
                           TAX (EXPENSE)   NET-OF-TAX
                            OR BENEFIT       AMOUNT
                           -------------   ----------
                                 (IN MILLIONS)
Foreign currency
  translation
  adjustments:
  Unrealized foreign
    currency translation
    adjustments..........     $   --        $  (0.9)
  Less: reclassification
    adjustment for gains
    (losses) realized in
    net income (loss)....         --           (1.2)
                              ------        -------
  Net unrealized foreign
    translation
    adjustments..........         --           (2.1)
Unrealized gains on
  investments:
  Unrealized holding
    gains arising during
    period...............      (11.7)          21.7
  Less: reclassification
    adjustment for gains
    realized in net
    income (loss)........       18.5          (35.6)
                              ------        -------
  Net unrealized gains
    (losses) on
    investments..........        6.8          (13.9)
                              ------        -------
Other comprehensive
  income (loss)..........     $  6.8          (16.0)
                              ======        =======
Net earnings (loss)......                     (90.2)
                                            -------
        Total
          comprehensive
          income
          (loss).........                   $(106.2)
                                            =======

NOTE 17: SUBSEQUENT EVENTS (UNAUDITED)

     On January 30, 2001, the Board of Directors declared a cash dividend of $.09 per share payable on March 16, 2001, to stockholders of record on February 16, 2001.

     On March 1, 2001, after concluding that Pharmacia Corporation planned to file a patent infringement lawsuit against the Company regarding the investigational glaucoma drug, Lumigan(TM), the Company filed a declaratory relief lawsuit against Pharmacia (and related entities) in the United States District Court for the District of Delaware. In the lawsuit, the Company asked the court to issue a ruling that Lumigan(TM) does not infringe certain patents owned or controlled by Pharmacia and also that such patents are not valid.

                              REPORT OF MANAGEMENT

     Management is responsible for the preparation and integrity of the consolidated financial statements appearing in this Proxy Statement. The consolidated financial statements are presented in Exhibit A to the Company's Proxy Statement. The consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States of America appropriate in the circumstances and, accordingly, include some amounts based on management's best judgments and estimates.

     Management is responsible for maintaining a system of internal control and procedures to provide reasonable assurance, at an appropriate cost/benefit relationship, that assets are safeguarded and that transactions are authorized, recorded and reported properly. The internal control system is augmented by a program of internal audits and appropriate reviews by management, written policies and guidelines, careful selection and training of qualified personnel and a written Code of Ethics adopted by the Board of Directors, applicable to all employees of the Company and its subsidiaries. Management believes that the Company's system of internal control provides reasonable assurance that assets are safeguarded against material loss from unauthorized use or disposition and that the financial records are reliable for preparing financial statements and other data and for maintaining accountability for assets.

     The Audit and Finance Committee of the Board of Directors, composed solely of Directors who are not officers or employees of the Company, meets with the independent auditors, management and internal auditors periodically to discuss internal accounting controls, auditing and financial reporting matters and to discharge its responsibilities outlined in its written charter. The Committee reviews with the independent auditors the scope and results of the audit effort. The Committee also meets with the independent auditors without management present to ensure that the independent auditors have free access to the Committee.

     The independent auditors, KPMG LLP, were recommended by the Audit and Finance Committee of the Board of Directors and selected by the Board of Directors. KPMG LLP was engaged to audit the 2000, 1999 and 1998 consolidated financial statements of Allergan, Inc. and its subsidiaries and conducted such tests and related procedures as deemed necessary in conformity with auditing standards generally accepted in the United States of America. The opinion of the independent auditors, based upon their audits of the consolidated financial statements, is presented on Page A-46 of this Proxy Statement.

January 29, 2001                          David E. I. Pyott
                                          President and Chief Executive Officer

                                          Eric K. Brandt
                                          Corporate Vice President and
                                          Chief Financial Officer

                                          James M. Hindman
                                          Senior Vice President, Controller
                                          and Principal Accounting Officer

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Allergan, Inc.:

     We have audited the accompanying consolidated balance sheets of Allergan, Inc. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Allergan, Inc. and subsidiaries as of December 31, 2000 and 1999 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

                                          /s/  KPMG LLP

Costa Mesa, California
January 29, 2001

                         QUARTERLY RESULTS (UNAUDITED)

                                                FIRST     SECOND      THIRD     FOURTH      TOTAL
                                               QUARTER    QUARTER    QUARTER    QUARTER      YEAR
                                               -------    -------    -------    -------    --------
                                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
2000 (a)
Product net sales............................  $376.2     $404.1     $381.6     $400.7     $1,562.6
Product gross margin.........................   272.8      291.9      277.0      291.8      1,133.5
Research service revenues, primarily from a
  related party..............................    15.6       13.8       15.1       18.4         62.9
Research services margin.....................     0.8        0.8        0.9        1.0          3.5
Operating income.............................    63.2       73.7       74.5       85.0        296.4
Net earnings.................................    43.5       51.9       54.6       65.1        215.1
Basic earnings per share.....................    0.33       0.40       0.42       0.50         1.65
Diluted earnings per share...................    0.33       0.39       0.41       0.48         1.61
1999 (b)
Product net sales............................  $311.3     $367.8     $346.8     $380.3     $1,406.2
Product gross margin.........................   221.6      254.3      244.9      279.0        999.8
Research service revenues, primarily from a
  related party..............................     9.8       11.1       11.9       13.4         46.2
Research services margin.....................     0.7        0.6        0.9        0.7          2.9
Operating income.............................    48.4       65.9       67.2       82.0        263.5
Net earnings.................................    35.0       46.9       47.0       59.3        188.2
Basic earnings per share.....................    0.26       0.35       0.36       0.45         1.42
Diluted earnings per share...................    0.26       0.34       0.35       0.44         1.39

---------------
(a) Fiscal quarters in 2000 ended on March 31, June 30, September 29 and December 31.

(b) Fiscal quarters in 1999 ended on March 26, June 25, September 24 and December 31.

                            SELECTED FINANCIAL DATA

                                                         YEAR ENDED DECEMBER 31,
                                         --------------------------------------------------------
                                           2000        1999        1998        1997        1996
                                         --------    --------    --------    --------    --------
                                                   (IN MILLIONS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
Product net sales......................  $1,562.6    $1,406.2    $1,261.7    $1,138.0    $1,147.0
Research service revenues, primarily
  from a related party.................      62.9        46.2        34.4        11.0         9.9
Operating costs and expenses:
  Cost of product sales................     429.1       406.4       407.0       399.3       384.7
  Cost of research services............      59.4        43.3        32.1        10.4         9.2
  Selling, general and
     administrative....................     650.1       587.9       525.2       459.1       456.6
  Technology fees from related party...      (3.1)       (6.1)      (11.2)         --          --
  Research & development...............     195.6       168.4       125.4       131.2       118.3
  Restructuring charges (credit).......      (2.0)       (9.6)       74.8          --        70.1
  Asset write-offs (credit)............        --        (1.4)       58.5          --         7.4
  Contribution to ASTI.................        --          --       171.4          --          --
                                         --------    --------    --------    --------    --------
Operating income (loss)................     296.4       263.5       (87.1)      149.0       110.6
Non-operating income (expense).........       7.4         5.5        29.4         8.1        (2.6)
Earnings (loss) before income taxes and
  minority interest....................     303.8       269.0       (57.7)      157.1       108.0
Net earnings (loss)....................     215.1       188.2       (90.2)      128.3        77.1
Basic earnings (loss) per common
  share................................      1.65        1.42       (0.69)       0.98        0.59
Diluted earnings (loss) per common
  share................................      1.61        1.39       (0.69)       0.97        0.58
Cash dividends per share...............      0.32        0.28        0.26        0.26        0.25
FINANCIAL POSITION
Current assets.........................  $1,326.3    $  697.5    $  661.2    $  636.4    $  599.7
Working capital........................     893.8       277.6       292.7       273.1       224.4
Total assets...........................   1,971.0     1,339.1     1,334.4     1,398.9     1,349.8
Long-term debt.........................     584.7       208.8       201.1       142.5       170.0
Total stockholders' equity.............     873.8       634.5       696.0       841.4       749.8

     The earnings per share data in years prior to 1999 has been restated to reflect the two for one stock split in December 1999 (see Note 2 to the Consolidated Financial Statements).

                  MARKET PRICES OF COMMON STOCK AND DIVIDENDS

     The following table shows the quarterly price range of the Common Stock and the cash dividends declared per share during the periods listed. Stock prices and cash dividends per share prior to December 10, 1999 have been restated to reflect the two for one stock split (see Note 2 to the Consolidated Financial Statements).

                                                    2000                         1999
                                          -------------------------    ------------------------
           CALENDAR QUARTER                LOW       HIGH      DIV.     LOW       HIGH     DIV.
           ----------------               ------    -------    ----    ------    ------    ----
First.................................    $44.50    $ 63.94    $.08    $31.69    $48.64    $.07
Second................................     49.88      78.75     .08     41.31     55.50     .07
Third.................................     64.75      90.31     .08     42.03     57.38     .07
Fourth................................     67.13     101.13     .08     41.00     57.81     .07

     Allergan Common Stock is listed on the New York Stock Exchange and is traded under the symbol "AGN." In newspapers, stock information is frequently listed as "Alergn."

     The approximate number of stockholders of record was 7,500 as of January 31, 2001.

     On January 30, 2001, the Board declared a cash dividend of $0.09 per share, payable March 16, 2001 to stockholders of record on February 16, 2001. See Note 7 to the Consolidated Financial Statements relative to restrictions on dividend payments.

                                                                       EXHIBIT B

                                 ALLERGAN, INC.
                     2001 PREMIUM PRICED STOCK OPTION PLAN

I. GENERAL PROVISIONS

1.1  PURPOSES OF THE PLAN

     Allergan, Inc. ("Allergan") has adopted this 2001 Premium Priced Stock Option Plan (the "Plan") to advance the interests of Allergan and its stockholders by affording to key management Employees of Allergan and its subsidiaries an opportunity to acquire or increase a proprietary interest in the Company or to otherwise benefit from the success of the Company through the grant to such Employees of Stock Options which have exercise prices which are greater than the fair market value of the Company's Common Stock on the date the Stock Options are granted and under the other terms and conditions set forth herein. By thus encouraging such Employees to become owners of Allergan's shares, the Company seeks to attract, retain and motivate those highly competent individuals upon whose judgment, initiative, leadership and continued efforts the success of the Company in large measure depends. By providing that the Stock Options shall have premium exercise prices, the Plan will encourage such Employees to increase the value of the Company's Common Stock.

1.2  DEFINITIONS

     As used herein the following terms shall have the meanings set forth below:

     (a) "Allergan" means Allergan, Inc., a Delaware corporation, or any successor thereto.

     (b) "Board" means the Board of Directors of Allergan.

     (c) "Cause" means, with respect to the discharge by the Company of any Participant, any conduct that under Company policies as set forth from time to time in the Allergan Supervisors Manual (or any successor thereto) would be considered to constitute "serious misconduct" that would justify immediate termination without benefit of a counseling review or severance pay.

     (d) "Change in Control" means the following and shall be deemed to occur if any of the following events occur:

          (i) Any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (a "Person"), is or becomes the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act (a "Beneficial Owner"), directly or indirectly, of securities of Allergan representing (i) 20% or more of the combined voting power of Allergan's then outstanding voting securities, which acquisition is not approved in advance of the acquisition or within 30 days after the acquisition by a majority of the Incumbent Board (as hereinafter defined) or (ii) 33% or more of the combined voting power of Allergan's then outstanding voting securities, without regard to whether such acquisition is approved by the Incumbent Board;

          (ii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Allergan's stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Allergan, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall, for the purposes of the Plan, be considered as though such person were a member of the Incumbent Board of Allergan;

          (iii) The consummation of a merger, consolidation or reorganization involving Allergan, other than one which satisfies both of the following conditions:

             (A) a merger, consolidation or reorganization which would result in the voting securities of Allergan outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) at least 55% of the combined voting power of the voting securities of Allergan or such other entity resulting from the merger, consolidation or reorganization (the "Surviving Corporation") outstanding immediately after such merger, consolidation or reorganization and being held in substantially the same proportion as the ownership in Allergan's voting securities immediately before such merger, consolidation or reorganization, and

             (B) a merger, consolidation or reorganization in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Allergan representing 20% or more of the combined voting power of Allergan's then outstanding voting securities; or

          (iv) The stockholders of Allergan approve a plan of complete liquidation of the Allergan or an agreement for the sale or other disposition by the Allergan of all or substantially all of the Allergan's assets.

Notwithstanding the preceding provisions of this Subsection (d), a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this Subsection (d) is (1) an underwriter or underwriting syndicate that has acquired any of Allergan's then outstanding voting securities solely in connection with a public offering of Allergan's securities, (2) Allergan or any subsidiary of Allergan or (3) an employee stock ownership plan or other employee benefit plan maintained by the Allergan or any of its subsidiaries that is qualified under the provisions of the Code. In addition, notwithstanding the preceding provisions of this Subsection (d), a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this Subsection (d) becomes a Beneficial Owner of more than the permitted amount of outstanding securities as a result of the acquisition of voting securities by Allergan which, by reducing the number of voting securities outstanding, increases the proportional number of shares beneficially owned by such Person, provided, that if a Change in Control would occur but for the operation of this sentence and such Person becomes the Beneficial Owner of any additional voting securities (other than through the exercise of options granted under any stock option plan of Allergan or through a stock dividend or stock split), then a Change in Control shall occur.

     (e) "Code" means the Internal Revenue Code of 1986, as amended. Where the context so requires, a reference to a particular Code section shall also refer to any successor provision of the Code to such section.

     (f) "Committee" means the committee appointed by the Board to administer the Plan. The Committee shall be composed entirely of members who meet the requirements of Section 1.4(a) hereof.

     (g) "Common Stock" means the common stock of Allergan, $0.01 par value.

     (h) "Company" means Allergan and any present or future parent or subsidiary corporations (as defined in Section 425 of the Code) with respect to Allergan, or any successors to such corporations.

     (i) "Employee" means any individual classified by the Company as a regular, full-time employee of the Company whose income is subject to withholding of income tax and/or for whom Social Security contributions are made by the Company except that such term shall not include any individual who (a) performs services for the Company and who is classified or paid as an independent contractor (regardless of his or her classification for federal tax or other legal purposes) by the Company or (b) performs services for the Company pursuant to an agreement between the Company and any other person including a leasing organization.

     (j) "Exchange Act" means the Securities Exchange Act of 1934, as amended. Where the context so requires, a reference to a particular section of the Exchange Act shall also refer to any successor provision to such section.

     (k) "Fair Market Value" means (a) the average of the high and low prices of a share of Common Stock on the principal exchange on which shares of Common Stock are then trading, if any (or as reported on any composite index which includes such principal exchange), on such date, or if shares were not traded on such date, then on the next preceding date on which a trade occurred, or (b) if Common Stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system, the mean between the closing representative bid and asked prices for the Common Stock on the trading day previous to such date as reported by NASDAQ or such successor quotation system; or (c) if Common Stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the Fair Market Value of a share of Common Stock as established by the Committee acting in good faith.

     (l) "Participant" means any Employee selected by the Committee to receive a Stock Option pursuant to the Plan.

     (m) "Plan" means the Allergan, Inc. 2001 Premium Priced Stock Option Plan as set forth herein, as amended from time to time.

     (n) "Securities Act" means the Securities Act of 1933, as amended.

     (o) "Stock Option" means a right to purchase Common Stock pursuant to a stock option which is not intended to qualify as an "incentive stock option" as defined in Section 422 of the Code.

     (p) "Stock Option Tranche" means with respect to a Stock Option, one third of the shares of Common Stock subject to such Stock Option as designated in the statement evidencing the Stock Option and setting forth the terms and conditions applicable to the Stock Option.

1.3  SHARES OF COMMON STOCK SUBJECT TO THE PLAN

     (a) Subject to the provisions of Section 1.3(c) and Section 3.1 of the Plan, the maximum number of shares of Common Stock that may be issued pursuant to Stock Options under the Plan shall be 2,400,000 shares.

     (b) The Common Stock to be issued under the Plan will be made available, at the discretion of the Board or the Committee, either from authorized but unissued shares of Common Stock or from previously issued shares of Common Stock reacquired by the Company, including shares purchased on the open market.

     (c) Shares of Common Stock subject to unexercised portions of any Stock Option granted under the Plan that expire, terminate or are cancelled, and shares of Common Stock issued pursuant to a Stock Option under the Plan that are reacquired by the Company pursuant to the terms of the Stock Option under which such shares were issued, shall again become available for the grant of further Stock Options under the Plan.

     (d) The maximum number of shares of Common Stock with respect to which Stock Options may be granted to any person in any given calendar year is 300,000 shares.

1.4  ADMINISTRATION OF THE PLAN

     (a) The Plan shall be administered by the Committee, which shall consist solely of two or more members of the Board appointed by and holding office at the pleasure of the Board, each of whom is both a "non-employee director" as defined by Rule 16b-3 under Section 16 of the Exchange Act and an "outside director" for purposes of Section 162(m) of the Code. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.

     (b) The Committee has and may exercise such powers and authority of the Board as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. The Committee has authority in its discretion to select the eligible Employees to whom, and the time or times at which, Stock Options shall be granted, the number of shares of Common Stock subject to each Stock Option, and such other terms and conditions applicable to each individual Stock Option as the Committee shall determine. The Committee may grant at any time new Stock Options to a Participant who has previously received Stock

Options or other grants (including other stock options) whether such prior Stock Options or such other grants are still outstanding or have previously been exercised in whole or in part. The Committee may grant Stock Options singly or in combination or in tandem with other Stock Options as it determines in its discretion. Further, the Committee may, with the consent of a Participant, amend in a manner consistent with the Plan the terms of any existing Stock Option previously granted to such Participant.

     (c) Subject to the express provisions of the Plan, the Committee has the authority to interpret the Plan, to determine the terms and conditions of Stock Options and to make all other determinations necessary or advisable for the administration of the Plan. The Committee has authority to prescribe, amend and rescind rules and regulations relating to the Plan. All interpretations, determinations and actions by the Committee shall be final, conclusive and binding upon all parties. Any action of the Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote or by the unanimous written consent of its members.

     (d) Members of the Committee shall receive such compensation if any for their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of the Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers, or other persons. The Committee, the Company and the Company's officers and members of the Board shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or Stock Options, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

1.5  PARTICIPATION

     (a) All Employees who are employed in positions in salary grades 10E or above, or in salary grades below 10E upon the recommendation of the Company's Chief Executive Officer, are eligible to receive Stock Options under the Plan, as determined by the Committee. In no event may any member of the Board who is not an Employee be granted a Stock Option under the Plan.

     (b) At the time of the grant of each Stock Option pursuant to the Plan, the Committee shall deliver, or cause to be delivered, to the Participant to whom the Stock Option is granted a statement evidencing the Stock Option and setting forth such terms and conditions applicable to the Stock Option as the Committee may in its discretion determine consistent with the Plan.

II. STOCK OPTIONS

2.1  OPTION PRICE

     The purchase price of Common Stock under each Stock Option (the "Option Exercise Price") shall be determined by the Committee at the date such Stock Option is granted, as follows: (i) the Option Exercise Price for the first Stock Option Tranche (the "First Tranche") shall be equal to one hundred twenty percent (120%) of the Fair Market Value of a share of Common Stock on the date the Stock Option is granted, (ii) the Option Exercise Price for the second Stock Tranche Option (the "Second Tranche") shall be equal to one hundred twenty percent (120%) of the Option Exercise Price for the First Tranche and (iii) the Option Exercise Price for the third Stock Option Tranche (the "Third Tranche") shall be equal to one hundred twenty percent (120%) of the Option Exercise Price for the Second Tranche.

2.2  EXERCISABILITY OF STOCK OPTIONS AND OPTION PERIOD

     Each Stock Option Tranche shall first vest and become exercisable upon the earlier of (i) the date upon which the closing price of a share of Common Stock on the principal exchange on which shares of common stock are then trading equals or exceeds the Option Exercise Price for such Stock Option Tranche or
(ii) the
fifth (5th) anniversary of the date of grant of such Stock Option. Each unexercised Stock Option shall expire and become unexercisable on the sixth
(6th) anniversary of the date of grant of such Stock Option.

2.3  EXERCISE OF STOCK OPTIONS

     At the time of the exercise of a Stock Option, the purchase price shall be paid in full in cash or other equivalent consideration acceptable to the Committee and consistent with the Plan's purpose and applicable law, including without limitation Common Stock or restricted stock or other contingent awards under any other incentive compensation plan of the Company denominated in either stock or cash. Any shares of Company Stock assigned and delivered to the Company in payment or partial payment of the purchase price shall be valued at their Fair Market Value on the exercise date. No fractional shares shall be issued pursuant to the exercise of a Stock Option nor shall any cash payment be made in lieu of fractional shares.

2.4  TERMINATION OF EMPLOYMENT

     (a) Except as otherwise provided in a written agreement between the Company and the Participant, in the event of the termination of a Participant's employment with the Company for Cause, all of the Participant's unexercised Stock Options shall expire as of the earlier of the date of such termination or the date such Stock Options expire in accordance with their terms.

     (b) Except as otherwise provided in a written agreement between the Company and the Participant, in the event of a Participant's termination of employment for:

          (i) Any reason other than for Cause, death, total disability (as defined in the instrument evidencing the grant of the Stock Option), normal retirement (as defined in the instrument evidencing the grant of the Stock Option) or Job Elimination (as defined below), the Participant's Stock Options shall expire and become unexercisable as of the earlier of (A) the date such Stock Options expire in accordance with their terms or (B) three calendar months after the date of termination.

          (ii) Death or total disability, all of the Participant's unvested Stock Options shall become vested as of the last date of employment, and the Participant (or his or her successor in interest) shall have twelve
     (12) months after the date of termination within which to exercise Stock Options that have not expired on or before such date, regardless of the date upon which such Stock Options would otherwise expire in accordance with their terms.

          (iii) Normal retirement, the Participant's Stock Options shall expire and become unexercisable as of the earlier of (A) the date such Stock Options expire in accordance with their terms or (B) three (3) years after the date of termination.

          (iv) Job Elimination, all of the Participant's unvested Stock Options shall become vested as of the last date of employment, and the Participant's Stock Options shall expire and become unexercisable as of the earlier of (A) the date such Stock Options expire in accordance with their terms or (B) three calendar months after the date of termination. "Job Elimination" occurs when a Participant ceases to be an Employee of the Company as a result of a reduction in force or transfer to a new organization outside of the Company as a result of a divestiture, other than in a spin-off or other distribution to the Company's stockholders. A "reduction in force" occurs under the Plan when no alternative job is offered to the Participant at the Company and there is a net headcount reduction (i.e. if the Participant is replaced, there is no reduction in force, even if the duties of the position change).

     (c) Notwithstanding anything to the contrary in subsections (a) or (b) above but subject to Section 2.2, the Committee may in its discretion designate such shorter or longer periods to exercise Stock Options following a Participant's termination of employment; provided, however, that any shorter periods determined by the Committee shall be effective only if provided for in the instrument that evidences the grant to the Participant of such Stock Options or if such shorter period is agreed to in writing by the Participant. The Plan provides for automatic acceleration of vesting of Stock Options in the event of a Participant's termination due to death or total disability or Job Elimination. In all other situations, with the exception of terminations for Cause, Stock Options shall be exercisable by a Participant (or the Participant's successor in interest) following such Participant's termination of employment only to the extent that installments thereof had become exercisable on or prior to the date of such termination; provided, however, that the Committee, in its discretion, may elect to accelerate the vesting of all or any portion of any Stock Options that had not become exercisable on or prior to the date of such termination.

2.5  TAX WITHHOLDING

     The Company shall be entitled to require payment in cash or deduction from other compensation payable to each Participant of any sums required by federal, state or local tax law to be withheld with respect to the exercise of any Stock Option. The Committee may in its discretion and in satisfaction of the foregoing requirement allow such Participant to elect to have the Company withhold shares of Common Stock otherwise issuable under such Stock Option (or allow the return of shares of Common Stock) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Common Stock which may be withheld with respect to the exercise of any Stock Option (or which may be repurchased from the Participant of such Award within six months after such shares of Common Stock were acquired by the Participant from the Company) in order to satisfy the Participant's federal and state income and payroll tax liabilities with respect to the exercise of a Stock Option shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal and state tax income and payroll tax purposes that are applicable to such supplemental taxable income.

III. OTHER PROVISIONS

3.1  ADJUSTMENT PROVISIONS

     (a) Subject to Section 3.1(b) below, (i) if the outstanding shares of Common Stock of the Company are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed in respect of such shares of Common Stock (or any stock or securities received with respect to such Common Stock), through merger, consolidation, sale or exchange of all or substantially all of the properties of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, spin-off or other distribution with respect to such shares of Common Stock (or any stock or securities received with respect to such Common Stock), or (ii) if the value of the outstanding shares of Common Stock of the Company is reduced by reason of an extraordinary cash dividend, an appropriate and proportionate adjustment shall be made in (x) the maximum number and kind of shares provided in Section 1.3, (y) the number and kind of shares or other securities subject to then outstanding Stock Options, and (z) the price for each share or other unit of any other securities subject to then outstanding Stock Options. No fractional interests shall be issued under the Plan resulting from any such adjustments.

     (b) In addition to the adjustments permitted by Section 3.1(a) above, except as otherwise expressly provided in the statement evidencing the grant of a Stock Option, upon the occurrence of a Change in Control of the Company any outstanding Stock Options not theretofore exercisable shall immediately become exercisable (subject to any restrictions required by applicable law or any national securities exchange upon which any securities of the Company are then listed), in their entirety.

3.2  NON-TRANSFERABILITY OF STOCK OPTIONS

     Any Stock Option granted to any Participant pursuant to the Plan shall not be transferable other than by will or the laws of descent and distribution and shall be exercisable during such Participant's lifetime only by the Participant or by the Participant's guardian or legal representative. No Stock Option granted to any Participant and no right of any Participant under the Plan, contingent or otherwise, shall be assignable or made subject to any encumbrance, pledge or charge of any nature except that, under such rules and regulations as the Committee may establish pursuant to the terms of the Plan, a beneficiary may be designated with respect to a Stock Option in the event of death of the Participant. If such beneficiary is the executor or administrator of the estate of the Participant, any rights with respect to such Stock Option may be transferred to the person or persons or entity (including a trust) entitled thereto under the will of such Participant.

3.3  CONTINUATION OF EMPLOYMENT

     (a) Nothing in the Plan or in any statement evidencing the grant of a Stock Option pursuant to the Plan shall be construed to create or imply any contract of employment between any Participant and the Company, to confer upon any Participant any right to continue in the employ of the Company, or to confer upon the Company any right to require any Participant's continued employment. Except as expressly provided in the Plan or in any statement evidencing the grant of a Stock Option pursuant to the Plan, the Company shall have the right to deal with each Participant in the same manner as if the Plan and any such statement evidencing the grant of a Stock Option pursuant to the Plan did not exist, including, without limitation, with respect to all matters related to the hiring, discharge, compensation and conditions of the employment of the Participant. Unless otherwise expressly set forth in a separate employment agreement between the Company and a Participant, the Company may terminate the employment of any Participant with the Company at any time for any reason, with or without cause.

     (b) Any question(s) as to whether and when there has been a termination of a Participant's employment, the reason (if any) for such termination, and/or the consequences thereof under the terms of the Plan or any statement evidencing the grant of a Stock Option pursuant to the Plan shall be determined by the Committee's and the Committee's determination thereof shall be final and binding.

3.4  COMPLIANCE WITH GOVERNMENT REGULATIONS

     No shares of Common Stock shall be issued pursuant to a Stock Option unless and until all applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction and by any stock exchanges upon which the Common Stock may be listed have been fully met. As a condition precedent to the issuance of shares of Common Stock pursuant to a Stock Option, the Company may require the Participant to take any reasonable action to comply with such requirements.

3.5  ADDITIONAL CONDITIONS

     The award of any benefit under the Plan may also be subject to such other provisions (whether or not applicable to the benefit award to any other Participant) as the Committee determines appropriate including, without limitation, provisions to assist the Participant in financing the purchase of Common Stock through the exercise of Stock Options, provisions for the forfeiture of or restrictions on resale or other disposition of shares of Common Stock acquired under any form of benefit, provisions giving the Company the right to repurchase shares of Common Stock acquired under any form of benefit in the event the Participant elects to dispose of such shares, and provisions to comply with federal and state securities laws and federal and state income tax withholding requirements.

3.6  PRIVILEGES OF STOCK OWNERSHIP

     No Participant and no beneficiary or other person claiming under or through such Participant shall have any right, title or interest in or to any shares of Common Stock allocated or reserved under the Plan or subject to any Stock Option, except as to such shares of Common Stock, if any, that have been issued to such Participant in accordance with the terms and conditions of the applicable Stock Option.

3.7  AMENDMENT AND TERMINATION OF PLAN: AMENDMENT OF STOCK OPTIONS

     (a) The Board may alter, amend, suspend or terminate the Plan at any time. No such action of the Board, unless taken with the approval of the stockholders of the Company, may increase the maximum number of shares that may be sold or issued under the Plan or alter the class of Employees eligible to participate in the Plan. With respect to any other amendments of the Plan, the Board may in its discretion determine that such amendments shall only become effective upon approval by the stockholders of the

Company if the Board determines that such stockholder approval may be advisable, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under federal or state securities law, federal or state tax law or any other laws or for the purposes of satisfying applicable stock exchange listing requirements.

     (b) The Committee may, with the consent of a Participant, make such modifications in the terms and conditions of a Stock Option as it deems advisable, provided, however, that the Committee may not reduce the exercise price of an outstanding Stock Option by amending the terms of such Stock Option or canceling such Stock Option in exchange for the grant of another Stock Option without the approval of such amendment or exchange by the holders of the outstanding shares of Common Stock.

     (c) Except as otherwise provided in the Plan or in the statement evidencing the grant of the Stock Option, no amendment, suspension or termination of the Plan shall, without the consent of the Participant, alter, terminate, impair or adversely affect any right or obligation under any Stock Option previously granted under the Plan.

3.8  OTHER COMPENSATION PLANS

     The adoption of the Plan shall not affect any other stock option, incentive or other compensation plans in effect for the Company, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for Employees of the Company.

3.9  PLAN BINDING ON SUCCESSORS

     The Plan shall be binding upon the successors and assigns of the Company.

3.10  SINGULAR, PLURAL; GENDER

     Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

3.11  HEADINGS NOT PART OF PLAN

     Heading of Articles and Sections hereof are inserted for convenience and reference; they constitute no part of the Plan.

3.12  PARTICIPATION BY FOREIGN EMPLOYEES

     Notwithstanding anything to the contrary herein, the Committee may, in order to fulfill the purposes of the Plan, modify grants of Stock Options to Participants who are foreign nationals or employed outside of the United States to recognize differences in applicable law, tax policy or local custom.

IV. EFFECTIVE DATE AND DURATION OF PLAN

     The Plan shall become effective on the later of (a) the date of its adoption by the Board or (b) the date of its approval by the holders of the outstanding shares of Common Stock (by a vote of a majority of such outstanding shares present in person or by proxy and entitled to vote at a meeting of stockholders of the Company). The Plan shall terminate at such time as the Board, in its discretion, shall determine. No Stock Option may be granted under the Plan after the date of such termination, but such termination shall not affect any Stock Option theretofore granted.

                                                                       EXHIBIT C

                                [ALLERGAN LOGO]

                                    CHARTER

                          AUDIT AND FINANCE COMMITTEE

          AS APPROVED AT THE JULY 25, 2000 BOARD OF DIRECTORS' MEETING

I. PURPOSE

     The Audit and Finance Committee ("AFC") is appointed by the Board of Directors to assist the Board (1) in fulfilling its audit oversight responsibilities and (2) in the review and approval of corporate financial policy and strategy.

     In its audit oversight role, the AFC shall have the following primary duties and responsibilities:

     - To monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance;

     - To monitor the independence and performance of the Company's independent auditors and internal auditing department; and

     - To provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

     In its role overseeing financial policy and strategy, the AFC shall be responsible for the review and oversight of the following areas:

     - Capital Structure;

     - Financial Operations;

     - Banking;

     - Employee Benefit Plan Assets and Investment Strategy; and

     - Financial Organization.

     The AFC shall have the authority to conduct any investigation appropriate to fulfilling its responsibilities and it shall have direct access to the independent auditors as well as to anyone in the company. In fulfilling its audit oversight responsibilities, the AFC shall have the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. AUDIT AND FINANCE COMMITTEE COMPOSITION AND MEETINGS

     The AFC shall be composed of three or more directors as determined by the Board, each of whom shall be independent nonemployee directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the AFC shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the AFC shall have accounting or related financial management expertise. AFC members shall be appointed by the Board, which shall also elect one AFC member as Chairman of the AFC.

     The AFC shall meet at least three times annually, or more frequently as circumstances dictate. An agenda shall be circulated in advance of each meeting. The AFC should meet privately in executive session at least annually with management, the director of the internal auditing department, the independent auditors and as a committee to discuss any matters that the AFC or any of these groups believe should be discussed. In addition, the Chairman of the AFC should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors' limited review procedures.

III. AUDIT AND FINANCE COMMITTEE RESPONSIBILITIES AND DUTIES

     A. AUDIT OVERSIGHT. In its audit oversight role, the AFC shall have the following responsibilities and duties:

  Review Procedures

          1. Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

          2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

          3. In consultation with management, the independent auditors and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department, together with management's responses thereto.

          4. Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and/or prior to the filing or distribution of the Company's quarterly financial statements. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The Chairman of the AFC may represent the entire AFC for purposes of this review.

  Independent Auditors

          5. The independent auditors are ultimately accountable to the AFC and the Board of Directors. Review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or the discharge of the auditor's, when circumstances warrant.

          6. Approve the fees and other significant compensation to be paid to the independent auditors.

          7. On an annual basis, review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

          8. Review the independent auditors' audit plan. Discuss scope, staffing, locations, reliance upon management and internal audit and general audit approach.

          9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated by the auditors to audit committees in accordance with AICPA SAS 61.

          10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

  Internal Audit Department and Legal Compliance

          11. Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

          12. Review the appointment, performance and when necessary replacement of the senior internal audit executive.

          13. Review significant reports prepared by the internal audit department, together with management's response and follow-up to these reports.

          14. On at least an annual basis, review with the Company's counsel any legal matters that could have a significant impact on the Company's financial statements, compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

  Other AFC Audit Oversight Responsibilities

          15. Annually prepare a report to shareholders as required by the SEC. The report should be included in the Company's annual proxy statement.

          16. Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the AFC or the Board deems necessary or appropriate.

          17. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

          18. Establish, review and update periodically the Company's Code of Ethics and ensure that management has established a system to enforce this Code.

          19. Annually review policies and procedures as well as audit results associated with directors' and officers' expense accounts and perquisites. Annually review a summary of directors' and officers' related party transactions and potential conflicts of interest.

     B. FINANCE OVERSIGHT. In its finance oversight role, the AFC shall have the following responsibilities and duties:

  Capital Structure

          1. Review and recommend to the Board approval of the capital structure and the financing plan for the year including approval of short-term and long-term debt programs.

          2. Review dividend strategy.

          3. Review financing strategies for product/business acquisitions and divestitures of more than $10 million.

          4. Review interest rate and currency exposure management and hedging strategies and monitor performance.

          5. Review and evaluate financial management strategies designed to enhance shareholder value.

          6. Review cash flow forecasts on quarterly basis.

          7. Review strategy for investment of corporate funds and monitor performance.

          8. Review balance sheet performance.

          9. Review recommendations regarding stock splits and treasury share purchases.

          10. Review periodically the geographical source of the Company's earning power and the location of the Company's principal assets.

  Financial Operations

          11. Review long-term tax strategy, the annual tax rate calculation and the repatriation of Company earnings. Monitor effects of U.S. and international tax regulations.

          12. Review the risk management and insurance program.

  Banking

          13. Review the major commercial banking, financial consulting and other financial relations of the Company to assure adequacy of coverage.

  Employee Benefit Plans

          14. Review the performance of the Corporate Benefits Committee with respect to plan actuarial assumptions, accounting determinations, funding levels, asset investment and allocation strategies, manager and trustee selection and overall operations.

          15. Review areas of peripheral overlap with the Organization and Compensation Committee.

  Financial Organization

          16. Review and evaluate the Company's financial organization, staffing thereof, and succession planning.

                                 [ALLERGAN LOGO]

             CONFIDENTIAL PROXY SOLICITED ON BEHALF OF THE BOARD OF
                 DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING
                                 APRIL 25, 2001

The undersigned hereby constitutes and appoints Francis R. Tunney, Jr. and Aimee
S. Weisner, and each of them, his or her true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of Stockholders of ALLERGAN, INC. to be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California on Wednesday, April 25, 2001, and at any adjournments thereof, on all matters coming before the meeting.

THE PROXIES WILL VOTE ON THE PROPOSALS SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AS SPECIFIED ON THIS CARD (SEE REVERSE SIDE) AND ARE AUTHORIZED TO VOTE IN THEIR DISCRETION AS TO ANY OTHER BUSINESS THAT MAY COME PROPERLY BEFORE THE MEETING. IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE IN FAVOR OF THE ELECTION OF HANDEL E. EVANS, MICHAEL R. GALLAGHER, GAVIN S. HERBERT AND ANTHONY H. WILD AS DIRECTORS AND IN FAVOR OF PROPOSAL 2.

If this Proxy relates to shares held for the undersigned in the Allergan, Inc. Employee Stock Ownership Plan or the Allergan, Inc. Savings and Investment Plan, then, when properly executed, it shall constitute instructions to the plan trustees to vote in the manner directed herein.

THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU CAST YOUR VOTE ON THE INTERNET OR BY TELEPHONE OR UNLESS YOU SIGN AND RETURN THIS CARD.

                                                           ---------------------
                                                                    SEE
                                                                REVERSE SIDE
                                                           ---------------------

                              Fold and detach here

                                ----------------
                                ADMISSION TICKET
                                ----------------

                              RETAIN FOR ADMITTANCE

                     You are cordially invited to attend the
                       2001 ANNUAL MEETING OF STOCKHOLDERS
                                of ALLERGAN, INC.

                            Wednesday, April 25, 2001
                                   10:00 a.m.
                       (Registration begins at 9:30 a.m.)

                             Irvine Marriott Hotel
                             18000 Von Karman Avenue
                               Irvine, California

         If you plan to attend, please check the box on the proxy card.

          This card is your admission ticket to the meeting and must be presented at the meeting registration area.



                                 [ALLERGAN LOGO]

----------
    X     Please mark your votes as
          in this example                                               5893
----------                                                           -----------

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

The Board of Directors recommends              The Board of Directors recommends
a vote FOR proposal 2.                         a vote FOR election of Directors
---------------------------------              ---------------------------------

                 FOR     WITHHELD                        FOR   AGAINST   ABSTAIN

   1. Election of                              2. Approval of the Allergan, Inc.
      Directors.                                  2001 Premium Priced Stock
      (see reverse)                               Option Plan.

For, except vote withheld from
the following nominee(s):

--------------------------------------------------------------------------------


Please check the box if  [ ]    Please check the box if you wish to have     [ ]
you plan to attend the          your vote disclosed to the Company.
Annual Meeting                  The Company's Confidential Voting Policy
                                is described in the Proxy Statement
                                accompanying this Proxy.


                           NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                           -------------------------------------------------

                           -------------------------------------------------
                           SIGNATURE(S)                            DATE


                              Fold and detach here

                                 [ALLERGAN LOGO]
                            PROXY VOTING INSTRUCTIONS

YOUR VOTE IS IMPORTANT. CASTING YOUR VOTE IN ONE OF THREE WAYS DESCRIBED ON THIS INSTRUCTION CARD VOTES ALL COMMON SHARES OF ALLERGAN, INC. THAT YOU ARE ENTITLED TO VOTE. WE URGE YOU TO PROMPTLY CAST YOUR VOTE BY:

[COMPUTER GRAPHIC]         o  Accessing the World Wide Web site
                              http://www.eproxyvote.com/agn to vote via the
                              Internet.

[PHONE GRAPHIC]            o  Using a touch-tone telephone to vote by telephone
                              toll free from the U.S. or Canada. Simply dial
                              1-877-779-8683 and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

[ENVELOPE GRAPHIC]         o  Completing, dating, signing and mailing the proxy
                              card in the postage-paid envelope included with the proxy statement or sending it to Allergan, Inc., c/o First Chicago Trust Company of New York,
                              P.O. Box 8648, Edison, New Jersey 08818-9147.